210 E. Earll Drive Phoenix, AZ 85012

April 7, 2026

Dear Fellow Stockholders:

Please join us for Cable One, Inc.’s Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, May 14, 2026, at 8:00 a.m., Arizona Time (PDT). The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/CABO2026.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. The Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 7, 2026. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by using the voting procedures described on the proxy card or voting instruction form or, if you received a paper copy of a proxy card or voting instruction form by mail, by completing, signing and promptly returning your proxy card or voting instruction form in the envelope provided. We encourage you to vote by internet, by telephone, or by proxy card or voting instruction form in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of Cable One, Inc.

Sincerely,

James A. Holanda
Chief Executive Officer

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
May 14, 2026

The 2026 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held on Thursday, May 14, 2026, at 8:00 a.m., Arizona Time (PDT). You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CABO2026. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting. The Annual Meeting is being held for the following purposes:

1.
To elect eight directors to hold office until the 2027 Annual Meeting of Stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2025.

4.	To approve the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan.

5	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on March 30, 2026, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Please sign and return your proxy card or voting instruction form at your earliest convenience. You may also vote your shares by telephone or over the internet. If you choose to vote your shares by telephone or over the internet, please follow the instructions in the accompanying Proxy Statement and enclosed proxy card or voting instruction form. You may revoke your proxy at any time before it has been voted at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions as provided by your broker, bank or other nominee.

By Order of the Board of Directors,
Christopher J. Arntzen
Secretary

Phoenix, Arizona
April 7, 2026

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 14, 2026

The Proxy Statement, Notice of Annual Meeting, Annual Report for the fiscal year ended December 31, 2025 and any other proxy soliciting materials we may use are available at: https://ir.cableone.net/financial-information/annual-reports

This Proxy Statement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify forward-looking statements by the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “ forecast,” “goal,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “target,” “trend,” “will,” “would,” or the negative version of these words or other comparable words. Any statements that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include, but are not limited to, factors described under “Risk Factors” in the Company’s annual report on Form 10-K for the period ended December 31, 2025 and the Company's other filings with the Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this Proxy Statement, and the Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law.

CABLE ONE, INC.
210 E. Earll Dr.
Phoenix, Arizona 85012

PROXY STATEMENT SUMMARY

This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Cable One, Inc. 2026 Annual Meeting of Stockholders

Date and Time:	Thursday, May 14, 2026, at 8:00 a.m., Arizona Time (PDT)

Virtual Location:
www.virtualshareholdermeeting.com/CABO2026. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Record Date:	March 30, 2026

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about April 7, 2026, to stockholders entitled to vote at the Annual Meeting.

Who Can Vote

Stockholders of record as of the close of business on March 30, 2026 (the “Record Date”) may vote at the Annual Meeting. Each of your shares—whether held (i) directly in your name as stockholder of record or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

How to Cast Your Vote

You can vote using any of the following methods:

Over the internet at www.proxyvote.com or scan the QR code on your proxy card or voting instruction form with your mobile device. We encourage you to vote this way.
By toll-free telephone at 1-800-690-6903.
By completing and mailing your proxy card or voting instruction form.

By attending the Annual Meeting via live audio webcast and voting electronically by visiting www.virtualshareholdermeeting.com/CABO2026. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Voting Matters and Board Recommendations

The Board of Directors (the “Board”) of Cable One, Inc. (the “Company, “we,” “us,” “our” or “Cable One”) recommends you vote as follows:

Proposal	Board Recommendation	Page Number
1. Election of Directors: The election of the eight director nominees named in this Proxy Statement to hold office until the 2027 Annual Meeting of Stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws, as amended (our “By-laws”).	FOR each nominated director ☑	14
2. Ratification of Appointment of Independent Registered Public Accounting Firm: The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026.	FOR ☑	28
3. Advisory Vote on Named Executive Officer Compensation: The approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”) for 2025 (also referred to as the “say-on-pay” vote).	FOR ☑	63
4. Approval of Omnibus Incentive Compensation Plan: The approval of the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan.	FOR ☑	64

2 | Cable One, Inc. ▪ 2026 Proxy Statement

2025 Strategic, Operational and Financial Developments and Accomplishments

Operational and Financial Results

■	Net loss was $356.5 million in 2025, which included $586.0 million of non-cash intangible asset and goodwill impairment charges, compared to net income of $14.5 million in 2024.

■
2025 Adjusted EBITDA was $801.7 million, compared to $854.0 million in 2024. Please see Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income (loss), which is the most directly comparable measure under generally accepted accounting principles in the United States (“GAAP”), and a discussion of why we believe this non-GAAP measure is useful.

■	Total revenues were $1.50 billion in 2025 and $1.58 billion in 2024.

■	Net cash provided by operating activities was $563.3 million in 2025, compared to $664.1 million in 2024.

Capital Investments, Strategic Transactions and Other Achievements

■
We expect to continue to invest in strategic capital projects, including those associated with acquired operations and market expansions, because we believe the competitive benefits will be significant, particularly for data services. We also made the following capital investments in 2025:

o
We continued to decrease the average number of data customers per unique service group by aggressively splitting service areas (fiber nodes), which substantially improves data throughput during periods of peak usage, minimizing disruptions in data access speeds to our customers.

o
We continued to invest in plant upgrade projects, which have enhanced reliability and allowed us to stay ahead of the consumption curve related to broadband capacity and utilization, and plant extension projects, which have expanded the number of serviceable homes and businesses.

o
We continued to deploy 10 Gigabit per second-capable fiber technology for both residential and business customers across multiple markets, placing fiber deeper into the network and closer to customers.

■
We have rolled out multi-Gigabit download data service to 53% of our markets and currently offer Gigabit download data service to all of our passings. We are currently deploying DOCSIS 4.0 capabilities, which, together with Sparklight TV, further increases our network capacity and enables future growth in our residential data and business data product lines.

■
On January 5, 2026, we announced that we entered into a definitive agreement to acquire all of the equity interests in Mega Broadband Investments Holdings LLC (“MBI”), taking a significant step towards our acquisition of full ownership of MBI. The transaction is subject to customary closing conditions. We anticipate the transaction will be completed on October 1, 2026.

■
In 2025, we divested our equity investments in Ziply, MetroNet and a small equity investee. We also entered into an agreement to contribute to Point Broadband Holdings, LLC (“Point”) the equity interests of Clearwave Fiber owned by us in exchange for additional equity interests in Point. This transaction is subject to customary closing conditions and is expected to close during the second quarter of 2026.

■
We paid down an aggregate $403.4 million principal amount of debt in 2025, consisting of $313.0 million of revolving credit agreement paydowns, $68.0 million of senior notes principal repurchases, $4.4 million of term loan principal prepayments and $18.0 million of scheduled amortization payments.

Cable One, Inc. ▪ 2026 Proxy Statement | 3

ESG Highlights

Environmental Matters

■
Our Nominating and Governance Committee reviews our environmental, strategy, practice, reporting efforts and climate-related risks and receives an environmental, social and governance (“ESG”) report that includes a summary of climate-related matters on at least an annual basis.

■
We operate a fleet of more than 1,400 vehicles to serve customers and maintain our network. In 2025, we made meaningful progress in reducing our environmental footprint by retiring just under 250 vehicles — an action that helps lower fuel usage, emissions and expenses. In addition, with more customers completing self-installation of set-top boxes and modems, we have decreased the number of in-person service calls and thus vehicles on the road, miles driven and related expenses.

■
We continued to assist our customers in reducing their electricity use through the replacement of set top boxes with an internet protocol-based (“IPTV”) video service that allows customers with our Sparklight TV® app to stream our video channels from the cloud.

■	In 2025, we reduced solid waste by more than four tons by recycling or reselling more than 2,700 devices.

■
For the past eleven years, we have partnered with the Arbor Day Foundation to plant trees on behalf of customers who have switched to paperless billing. We are pleased to continue this partnership, and can proudly say as of year-end 2025, our efforts have resulted in the planting of 150,000 trees in our markets and national forests.

Social Matters

■
We believe customer satisfaction is tightly linked to associate satisfaction. We measure our associate satisfaction annually through associate surveys. Management reviews our associate satisfaction surveys to monitor morale and gather feedback on a range of issues, including training gaps and process bottlenecks.

■
We seek to maintain alignment, foster accountability and encourage long-term focus by attracting, developing, motivating and retaining our associates. Our average associate tenure is approximately 10 years.

■
We value promoting associates from within. To prepare associates for current and future leadership roles at our company, we invest heavily in leadership development programs for everyone from frontline leaders to executive leadership through both in-house and third-party learning courses. Company leaders receive training on leadership expectations, developing associates, leadership communications, building great teams and competing to win to ensure we continue developing future leaders.

■
We encourage safety in the workplace by maintaining mandatory compliance and safety training for associates. We have a dedicated safety team that monitors trends and identifies areas where injuries or incidents may occur. These insights support informed decision-making to best prepare and protect our associates.

■
We are committed to fostering an environment in which all associates and customers are valued. We foster a diverse and inclusive culture by offering competitive compensation, a comprehensive rewards program and opportunities for all of our associates to grow personally and professionally.

4 | Cable One, Inc. ▪ 2026 Proxy Statement

■
Our Culture Captain Program, which consists of over 60 individuals from frontline associates to management across our organization, is designed to strengthen and sustain a culture of respect, inclusion and belonging at Cable One and ensure that every associate and customer feels welcome. Our senior management provides a human capital report to our Board and Compensation and Talent Management (“C&TM”) Committee each year.

■	One of our fundamental values is to provide neighborly service and support our communities; during 2025 we:

o
Supported the Emma Bowen Foundation, an organization that gives talented students of color internship opportunities at media companies, Special Olympics Arizona, and the Adaptive Spirit Organization, a not-for-profit which supports the U.S. Paralympics Ski and Snowboard team.

o
Maintained the Cable One Charitable Giving Fund, which awards $250,000 annually to local nonprofit organizations in our markets, concentrating support in the areas of education and digital literacy, hunger relief, and community development.

o
Awarded $180,000 over the past six years through our annual “Dream Bigger” social media campaign to fund science, technology, engineering and mathematics (STEM) initiatives in schools and community organizations across our footprint.

o
Maintained partnerships with veteran employment agencies such as the Special Operators Transition Foundation (SOTF) and SkillBridge to identify qualified candidates who have served our country. We proudly employ over 200 veterans.

Governance Highlights

✔	Annual election of directors
✔	Majority voting for all directors in uncontested elections with resignation policy
✔	No supermajority voting provisions
✔	No stockholder rights plan (“poison pill”)
✔	Proxy access by-law (3% ownership / 3 years duration / greater of 2 or 25% of board)
✔	Average director tenure is less than ten years
✔	No mandatory age limit for directors
✔	Two new directors have been added to the Board over the past five years
✔	Separate chairman and CEO
✔	All directors are independent except CEO
✔	Audit, C&TM and Nominating and Corporate Governance Committees are comprised of all independent directors
✔	Regular executive sessions of independent directors
✔	Fifty percent (50%) of the Board is comprised of women
✔	Women hold key leadership positions on the Board including, Chair of the Board and Chairs of the Audit, C&TM and Nominating and Governance Committees
✔	Annual Board and Board committee evaluation process and ongoing evaluations of individual directors
✔	Strategic and risk oversight by Board and Board committees
✔	Annual “Say-on-Pay” advisory votes
✔	Strong alignment between pay and performance in incentive plans
✔	Robust clawback policies
✔	Enhanced independent registered public accounting firm disclosure

Cable One, Inc. ▪ 2026 Proxy Statement | 5

Executive Compensation Highlights

    We have designed our executive compensation program to meet our business objectives using various compensation elements intended to drive both long-term and short-term performance. We believe that a significant portion of total compensation should consist of at-risk performance-based compensation. Our executive compensation practices include the following, each of which the C&TM Committee believes reinforces our executive compensation philosophy and objectives.

	We DO Have this Practice		We Do NOT Have this Practice
✔	Compensation aligned with a pay-for-performance philosophy	✘	Severance multiple in excess of three times annual base salary
✔	A majority of short- and long-term incentive awards are subject to performance-based vesting conditions with no discretion to increase payouts above achievement levels for our executive officers	✘	Single-trigger vesting benefits based on change of control
✔	Long-term equity incentive awards are generally subject to a three-year vesting schedule	✘	Guaranteed salary increases
✔	Stock ownership guidelines for executive officers and non-employee directors requiring them to own significant amounts of the Company’s stock	✘	Section 280G tax gross-ups
✔	Restrictions on trading Company stock during certain periods	✘	Ordinary dividend payments on unvested long-term incentive awards
✔	Robust clawback policies providing forfeiture and allowing recoupment of incentive-based compensation paid to executive officers	✘	Repricing of options or SARs without stockholder approval
✔	Engagement with independent compensation consultant reporting directly to the C&TM Committee	✘	Excessive perquisites or benefits
✔	Annual risk assessment of the Company’s compensation program by the C&TM Committee	✘	Hedging or pledging or short-sale transactions in the Company’s stock for executives or non-employee directors
		✘	“Evergreen” or automatic stock replenishment
		✘	Granting equity awards in anticipation of the release of material nonpublic information
6 | Cable One, Inc. ▪ 2026 Proxy Statement

Additional Information

Proposal 1: Election of Directors (page 14)

The following tables present certain information, as of March 30, 2026, concerning each nominee for election as a director at the Annual Meeting.

Director Nominees
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
P. Robert Bartolo	54	2023	Chair of the Board of Crown Castle Inc.	✔	Audit; Nominating and Governance	1
Brad D. Brian	74	2015	Chair of the law firm Munger, Tolles & Olson LLP	✔	C&TM; Nominating and Governance	0
James A. Holanda	60	2026	Chief Executive Officer (“CEO”) of Cable One		Executive	0
Deborah J. Kissire	68	2015	Retired Ernst & Young LLP partner	✔	Audit	3
Mary E. Meduski	67	2019	Independent (Non-Executive) Chair of the Board; President and Chief Financial Officer of TierPoint, LLC and Cequel III, LLC	✔	Executive; Nominating and Governance	0
Sherrese M. Smith	54	2020	Global Managing Partner of the law firm Paul Hastings LLP	✔	Audit; Nominating and Governance	1
Wallace R. Weitz	76	2015	Founder of Weitz Investment Management, Inc.	✔	Audit; C&TM; Executive	1(a)
Katharine B. Weymouth	59	2015	Venture Partner, Blu Ventures Investors	✔	C&TM; Nominating and Governance	3(b)

(a)	In addition to service on the public company board referenced above, Mr. Weitz serves as a trustee of the Weitz Funds.
(b)	In addition to service on the public company boards referenced above, Ms. Weymouth serves on the board of Sequoia Fund, Inc., a mutual fund company.

Cable One, Inc. ▪ 2026 Proxy Statement | 7

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm (page 28)

The following table provides summary information regarding the aggregate fees billed to the Company for professional services rendered by PwC for 2025 and 2024.

	2025 ($)	2024 ($)
Audit Fees	3,415,650	3,341,845
Audit-Related Fees	—	—
Tax Fees	—	45,000
All Other Fees	2,000	2,000
Total	3,417,650	3,388,845

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation for 2025 (page 63)

We are asking our stockholders to approve, on a non-binding basis, the 2025 compensation paid to our NEOs as reported in this Proxy Statement. Although the say-on-pay vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2025 Annual Meeting of Stockholders, approximately 86% of the votes cast were in favor of our say-on-pay proposal.

Proposal 4: Approval of the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan (page 64)

We are asking stockholders to approve the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan, which is intended to replace the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan.
8 | Cable One, Inc. ▪ 2026 Proxy Statement

______________________________________________________________________________

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2026
 ______________________________________________________________________________

This Proxy Statement contains information relating to the Annual Meeting of Cable One, Inc. or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
To Be Held on May 14, 2026

The Proxy Statement, Notice of Annual Meeting, Annual Report for the fiscal year ended December 31, 2025 and any other proxy soliciting materials we may use are available at:
https://ir.cableone.net/financial-information/annual-reports

Frequently Asked Questions and Answers

Q:	Why am I being provided these materials?
A:
This Proxy Statement and the enclosed proxy card and annual report for our fiscal year ended December 31, 2025 are first being sent to stockholders on or about April 7, 2026. We have delivered these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting to be held on May 14, 2026, or at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting via live audio webcast and vote your shares electronically or to vote your shares in advance by proxy via the internet, by telephone or by mail.

Q:	Who is entitled to vote?
A:
Stockholders as of the close of business on March 30, 2026 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 5,672,182 shares of our common stock outstanding. Holders of our common stock have one vote for each share held as of the Record Date, including shares: (i) held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and (ii) held for you in an account with a broker, bank or other nominee (you are considered a "beneficial owner” of shares held in “street name”). Beneficial owners of shares held in street name generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

Q:	Can I change my vote?
A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

■	Entering a new vote over the internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;

■	Returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

■	Voting your shares at the Annual Meeting if you have followed the process for participating in and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you hold your shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.
Cable One, Inc. ▪ 2026 Proxy Statement | 9

Q:	What is a broker non-vote?
A:
If you hold your shares in street name and do not provide voting instructions to your broker, NYSE rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including for the ratification of PwC as our independent registered public accounting firm for 2026 (Proposal 2). However, the proposals regarding the election of directors (Proposal 1), say-on-pay (Proposal 3) and the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan (Proposal 4) are not considered “routine matters.” Furthermore, some brokers elect not to exercise the discretionary authority granted to them pursuant to NYSE rules when they have not received instructions from their street name holders. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares:

■
will be voted on Proposal 2 if your broker chooses to exercise its discretionary authority to vote your shares and will not be voted on Proposals 1, 3 and 4 (resulting in a “broker non-vote” with respect to each of those proposals); or

■	will not be voted on Proposal 2 if your broker chooses to not exercise its discretionary authority to vote your shares (resulting in your shares not being represented at the Annual Meeting).

Although “broker non-votes” will be counted as present for purposes of determining a quorum, we urge you to promptly provide voting instructions to your broker or other nominee so that your shares are voted on all proposals.

Q:	What vote is required to approve a proposal?
A:
If a quorum is present at the Annual Meeting, the following chart describes the voting requirements for approval and the effect of abstentions and “broker non-votes” on each proposal. Stockholders may cast a “for,” “against” or “abstain” vote with regard to any director nominee or proposals (2), (3) and (4).

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of Directors	Receipt of a majority of the votes cast at the Annual Meeting, meaning that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that nominee	No effect	No effect
2. Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect (brokers have discretion to vote on this proposal)
3. Advisory Vote to Approve Named Executive Officer Compensation for 2025	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect
4. Approval of the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect
Cable One, Inc. ▪ 2026 Proxy Statement | 10

Q:	What happens if a director nominee who is duly nominated does not receive a majority of the votes cast?
A:
In accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after we certify the voting results. In that case, the remaining members of the Board will consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, we must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?
A:	Votes cast will be tabulated by the inspector of elections appointed for the meeting, who will determine whether a quorum is present. The inspector of elections need not be a stockholder, and no director or nominee for the election as a director may be appointed the inspector of elections.

Q:	Could other matters be voted on at the Annual Meeting?
A:	As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Q:	How do I vote my shares without attending the Annual Meeting?
A:	If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

■
By Internet—If you have internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-Digit Control Number included on your proxy card in order to vote by internet.

■
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-Digit Control Number included on your proxy card in order to vote by telephone.

■
By Mail—You may vote by mail by signing and dating your proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, your broker will provide you with instructions of how to vote your shares without attending the Annual Meeting.

Cable One, Inc. ▪ 2026 Proxy Statement | 11

Q:	How do I attend and vote my shares at the virtual Annual Meeting live audio webcast?
A:
This year’s Annual Meeting will be a completely “virtual” meeting of stockholders. You may attend the Annual Meeting via the internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CABO2026. If you virtually attend the Annual Meeting, you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CABO2026. A summary of the information you need to attend the Annual Meeting and vote via the internet is provided below:

■	instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CABO2026;

■	assistance with questions regarding how to attend and participate via the internet will be provided at www.virtualshareholdermeeting.com/CABO2026 on the day of the Annual Meeting;

■	stockholders may vote and submit questions while attending the Annual Meeting via the internet; and

■	you will need the 16-Digit Control Number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting and to vote during the Annual Meeting.

Q:
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 13, 2026, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 13, 2026. How does this impact the voting of shares held in street name?

A:	If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Q:	Will I be able to participate in the virtual Annual Meeting on the same basis I would be able to participate in a live in-person annual meeting?
A:
The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost to them.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:

■	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and

■	answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for the meeting.

Q:	What is the quorum requirement of the Annual Meeting?
A:
A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present during the virtual Annual Meeting or represented by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present. As of the Record Date, there were 5,672,182 shares of our common stock outstanding and entitled to vote.

Cable One, Inc. ▪ 2026 Proxy Statement | 12

Q:	Who is soliciting proxies?
A:
Solicitation of proxies is being made by our management on behalf of the Board through the mail, in person, over the internet or by telephone, without any additional compensation being paid to such members of management. We have also engaged Innisfree M&A Incorporated (“Innisfree”), an independent proxy solicitation firm, to assist us in the solicitation of proxies. We have agreed to pay Innisfree a fee of $25,000, plus reimbursement of customary costs and expenses, for these services. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. In addition, we have requested brokers and other custodians, nominees and fiduciaries to forward proxy materials and seek authority from beneficial stockholders to execute proxies, and we will pay their fees and reimburse them for their expenses in so doing. The cost of the solicitation will be borne by us.

Q:	What other information about the Company is available?
A:	The following information is available:

■
We maintain on our investor relations website, ir.cableone.net, copies of our Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Code of Business Conduct and Ethics; charters of the Audit, C&TM, Executive, and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Nominating and Governance Policy Statement”); and other information about the Company.

■
In addition, printed copies of these documents will be furnished without charge (except Annexes) to any stockholder upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012.

■
Amendments to, or waivers granted to our directors and executive officers under, the Code of Business Conduct and Ethics, if any, will be posted on our website at ir.cableone.net within four business days following the date of any such amendment or waiver.

Q:	Can I receive materials relating to the Annual Meeting electronically?
A:
To assist us in reducing costs related to the Annual Meeting, stockholders who vote over the internet may consent to electronic delivery of mailings related to future annual stockholder meetings. We also make our proxy statements and annual reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

Cable One, Inc. ▪ 2026 Proxy Statement | 13

PROPOSAL 1: ELECTION OF DIRECTORS

The nominees for election as director, to serve until the 2027 Annual Meeting of Stockholders and until their successor is elected and qualified, are: P. Robert Bartolo, Brad D. Brian, James A. Holanda, Deborah J. Kissire, Mary E. Meduski, Sherrese M. Smith, Wallace R. Weitz, and Katharine B. Weymouth. All nominees are currently directors of the Company.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, we seek individuals of the highest personal and professional ethics, integrity, business acumen and commitment to representing the long-term interests of our stockholders and other stakeholders.

In respect to its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although our Corporate Governance Guidelines and the Nominating and Governance Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. While diversity and the variety of viewpoints, backgrounds and experiences represented on the Board are always considered, the Board believes that a prospective nominee should not be chosen nor excluded solely or principally because of factors such as race, creed, color, religion, national origin, sex/gender, affectional or sexual orientation, gender identity, age or disability. The Board is committed to evaluating diverse candidates for every vacancy, and consistent with its past practice, it will include women and/or persons of color in each candidate pool from which non-incumbent director nominees are selected. Over the last five years, the Board has elected two new directors.

Directors are elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept their nomination or election. In the event that any nominee for election withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that the nominee should serve as a director, the Board believes each nominee has an established record of demonstrated accomplishments in areas relevant to our strategy and operations. Each nominee also shares characteristics identified in our Corporate Governance Guidelines and the Nominating and Governance Policy Statement as essential to a well-functioning deliberative body, including: honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of our stockholders to build long-term stockholder value.

All of the director nominees have held senior positions as leaders of complex organizations and gained expertise in core skill areas, such as industry experience, operations and customer service, technology and innovation, leadership and strategy, corporate governance, talent management and development, brand management, financial literacy or expertise, risk management, and legal or regulatory. They have significant experience in enterprise compliance oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to our current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives with respect to the complex issues we face.

The Nominating and Governance Committee periodically reviews the Company’s governance policies to ensure they reflect best practices tailored to its business and long-term strategy. Following an in-depth review, the Nominating and Governance Committee concluded to remove the age limitation policy from the Company’s Corporate Governance Guidelines as a mandatory age limit could impose an arbitrary constraint on the Board’s composition that may unnecessarily preclude the continued service of highly qualified directors whose expertise, judgment and performance remain strong.

The following matrix and biographies highlight significant qualifications, skills, attributes and experience of each of our directors who is a nominee for election as a director at the Annual Meeting. The matrix is a summary only; therefore, it does not
Cable One, Inc. ▪ 2026 Proxy Statement | 14

include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

Director Nominee Skills and Demographic Matrix

Skill	P.R. Bartolo	B. Brian	J. Holanda	D. Kissire	M. Meduski	S. Smith	W. Weitz	K. Weymouth
Industry Experience	✔		✔		✔	✔		✔
Operations/Customer Service			✔		✔	✔		✔
Technology and Innovation	✔		✔		✔	✔		✔
Leadership and Strategy	✔	✔	✔	✔	✔	✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔	✔
Talent Management and Development	✔	✔	✔	✔	✔	✔	✔	✔
Brand Management		✔	✔	✔	✔	✔	✔	✔
Financial Literacy or Expertise	✔	✔	✔	✔	✔	✔	✔	✔
Risk Management	✔	✔	✔	✔	✔	✔	✔	✔
Legal or Regulatory		✔				✔		✔
Gender	Male	Male	Male	Female	Female	Female	Male	Female
Race/Ethnicity
African American						✔
Asian/ Pacific Islander
White/Caucasian	✔	✔	✔	✔	✔		✔	✔
Hispanic/Latino
Native American

Cable One, Inc. ▪ 2026 Proxy Statement | 15

Nominees for Election as Director

P. Robert Bartolo, Age 54, Director since 2023

Committee Memberships

■	Audit
■	Nominating and Governance
Independent Director

Mr. Bartolo is chair of the board of directors of Crown Castle Inc. (“Crown Castle”) and has served in that role since May 2022. He has been a director of Crown Castle since February 2014. Mr. Bartolo served as Vice President of T. Rowe Price Group, Inc., as well as a portfolio manager in the company’s U.S. Equity Division from March 2005 to January 2014. From October 2007 to January 2014, Mr. Bartolo served as Executive Vice President of the U.S. Growth Stock Fund and chairman of that fund’s Investment Advisory Committee. Mr. Bartolo also analyzed and recommended companies in the telecommunications, cable and related industries for T. Rowe Price from August 2002 to March 2007 and co-managed the Media and Telecom Fund from March 2005 to March 2007. Mr. Bartolo graduated from the University of Southern California with a bachelor’s degree in accounting and later earned an MBA from The Wharton School, University of Pennsylvania. Mr. Bartolo has earned the Chartered Financial Analyst® designation.
 Mr. Bartolo brings to the Board his perspective as an investor, his experience in the telecommunications industry and risk management, as well as significant experience in governance and strategy.

Brad D. Brian, Age 74, Director since 2015

Committee Memberships

■	Compensation and Talent Management
■	Nominating and Governance
Independent Director

Mr. Brian is a national trial lawyer and Chair of the law firm Munger, Tolles & Olson LLP, having practiced there for more than 40 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 4th Ed. 2017). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in 2016 and one of the top lawyers of the 2011-2020 decade in California by the Los Angeles Daily Journal. He has served on a number of non-profit boards. Mr. Brian graduated magna cum laude from Harvard Law School and with great distinction from the University of California at Berkeley.
 Mr. Brian brings to the Board his experience as a high-stakes litigator and enterprise risk advisor for numerous Fortune 500 corporations and his extensive understanding of complex legal matters.

Cable One, Inc. ▪ 2026 Proxy Statement | 16

James A. Holanda, Age 60, Director since 2026

Committee Memberships

■	Executive
CEO

Mr. Holanda has been our CEO since February 16, 2026. Prior to joining Cable One, Mr. Holanda served as CEO at Astound Broadband from 2011 to 2025 where he served on its board of directors until January 2026. Additionally, he served as the president and CEO of Patriot Media Consulting, LLC from 2011 until February 2026. Prior to Astound Broadband, Mr. Holanda held various senior positions in accounting, finance, business and operations at Choice Cable TV of Puerto Rico, Patriot Media of Central New Jersey, Charter Communications, Inc. and Comcast Corporation. Mr. Holanda graduated from The Ohio State University with a bachelor’s degree in political science.
In addition to his role as CEO, Mr. Holanda brings to the Board more than 35 years of experience in the cable and broadband industry, leading strategy and operations at the highest levels in multiple relevant markets and organizations as well as the requisite knowledge of innovation, operations and finance to drive growth and build stockholder value in a fiercely competitive and dynamic environment.

Deborah J. Kissire, Age 68, Director since 2015

Committee Memberships

■	Audit
Independent Director

Ms. Kissire retired as a partner of Ernst & Young LLP (“EY”), an independent registered public accounting firm, in July 2015 after a 36-year career. Ms. Kissire held multiple senior leadership positions during her career at EY, serving most recently as EY’s Vice Chair and East Central Region Managing Partner as well as a member of the Americas Executive Board. Other positions held include the U.S. Vice Chair of Sales and Business Development and National Director of Retail and Consumer Products Tax Services. Throughout her career at EY, Ms. Kissire’s leadership skills and vision were leveraged for strategic firm initiatives and programs such as their Partner Advisory Council, Strategy Task Force, Gender Equity Task Force, Vision 2000 Sales Task Force, and Global Vision 2020. Ms. Kissire serves on the boards of Axalta Coating Systems Ltd., a manufacturer of liquid and powder coatings, Celanese Corporation, a global chemical and specialty materials company that engineers and manufactures a wide variety of products, and Omnicom Group Inc., a global marketing and corporate communications holding company, and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA. Ms. Kissire earned her BBA in Accounting from Texas State University.
 Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and internal control matters, risk management of financial, accounting and tax matters, including related digital security matters, as well as significant experience in governance, strategy, and talent management and development.

Cable One, Inc. ▪ 2026 Proxy Statement | 17

Mary E. Meduski, Age 67, Director since 2019

Committee Memberships

■	Executive
■	Nominating and Governance
Independent (Non-Executive) Chair of the Board

Ms. Meduski has been Chair of the Board since January 2026 and previously served as Lead Independent Director of the Board from May 2023 through December 2025. Ms. Meduski has served as President and Chief Financial Officer (“CFO”) and a director of TierPoint, LLC, a leading national provider of information technology (“IT”) and data center services, since December 2015. She also serves as President and CFO of Cequel III, LLC, TierPoint’s management company. With a vast network of data centers, cloud platforms, and IT experts, TierPoint delivers customized solutions that help its enterprise clients improve business performance and manage risk. Prior to joining TierPoint, Ms. Meduski served as Executive Vice President and CFO of Suddenlink Communications, a cable telecommunications company, from 2006 until 2015. Before joining Suddenlink Communications, Ms. Meduski served as Executive Vice President and CFO of AAT Communications Corp., the largest privately owned wireless tower company in the United States at the time. Prior to joining AAT Communications, she was a managing director in the Media and Communications Investment Banking Groups of TD Securities and BankBoston Securities. Ms. Meduski holds a bachelor’s degree from Cornell University. She is a member of the Cornell University Board of Trustees, Chair of the Compensation Committee, and member of the Executive Committee, Finance Committee, Audit, Risk and Compliance Committee, and the Development Committee. Additionally, she also serves on the College of Arts and Sciences Dean’s Advisory Council and the Advisory Council of the Brooks School of Public Policy. Additionally, she earned an MBA from Boston University, where she graduated first in her class.
Ms. Meduski brings to the Board her significant leadership, financial, strategic and operating experience in the communications, media and technology industries.

Sherrese M. Smith, Age 54, Director since 2020

Committee Memberships

■	Audit
■	Nominating and Governance
Independent Director

Ms. Smith has served as a corporate partner at the law firm Paul Hastings LLP since August 2013 and currently serves as Global Managing Partner of the firm. She previously served as Vice-Chair of the firm’s data privacy and cybersecurity practice. Ms. Smith regularly counsels companies throughout the technology, media and telecommunication industries on strategic issues including complex transactions, regulatory investigations, artificial intelligence and emerging technologies. Her work includes data privacy and cybersecurity and breach response issues across various jurisdictions (including the U.S., EU, and Asia). Prior to joining Paul Hastings, Ms. Smith served as Chief Counsel to Chairman Julius Genachowski at the Federal Communications Commission (the “FCC”) from July 2009 to June 2013. She was Vice President and General Counsel of Washington Post Digital from July 2002 to July 2009. Ms. Smith serves on the boards of Gen Digital Inc., a leading provider of consumer cyber safety solutions and the Philip Merrill College of Journalism at the University of Maryland. She is Chair of the Northwestern Law Board. Ms. Smith graduated from Northwestern University Pritzker School of Law and the University of South Carolina.
 Ms. Smith brings to the Board her experience in counseling companies on complex transactional and regulatory issues involving media, communications and technology companies, including regarding data privacy and cybersecurity, as well as her insights from having previously served at the FCC.

Cable One, Inc. ▪ 2026 Proxy Statement | 18

Wallace R. Weitz, Age 76, Director since 2015

Committee Memberships

■	Audit
■	Compensation and Talent Management
■	Executive
Independent Director

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz co-manages the Partners III Opportunity Fund and the Weitz Multi-Cap Equity Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz serves on various non-profit boards. Additionally, he serves as a director of Berkshire Hathaway Inc. He graduated from Carleton College with a bachelor’s degree in economics.
 Mr. Weitz brings to the Board his substantial leadership and financial experience as the founder of Weitz Investment Management as well as his extensive experience as an investor in public companies.

Katharine B. Weymouth, Age 59, Director since 2015

Committee Memberships

■	Compensation and Talent Management
■	Nominating and Governance
Independent Director

Ms. Weymouth is a venture partner at Blu Ventures Investors and an Adjunct Professor of Media and Law at George Washington University School of Media and Public Affairs. She served as a Senior Advisor at Togetherly Parents (formerly FamilyCare), a start-up in the mental health space from 2024 to 2025 and formerly served as its COO from 2021 to 2025. From 2017 to 2021 she served as COO and CEO of The Chef Market (formerly dineXpert), a group buying organization working with independent restaurants. Ms. Weymouth was Publisher and CEO of The Washington Post from 2008 through the end of 2014. Prior to becoming Publisher and CEO, Ms. Weymouth performed a number of different roles on the business side of The Washington Post including as Vice President of the Advertising department. She began her career as an attorney, practicing for eight years, including clerking for a year on the Ninth Circuit and spending several years as a litigator at the boutique law firm Williams & Connolly.
 Ms. Weymouth also serves on the board of Republic Services, Inc., an environmental service company, Xometry, Inc., an on-demand industrial parts marketplace, Graham Holdings Company, our parent company prior to our July 2015 spin-off, and Sequoia Fund, Inc., a mutual fund company. Ms. Weymouth is trustee for the Philip L. Graham Fund, a director of Grace Reproductive Health Services and DC Volunteer Lawyers Project. Ms. Weymouth earned her JD from Stanford Law School and graduated magna cum laude with a BA from Harvard.
 Ms. Weymouth brings to the Board: (i) leadership, management, and CEO experience gained through numerous leadership positions at The Washington Post, including Publisher and CEO, and as the former COO of Togetherly Parents and former COO and CEO of The Chef Market (formerly dineXpert); (ii) strategy and marketing experience from her eight years in the advertising department at The Washington Post, where as Vice President of Advertising she led the transformation of The Washington Post from a print newspaper business to a digital content business; and (iii) historical knowledge of our business, strategy and corporate culture from her time as a director of Graham Holdings Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.
Cable One, Inc. ▪ 2026 Proxy Statement | 19

2025 Annual Meeting Voting Results for Election of Directors

 On May 15, 2025, we held our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”). At the 2025 Annual Meeting, Katharine Weymouth, one of our nominees for election as a director at the Annual Meeting, received approximately 90% of the votes cast in favor of her election and approximately 10% of the votes cast against her election. We believe the votes cast against Ms. Weymouth were driven primarily by the “overboarding” policies of certain institutional investors that set limits on the number of public company boards of directors on which a nominee for director may serve. These “overboarding” policies are general policies that various institutional investors and corporate governance firms apply to all public companies, often without regard to individual circumstances.

In addition to serving as a member of the Board, during 2025 Ms. Weymouth served, and currently continues to serve, on the boards of Republic Services, Inc., Xometry, Inc., Graham Holdings Company (our parent company prior to our July 2015 spin-off), and the Sequoia Fund, Inc., a mutual fund company.

The Board’s decision to renominate Ms. Weymouth for election at the Annual Meeting was based on a number of factors, including, but not limited to:

■	The Board’s understanding that the votes against Ms. Weymouth were driven primarily by voting policies under which Ms. Weymouth is considered to be “overboarded;”

■
The Board does not believe Ms. Weymouth’s service on other public company boards has adversely affected her service to the Company in her capacity as a director, noting her contributions in her key leadership role as the Chair of the C&TM Committee and her consistent and high level of commitment towards the Company, generally, as exemplified by her regular engagement with management on strategic matters that come before the Board and committees on which she serves and her strong attendance record for all such meetings; and

■	Importantly, Ms. Weymouth is a key contributor to the effectiveness of our Board, as illustrated by her:

o	Deep understanding of, and long-standing connections to, our business, strategy and corporate culture, both as a member of the Board and as a member of the board of directors of Graham Holdings Company (our parent company prior to our July 2015 spin-off), where she has served as a director since January 2010;

o	Leadership, management, and CEO experience gained through numerous leadership positions at The Washington Post, including Publisher and CEO, and as the former COO and former CEO of The Chef Market (formerly dineXpert); and

o	Strategy and marketing experience from her eight years in the advertising department at The Washington Post, where as Vice President of Advertising she led the transformation of The Washington Post from a print newspaper business to a digital content business.
Cable One, Inc. ▪ 2026 Proxy Statement | 20

CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

The standing committees of the Board consist of the Audit Committee, the C&TM Committee, the Executive Committee, and the Nominating and Governance Committee. As discussed in more detail below, each of the Audit, C&TM and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing standards and SEC rules applicable to boards of directors generally, and board committees in particular.

Each committee of the Board operates under a written charter, a copy of which is maintained on our website, ir.cableone.net/govdocs, and has the authority to hire at the Company’s expense, any independent legal, accounting, compensation, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the membership of our current eight person Board and each of its current committees, as well as the number of times the Board and each committee met during 2025.

Director	Board	Audit Committee	C&TM Committee	Executive Committee	Nominating and Governance Committee
P. Robert Bartolo*	✔	✔			✔
Brad D. Brian*	✔		✔		✔
James A. Holanda	✔			✔
Deborah J. Kissire*	✔	Chair
Mary E. Meduski*	Independent (Non-Executive) Chair			✔	Chair
Sherrese M. Smith*	✔	✔			✔
Wallace R. Weitz*	✔	✔	✔	Chair
Katharine B. Weymouth*	✔		Chair		✔
Number of Meetings	16	8	9	0	36
—–—–—
* Independent Director

Each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which the director served, in each case, during the periods that he or she served in 2025. Mr. Holanda joined the Board on February 16, 2026.

Cable One, Inc. ▪ 2026 Proxy Statement | 21

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

■	the qualifications and independence of our independent registered public accounting firm;

■	the performance of our internal audit function and independent registered public accounting firm;

■	the independent registered public accounting firm’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the SEC.

The Board has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. All members of the Audit Committee have also been determined to be “independent” within the meaning of the SEC rules applicable to service on audit committees. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a Board or Board committee member, any consulting, advisory or other compensatory fee from the Company or its affiliates.

The Board has determined that each of Mr. Bartolo and Ms. Kissire has the requisite background and experience to be and was designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to their extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with GAAP. All members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent matters come before the Audit Committee involving accounting issues, the members of the Audit Committee consult with and rely on management, in addition to consulting with external experts, such as the Company’s independent registered public accounting firm, PwC. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.
Cable One, Inc. ▪ 2026 Proxy Statement | 22

C&TM Committee

The functions of the C&TM Committee include, among other duties:

■	determining and approving the compensation of our CEO;

■	reviewing and approving the compensation of our other executive officers;

■	overseeing the development and implementation of our compensation plans;

■	overseeing our human capital programs, policies and practices, which may include associate development, talent management, organizational culture and diversity and inclusion initiatives (in each case except with respect to matters that are within the scope of responsibility of another committee of the Board); and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

The C&TM Committee may delegate all or a portion of its duties to a subcommittee of the C&TM Committee in accordance with its charter. All members of the C&TM Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE and SEC rules applicable to service on compensation committees.

Executive Committee

The functions of the Executive Committee include:

■	reviewing and providing guidance to the Board and to our senior management from time to time regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as the Board may delegate to the Executive Committee from time to time.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to the Board amendments to our By-laws, Charter, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the CEO succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation;
Cable One, Inc. ▪ 2026 Proxy Statement | 23

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance;

■	overseeing our strategy, practices, reporting efforts and risk management with respect to environmental matters, including climate related risks; and

■
regularly monitoring, reviewing and discussing with management the Company’s cybersecurity preparedness, vulnerabilities, defenses and planned responses, including related risk management programs and practices.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

In order to help us achieve the highest levels of business ethics, our Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, copies of which are maintained on our website, ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for our corporate governance. Among other things, our Corporate Governance Guidelines address: director qualifications; Board operations, structure and leadership; director compensation; management review and succession; and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

 The Board has not established limits on the number of terms a director may serve; however, no director may be nominated to a new term unless the Board, upon recommendation of the Nominating and Governance Committee, determines that it is in the best interests of the Company and its stockholders for the director to continue to serve on the Board for an additional term.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to our directors, officers and employees. The Code of Business Conduct and Ethics is designed to deter wrongdoing and contains policies pertaining to, among other things, compliance with applicable laws, rules and regulations; the responsible use of and control over our assets and resources; the integrity of records, reports and financial statements; political contributions and activities; anti-bribery and anti-corruption laws; conflicts of interest and corporate opportunities; employment matters, including equal employment opportunity and anti-harassment and non-discrimination; fairness in business practices; antitrust laws; electronic communications and information security; confidential information; securities trading; government investigations; ethics hotline availability; and accountability for adherence to the Code of Business Conduct and Ethics and prompt internal reporting of any possible violations thereof. Our Code of Business Conduct and Ethics is available on our website at ir.cableone.net. Any amendment or waiver of a provision of our Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to any of our executive officers or directors will be posted on our website within four business days of such amendment or waiver at ir.cableone.net.

Cable One, Inc. ▪ 2026 Proxy Statement | 24

Proxy Access

Our By-laws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty-five percent of the Board, subject to certain conditions and provided that the stockholder(s) and nominee(s) satisfy all eligibility, procedural and disclosure requirements specified in the By-laws, including that each director nominee submitted through the proxy access by-law must meet the qualifications to be an independent director.

Director Nomination Process

Under our By-laws, except as set forth above under “Proxy Access,” stockholders of record are able to nominate persons for election to our Board only by providing proper written notice to our Secretary at our address set forth in this Proxy Statement. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a representation as to whether such stockholder intends to solicit proxies. In addition, except as set forth above under “Proxy Access,” stockholders wishing to nominate persons for election to our Board must provide timely notice to the Company in accordance with applicable SEC rules and regulations. Please see “Stockholder Proposals, Director Nominations and Other Business for the 2027 Annual Meeting of Stockholders.”

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Nominating and Governance Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. It is the Nominating and Governance Committee’s policy to apply the same criteria in reviewing candidates proposed by stockholders as it employs in reviewing candidates proposed by any other source. The Nominating and Governance Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees; and the general process for communications between stockholders and the Board.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Cable One, Inc. ▪ 2026 Proxy Statement | 25

Board Leadership Structure

As set forth in our Corporate Governance Guidelines, the Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chair of the Board and CEO. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure. The Board will appoint or remove a director as Chair of the Board or may combine the roles of the Chair of the Board and CEO as the Board, upon recommendation of the Nominating and Governance Committee, deems appropriate and in the best interests of the Company and its stockholders. Whenever the Chair of the Board is also the CEO or a director who does not otherwise qualify as an independent director, the independent directors will elect from among themselves a Lead Independent Director of the Board, who shall have the roles and responsibilities set forth in our Corporate Governance Guidelines.

Following Ms. Laulis’ retirement, and effective January 1, 2026, the Board elected independent director Ms. Meduski as Chair of the Board. The Board at the time determined that separating the roles of Chair and CEO was appropriate given that our CEO, who joined us February 16, 2026, would be tasked with focusing on day-to-day leadership of management and execution of the Company’s operating and strategic goals. As Independent (Non-Executive) Chair, Ms. Meduski leads the Board, presiding over Board meetings and prioritizing areas of focus including governance matters; provides advice and counsel to our CEO on the Company’s strategy and long-term plans; and facilitates independent Board oversight of management. Ms. Meduski has an extensive understanding of the Board and strategic goals and public company governance and has demonstrated leadership through her previous service as the Board’s Lead Independent Director (a position she held since 2023). The Board also believes that this approach facilitates clear and consistent communication of our strategy to all stakeholders at this time.

Executive Sessions of the Non-Management Directors

Our non-management directors of the Company meet at regularly scheduled executive sessions without management, in accordance with the listing standards of the NYSE.

Director Independence

As set forth in our Corporate Governance Guidelines, the majority of our directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all members of each of the standing committees of the Board (other than the Executive Committee) must be independent, including any enhanced independence standards applicable to a particular committee, and none of the members of the standing committees (other than the Executive Committee) may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has affirmatively determined that, with the exception of Mr. Holanda, all of the members of the Board and all nominees are “independent.”

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and our competitive and financial positions, and monitors our risk profile. Board meetings are focused on strategic matters affecting major areas of our business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting, and compliance matters; the C&TM Committee addresses the risk profile of our compensation program and arrangements as well as various human capital programs, policies and practices; the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile, as well as our risks and practices related to cybersecurity and environmental matters, including climate related risks; and the Executive Committee assesses the impact of external developments and factors on our corporate strategy.

Risk oversight activities are supported by internal reporting structures designed to surface directly to the Board key matters that can affect our risk exposures as well as by our leadership structure as described above. Our disclosure controls committee, which
Cable One, Inc. ▪ 2026 Proxy Statement | 26

consists of members of our senior management, reports directly to the Audit Committee on certain matters relating to our public disclosures. We also have an enterprise risk management (“ERM”) program designed to identify, assess, prioritize, manage and mitigate major risk exposures that could affect our ability to execute our corporate strategy and fulfill our business objectives. Our ERM program is administered by a risk council made up of members of our senior management supported by subject matter experts within our organization. Representatives of the risk council provide reports to the Audit Committee to establish a mutual understanding of the effectiveness of our risk management practices and capabilities, to review our risk exposure and tolerance and to elevate certain key risks for oversight at the Board level. In addition, we have an ESG council, a cross-functional team that includes members of our senior management. The ESG council meets on a regular basis to discuss and address relevant ESG matters. At least annually, the Board receives: (i) a report regarding developments in ESG matters that are relevant to our business; (ii) a human capital report; and (iii) a report from our cybersecurity team regarding our technology and cybersecurity risk profile, programs and key initiatives in addition to the at least quarterly reports the cybersecurity team provides the Nominating and Governance Committee.

Other Governance Matters

Communicating with Directors

In accordance with the Nominating and Governance Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to the attention of our Secretary, at our headquarters: 210 E. Earll Drive, Phoenix, Arizona, 85012. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

Our policy is to invite and encourage each director to attend annual meetings of stockholders. All of our current directors who were serving on our Board in 2025 attended our 2025 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Messrs. Brian and Weitz and Ms. Weymouth served as members of the C&TM Committee in 2025. None of these individuals has ever been employed by us. During 2025, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or C&TM Committee served as an executive officer. During the fiscal year ended December 31, 2025, there were no relationships or transactions between the Company and any member of the C&TM Committee requiring disclosure hereunder.

Corporate Governance Policies Related to Compensation and Equity

Please read “Compensation Discussion and Analysis—Corporate Governance Policies” for discussion of our equity grant policies, stock ownership guidelines, insider trading policy, which prohibits derivative trading, hedging and pledging of our securities, and clawback policies.
Cable One, Inc. ▪ 2026 Proxy Statement | 27

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026. PwC, an independent registered public accounting firm, has audited our financial statements for the fiscal year ended December 31, 2025, has served as our independent auditor since 2014, and has the requisite understanding of our business, accounting policies and practices, and internal control over financial reporting. As a result, the Board and the Audit Committee consider PwC well qualified to serve as our independent registered public accounting firm. Further, the Board believes the continued retention of PwC is in the best interests of the Company and our stockholders. Although action by stockholders on this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment as a matter of good corporate governance and recommends that you ratify this appointment. In the event this proposal is not ratified, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We anticipate that representatives of PwC will be in attendance at the virtual Annual Meeting, will have the opportunity to make a statement (if they desire to do so) with respect to our financial statements for the fiscal year ended December 31, 2025 and the firm’s relationship with the Company, and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee has determined that the provision of audit-related services reflected in the table below did not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code, and related regulations.

Cable One, Inc. ▪ 2026 Proxy Statement | 28

The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the CFO (or other designated officer) and must include a statement from that individual as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All audit fees, audit-related fees and all other fees described in the table below were preapproved by the Audit Committee.

Audit and Other Fees

The following table provides the aggregate fees for professional services billed by PwC for the fiscal years ended December 31, 2025 and 2024.

	2025 ($)	2024 ($)
Audit Fees(1)	3,415,650	3,341,845
Tax Fees(2)	—	45,000
All Other Fees(3)	2,000	2,000
Total	3,417,650	3,388,845

(1)
Audit fees for 2025 and 2024 related to the annual audit and reviews of financial statements included in our quarterly filings, including reimbursable expenses. Audit fees for 2025 also related to various procedures performed in connection with significant system implementations and indefinite-lived intangible asset and goodwill impairments. Audit fees for 2024 also related to various procedures performed in connection with significant system implementations, strategic investment transactions, goodwill, SEC comment letter communications and new disclosure requirements.

(2)	All tax fees for 2024 related to tax compliance services.

(3)	All other fees for 2025 and 2024 related to software licensing for finance and accounting research tools provided by PwC.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

Cable One, Inc. ▪ 2026 Proxy Statement | 29

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” provides an overview of our compensation philosophy and processes, compensation structure and elements and compensation decisions and the factors that were considered in making those compensation decisions with respect to our named executive officers listed below (collectively, the “NEOs”) as of December 31, 2025.

Name	Position
Julia M. Laulis(1)	Chair of the Board, President and CEO
Kenneth E. Johnson	Chief Operating Officer
Todd M. Koetje	Chief Financial Officer
Megan M. Detz	Chief People Officer
Anthony J. Mokry	Senior Vice President, Residential Services

(1)
Ms. Laulis ceased serving as Chair of the Board, President and CEO as of December 31, 2025. For additional information related to her ceasing to serve in such roles, please see the section below entitled “Individual Arrangements with the NEOs—Laulis Retirement Agreement.”

2025 Operational and Financial Performance

Highlights of our 2025 operational and financial performance, including revenue, net income and net cash provided by operating activities, are provided below. For additional information regarding some of our accomplishments in 2025, please read the discussion under “Proxy Statement Summary—2025 Strategic, Operational and Financial Developments and Accomplishments.”

■	Net loss was $356.5 million in 2025, which included $586.0 million of non-cash intangible asset and goodwill impairment charges, compared to net income of $14.5 million in 2024.

■
2025 Adjusted EBITDA was $801.7 million, compared to $854.0 million in 2024. Please see Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income (loss), which is the most directly comparable measure under generally accepted accounting principles in the United States (“GAAP”), and a discussion of why we believe this non-GAAP measure is useful.

■	Total revenues were $1.50 billion in 2025 and $1.58 billion in 2024.

■	Net cash provided by operating activities was $563.3 million in 2025, compared to $664.1 million in 2024.

Compensation Program Highlights for 2025

Our compensation program provides linkage with our performance-based pay philosophy by providing a significant majority of overall executive compensation that is at-risk and tied to performance-based vesting conditions. As a result, we have historically provided limited fixed compensation with NEO salary levels that are significantly below median levels of peer group company executives holding comparable positions.

As disclosed in our definitive proxy statement, filed with the SEC on April 8, 2025, we took certain actions with respect to NEO compensation for 2025 which are summarized immediately below. For additional information regarding the compensation setting process and 2025 compensation for the NEOs, please see the sections below entitled “Executive Compensation Decision Making” and “Our Executive Compensation Program.”

•Base Salary – Each NEO (other than Mr. Mokry, who commenced employment October 11, 2024) received a base salary increase for 2025, based on evaluation of individual and Company performance and executive experience, in an effort to maintain our competitiveness in hiring and retaining executive talent following the determination that the fixed compensation of our NEOs was significantly below median for executives holding comparable positions with our peer group companies.
Cable One, Inc. ▪ 2026 Proxy Statement | 30

•Annual Cash Incentives – The C&TM Committee determined performance achievement and the resulting payouts under the 2025 Bonus Plan for eligible employees (including the NEOs).

•Long-Term Equity Incentives – The long-term equity incentive program remained largely unchanged from 2024, but NEOs received grants of equity awards with aggregate grant date values that generally increased as compared to 2024 in an effort to maintain market competitiveness.

2025 Say-on-Pay Results
The Board and the C&TM Committee value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The C&TM Committee considers the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs. At our 2025 Annual Meeting, approximately 86% of the votes cast were in favor of our say-on-pay proposal. After evaluating the outcome of the 2025 say-on-pay vote and based upon input from the C&TM Committee’s independent compensation consultant, the C&TM Committee believes our executive compensation program is appropriately aligned with our compensation philosophy and our business strategy.

Compensation Philosophy
Our compensation approach is designed to attract, hire and retain talented employees and to incentivize and reward employees based on, and link executive officer (including NEO) compensation with, our short- and long-term performance and align executive compensation with the interests of our stockholders.
Importantly, under our “One Team, One Goal” overall compensation philosophy, we utilized the same performance metrics to determine the 2025 annual cash incentive opportunities for substantially all of our full-time associates, from the NEOs to front-line associates, under our “Stronger Together” annual cash incentive program.

Key objectives of our executive compensation philosophy are:

•provide competitive total compensation in order to attract and retain highly qualified and productive executives;
•motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term;
•align the long-term interests of our executives with the interests of our stockholders through meaningful ownership requirements of our stock and by rewarding stockholder value creation by using performance conditions that are targeted at generating long-term growth; and
•reflect our pay-for-performance philosophy by providing a substantial proportion of executive compensation as at risk and subject to performance-based vesting conditions.

Compensation Governance Best Practices
We maintain a number of compensation governance best practices, which are aligned with our overall compensation philosophy and principles. The chart below sets forth certain of our compensation governance best practices applicable to executive officers (including the NEOs).
Cable One, Inc. ▪ 2026 Proxy Statement | 31

	We DO Have this Practice		We Do NOT Have this Practice
✔	Compensation aligned with a pay-for-performance philosophy	✘	Severance multiple in excess of three times annual base salary
✔	A majority of short- and long-term incentive awards are subject to performance-based vesting conditions with no discretion to increase payouts above achievement levels for our executive officers	✘	Single-trigger vesting benefits based on change of control
✔	Long-term equity incentive awards are generally subject to a three-year vesting schedule	✘	Guaranteed salary increases
✔	Stock ownership guidelines for executive officers and non-employee directors requiring them to own significant amounts of the Company’s stock	✘	Section 280G tax gross-ups
✔	Restrictions on trading Company stock during certain periods	✘	Ordinary dividend payments on unvested long-term incentive awards
✔	Robust clawback policies providing forfeiture and allowing recoupment of incentive-based compensation paid to executive officers	✘	Repricing of options or SARs without stockholder approval
✔	Engagement with independent compensation consultant reporting directly to the C&TM Committee	✘	Excessive perquisites or benefits
✔	Annual risk assessment of the Company’s compensation program by the C&TM Committee	✘	Hedging or pledging or short-sale transactions in the Company’s stock for executives or non-employee directors
		✘	“Evergreen” or automatic stock replenishment
		✘	Granting equity awards in anticipation of the release of material nonpublic information
Executive Compensation Program Elements and Objectives

We believe that our executive compensation program is appropriately designed to advance stockholder interests through performance-based incentives tied to key drivers of stockholder value along with appropriate retention incentives.

The primary components of our compensation program and their associated purposes are as follows:

Compensation Element	Rationale	Linkage to Compensation Objective
Base Salary	Provide the security of fixed compensation for services	Attracts and retains executive talent
Annual Cash Incentive	Motivate strong operating performance by tying any payout to achievement against pre-established annual financial and operating goals	Fosters excellent business performance aligns executive and stockholder interests by linking compensation to our annual performance attracts and retains executive talent
Long-Term Equity Incentives (PSUs and RSUs)
Target level of long-term equity incentives provides a market-competitive equity opportunity Performance-based vesting of 60% of equity awards (PSUs) is conditioned upon achievement of a financial target and relative TSR to align executive pay with long-term stockholder interests Service-based vesting of 40% of equity awards (RSUs) promotes executive retention

Aligns the interests of executives with those of our stockholders by motivating them to build stockholder value over the long-term

Fosters excellent business performance that creates value for stockholders

Attracts and retains executive talent

Encourages long-term service

Cable One, Inc. ▪ 2026 Proxy Statement | 32

NEO Pay Mix
The C&TM Committee considers each component of compensation collectively when establishing the forms and levels of compensation for the NEOs. In determining the appropriate mix of compensation elements for each NEO, we seek to balance the goal of providing market-competitive compensation with aligning NEO compensation with long-term Company and stockholder interests. As such, we have historically provided NEOs with compensation that rewards performance through a combination of performance-based annual cash incentive compensation and grants of long-term equity incentive compensation, in the mix of 60% performance-vesting restricted stock units (“PSUs”) and 40% service-based restricted stock units (“RSUs”).
Under our 2025 executive compensation program, approximately 91% of the total compensation for the CEO and approximately 84% of the average total compensation for our other NEOs was at risk and subject to performance-vesting conditions, in each case, based on target levels of incentive-based compensation, as provided in the following charts:

Executive Compensation Decision Making

Compensation Setting Process
Generally, in the fourth quarter of each year, the C&TM Committee considers the compensation levels for the NEOs for the next year. The factors that the C&TM Committee consider in determining such compensation include: Company financial performance, market competition for a particular position, experience, changes in role and responsibilities, individual performance, position level and internal pay equity and retention. In considering these factors, among others, the C&TM Committee is also advised by its independent compensation consultant, Pearl Meyer & Partners, LLC (the “Compensation Consultant”), a national executive compensation consulting firm.
Following consideration of the various factors, the C&TM Committee reviews and approves the total compensation of each NEO. For compensation determinations of the NEOs, the C&TM Committee also considers external market data of our comparable peer group, in consultation with the Compensation Consultant and our legal counsel. For NEOs other than the CEO, the C&TM Committee’s determinations of compensation are also informed by recommendations and advice from the CEO.

Role of the C&TM Committee
The C&TM Committee’s responsibilities in setting NEO compensation include periodically reviewing our general compensation philosophy, overseeing our compensation plans, annually reviewing and approving corporate goals and objectives for compensation to the executive officers (including the NEOs), making recommendations to the Board regarding incentive plans and equity-based plans applicable to employees (including the NEOs) and managing our employee benefit plans (as may be delegated to senior management from time to time).
Cable One, Inc. ▪ 2026 Proxy Statement | 33

The C&TM Committee reviews and approves performance goals for incentive compensation granted to the NEOs each year and annually reviews and approves compensation arrangements and levels of the NEOs (for NEOs other than the CEO, in consultation with the CEO).
In general, the Compensation Consultant advises the C&TM Committee regarding compensation for the NEOs. While the C&TM Committee considers the review and recommendations of the Compensation Consultant when making decisions for the executive compensation program, the C&TM Committee ultimately makes independent decisions in determining the compensation of the executive officers, including the NEOs.

Role of Independent Compensation Consultant
In connection with the C&TM Committee’s review and approval of NEO compensation, the C&TM Committee has engaged the Compensation Consultant to review and provide recommendations concerning all of the elements of our executive compensation. In addition, the Compensation Consultant advises the C&TM Committee on external market data, trends and issues in executive compensation (including market practices for incentive compensation design), develops and maintains a peer group of companies for compensation comparison purposes, advises the C&TM Committee on compensation levels and pay mix for each NEO and participates in meetings of the C&TM Committee.
The Compensation Consultant performed services solely on behalf of the C&TM Committee and had no relationship with the Company or management except as it may relate to performing such services. For 2025, the C&TM Committee assessed the independence of the Compensation Consultant and its individual lead consultants pursuant to the rules of the SEC and the NYSE and concluded that the Compensation Consultant and its individual lead consultants are independent and no conflict of interest exists with respect to the services the Compensation Consultant provided to the C&TM Committee.

Role of the CEO
Historically, the Company’s CEO attends the C&TM Committee meetings held quarterly over the course of year, other than meetings related to the CEO’s compensation arrangements. The CEO advises the C&TM Committee of progress against our financial performance objectives as well as individual performance of the NEOs (other than the CEO). As part of the C&TM Committee’s annual compensation review, the CEO also advises the C&TM Committee regarding the compensation levels of the NEOs (other than the CEO) for the next fiscal year.

Use of Peer Group
Each year, as part of the C&TM Committee’s assessment and determination of NEO compensation, it considers, in consultation with the Compensation Consultant, each NEO compensation element to those of the compensation peer group companies for the purpose of assessing the competitiveness of the compensation we provide to the NEOs. For 2025, the peer group was primarily comprised of publicly traded cable, internet and telecommunications companies of similar size and was supplemented by technology companies with broadly comparable gross margins and capital expenditures as a percentage of revenues. At the time of the Compensation Consultant compensation study, which was used to provide market context for 2025 compensation decisions, the Company was in the 29th to 48th percentile range across key size metrics (i.e., revenue, EBITDA, and market capitalization) as compared to our peers.
In assessing the competitiveness of compensation opportunities provided to the NEOs with those of our compensation peer group, the Compensation Consultant utilized comparative data of our compensation peer group disclosed in peer companies’ public filings with the SEC and survey sources of similarly sized organizations. The C&TM Committee considered the competitive market data provided by the Compensation Consultant for each element of compensation of the NEOs and the Compensation Consultant worked with management to assess the data and review our compensation practices and advise the C&TM Committee with respect thereto. When setting compensation for our NEOs, the C&TM Committee does not target any specific percentile of our compensation peer group.

Cable One, Inc. ▪ 2026 Proxy Statement | 34

Our 2025 peer group is set forth in the table immediately below.

Peer Group (1)
ADT Inc.	Cogent Communications Holdings, Inc.	Quebecor Inc.	Viasat, Inc.
Akamai Technologies, Inc.	EchoStar Corporation	Shenandoah Telecommunications Company	WideOpenWest, Inc.
Altice USA, Inc.	Frontier Communications Parent, Inc.	Telephone and Data Systems, Inc.
Cogeco Inc.	Iridium Communications Inc.	United States Cellular Corporation

(1)
The following changes were made to the composition of the 2025 peer group from the 2024 peer group: (i) two companies (ADT Inc.and United States Cellular Corporation) in related industries were added; and (ii) two companies (Rogers Communications Inc., and Sirius XM Holdings Inc.) were removed as each fell outside of the applicable size criteria.

Our Executive Compensation Program

Base Salary
 The base salaries for the NEOs are reviewed on an annual basis (or otherwise at the time of a new hire or promotion) by the C&TM Committee. As part of its annual evaluation of the executive compensation program, the C&TM Committee, in consultation with its Compensation Consultant, noted that the base salary element of compensation for NEOs was meaningfully below the 25th percentile among its executives in comparable positions at our peer group companies. As such, the C&TM Committee gave due consideration to the implications of this data with regard to our ability to remain competitive in recruiting, hiring and retaining top executive talent. While the C&TM Committee gives no specific weighting to any one factor in setting the level of base salary, the C&TM Committee determined it appropriate to increase the NEOs base salaries for 2025 in order to support our ability to remain competitive in regards to recruiting, hiring and retaining top executive talent. For more information on the factors considered by the C&TM Committee in determining the 2025 base salaries for NEOs, please see the section above entitled “Executive Compensation Decision Making—Compensation Setting Process.”
For 2025, the C&TM Committee determined to increase annual base salaries of each of the NEOs (other than Mr. Mokry), as set forth in the table immediately below, which generally reflected fixed compensation at or near approximately the 25th percentile among executives in comparable positions at our peer group companies.

Name	2025 Base Salary ($)	2024 Base Salary ($)	Change ($)	Change (%)
Julia M. Laulis	945,000	850,000	95,000	11
Kenneth E. Johnson	475,000	420,000	55,000	13
Todd M. Koetje	445,000	390,000	55,000	14
Megan M. Detz	357,000	320,000	37,000	12
Anthony J. Mokry(1)	350,000	350,000	—	—

(1)
Mr. Mokry commenced employment on October 11, 2024, and his 2024 base salary disclosed above has been annualized for purposes of the disclosure in this table. Mr. Mokry did not receive an increase in his base salary for 2025.

Annual Cash Incentive Program
Overview
 Our annual cash incentive program is intended to motivate and reward the NEOs for achieving and exceeding annual performance goals that are expected to advance our long-term growth strategy. For 2025, the C&TM Committee determined that it was in our best interests to return to our historical practice of using Adjusted EBITDA and adjusted capital expenditures (“Capex”) as
Cable One, Inc. ▪ 2026 Proxy Statement | 35

a percentage of Adjusted EBITDA as the performance metrics applicable to NEO awards under the 2025 Bonus Plan. For more information on the factors considered by the C&TM Committee, please see the section above entitled “Executive Compensation Decision Making Process.”
Each annual cash incentive award granted to an NEO is earned and becomes payable based on achievement of the applicable performance goals and is generally subject to such NEO remaining continuously employed with us through the applicable payment date. The amount that may be earned and payable under the 2025 Bonus Plan is capped at 200% of the NEO’s target bonus opportunity. In the event that performance achievement fails to reach the threshold level of performance, then no payment will be made under the 2025 Bonus Plan. The C&TM Committee retains discretion to reduce the amount payable to each NEO based on its subjective assessment of Company and the NEO’s individual performance.
For 2025, the C&TM Committee determined that no changes to target annual cash incentive opportunities from 2024 were necessary for the NEOs. As such, the NEOs were granted annual cash incentive awards under the 2025 Bonus Plan at the respective target opportunities shown in the table immediately below.

Name	2025 Target Bonus (% of Salary)	2024 Target Bonus (% of Salary)	Change (%)
Julia M. Laulis	125	125	—
Kenneth E. Johnson	90	90	—
Todd M. Koetje	90	90	—
Megan M. Detz	90	90	—
Anthony J. Mokry(1)	65	65	—

(1)	Mr. Mokry commenced employment on October 11, 2024. His 2024 target bonus opportunity was 65% of his prorated salary calculated in accordance with his commencement date.

2025 Annual Cash Incentive Performance
The amount payable (if any) under the 2025 Bonus Plan was subject to the C&TM Committee’s determination of our performance achievement for Adjusted EBITDA and adjusted Capex as a percentage of Adjusted EBITDA. In order to calculate Adjusted EBITDA, we begin with our net loss (as defined under GAAP and described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026 (the “2025 Form 10-K”)) and adjust for the items as defined and calculated in Annex A of this Proxy Statement.
For purposes of the 2025 Bonus Plan, Adjusted EBITDA and adjusted Capex as a percentage of Adjusted EBITDA are adjusted pursuant to a pre-established list of adjustments approved by the C&TM Committee. The table immediately below shows the applicable adjustments and sets forth the performance results for each of Adjusted EBITDA and adjusted Capex as a percentage of Adjusted EBITDA.

Adjusted EBITDA (in thousands)(1)		Adjusted Capex as a % of Adjusted EBITDA (in thousands)(1)
2025 Publicly Reported Adjusted EBITDA	$801,704	2025 Publicly Reported Capex	$ 285,251
		Adjustment for Capex Related to Integration Projects and Strategic Initiatives	(42,074)
		2025 Capex, as Adjusted	$ 243,177
2025 Publicly Reported Adjusted EBITDA	$801,704	% of Adjusted EBITDA	30.3%

(1) All totals were calculated using exact values. Minor differences from actual results may exist due to rounding.

Cable One, Inc. ▪ 2026 Proxy Statement | 36

On February 28, 2026, the C&TM Committee certified performance achievement for Adjusted EBITDA equal to $801.7 million and adjusted Capex as a percentage of Adjusted EBITDA equal to 30.3%. As a result of such achievement, the C&TM Committee approved an overall performance achievement factor of 44.6%, as provided in the table immediately below.

2025 Annual Cash Incentive Payouts

In evaluating the certified performance achievements and resulting performance factors under the 2025 Bonus Plan, the C&TM Committee approved payment of the respective annual cash incentive amounts for the NEOs set forth in the table immediately below.

Name	Annual Salary ($)	Target Bonus (% of Base Salary)	Target Bonus ($)	Performance Factor (% of Target Bonus)	Bonus Payout (1) ($)
Julia M. Laulis	945,000	125	1,181,250	44.6	526,932
Kenneth E. Johnson	475,000	90	427,500	44.6	190,699
Todd M. Koetje	445,000	90	400,500	44.6	175,655
Megan M. Detz	357,000	90	321,300	44.6	143,325
Anthony J. Mokry	350,000	65	227,500	44.6	101,483

(1) All totals were calculated using exact values. Minor differences from actual results may exist due to rounding.

Long-Term Equity Incentive Program
Overview
We maintain the 2022 Omnibus Incentive Compensation Plan (the “2022 Plan”), pursuant to which we grant long-term equity incentive awards. The practice of granting long-term equity incentive awards is intended to motivate and reward the NEOs over the long-term, support executive retention, discourage NEOs from taking excessive risks for short-term gains and align the NEOs’ interests with the interests of our stockholders. Historically, we have designated each NEO as a participant in the long-term equity incentive program and granted the NEOs awards in the form of PSUs and RSUs.We grant long-term equity incentive awards to our employees (including the NEOs) at a specified dollar value and the number of shares of common stock (or, in the case of 2025 PSUs and 2025 RSUs (each, as defined below), phantom units) that are subject to the award are calculated with reference to the closing price of our common stock on the applicable grant date, or if no trades occurred that day, the last trading date preceding the grant date. Accordingly, references in this Proxy Statement to the “grant date face value” refer to the dollar value with respect to which such award was granted.
For 2025, no changes were made from 2024 to the forms of award, the mix of awards or the performance metrics applicable to PSUs. Accordingly, the C&TM Committee approved grants of long-term equity incentive awards to NEOs 60% in the form of PSUs (the “2025 PSUs”) and 40% in the form of RSUs (the “2025 RSUs”). However, the C&TM Committee increased the grant date face value of the 2025 RSUs and 2025 PSUs from the comparable values of 2024 grants in order to maintain market competitiveness among our peer group companies for the respective positions. For more information on the factors considered by the C&TM
Cable One, Inc. ▪ 2026 Proxy Statement | 37

Committee in designing the 2025 long-term equity incentive program, please see the section above entitled “Executive Compensation Decision Making Process.”
Each 2025 PSU and 2025 RSU grant is subject to the terms and conditions of the 2022 Plan and the applicable award agreement. For additional information on the long-term equity incentive awards to the NEOs, please see the tables and accompanying footnotes set forth below in “Executive Compensation—2025 Grants of Plan-Based Awards” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”
Mr. Mokry commenced employment on October 11, 2024. In connection with his commencement of employment, the C&TM Committee approved a one-time grant of 803 RSUs on January 3, 2025, which vest 50% on each of the first two anniversaries of the grant date, subject to Mr. Mokry remaining continuously employed with us through the applicable vesting date (the “Mokry Sign-On Grant”).
Vesting Terms of the 2025 PSUs
The 2025 PSUs are subject to a three-year performance period beginning January 1, 2025 and ending December 31, 2027, with the 2025 PSUs eligible to vest (if at all) in full in the first quarter of 2027 at a range of 0% to 250% of the NEO’s target number of PSUs, subject to performance achievement for 2025 Adjusted FCF and application of the Relative TSR Modifier based on performance achievement of relative TSR over the three-year performance period ending December 31, 2027 (each, as defined below) and the employee remaining continuously employed through the date that the C&TM Committee certifies such performance achievement. If performance achievement for 2025 Adjusted FCF does not reach the applicable threshold level, then no 2025 PSUs will be eligible to vest.
For purposes of the 2025 PSUs, the 2025 adjusted free cash flow (the “2025 Adjusted FCF”) will be calculated as reported 2025 Adjusted EBITDA less 2025 Capex. The number of 2025 PSUs that are eligible to vest (if any) based on performance achievement for the 2025 Adjusted FCF ranges from 0% to 200% of target number of 2025 PSUs.
The number of vesting-eligible 2025 PSUs (if any) that vest will be determined based on performance achievement of relative total shareholder return (“TSR”) over the three-year performance period as assessed against a TSR peer group consisting of fifteen peer companies that are within our industry or provide similar services and with which we compete for the sale of equity capital. TSR performance achievement will result in application of a multiplier (the “2025 Relative TSR Modifier”) to the number of vesting-eligible 2025 PSUs (if any). The multiples for the 2025 Relative TSR Modifier applicable to the 2025 PSUs are as follows: (i) 1.25x for performance in the top quartile, (ii) 1.10x for performance in the second quartile, (iii) 1.0x for performance in the third quartile and (iv) 0.75x for performance in the fourth quartile.
The number of 2025 PSUs that may vest based on overall performance achievement is capped at 250% of the target number of 2025 PSUs. For purposes of assessing achievement of the 2025 Relative TSR Modifier, the table immediately below sets forth the 2025 TSR peer group companies.

2025 TSR Peer Group(1)
Altice USA, Inc.	Cogent Communications Holdings, Inc.	Quebecor, Inc.	Viasat, Inc.
AT&T Inc.	Comcast Corporation	Shenandoah Telecommunications Company	Verizon Communications Inc.
Charter Communications, Inc.	Iridium Communications, Inc.	Telephone and Data Systems, Inc.	WideOpenWest, Inc.
Cogeco Communications Inc.	Lumen Technologies, Inc.	T- Mobile US, Inc.

(1)
The following changes were made to the composition of the 2025 TSR peer group from the 2024 TSR peer group: two companies (Consolidated Communications Holdings, Inc. and WideOpenWest, Inc.) were removed as each company was acquired, or announced to soon be acquired, and no longer satisfied the criteria for which it was originally selected by the C&TM Committee.

Cable One, Inc. ▪ 2026 Proxy Statement | 38

Vesting Terms of the 2025 RSUs
The 2025 RSUs granted to the NEOs generally vest in substantially equal installments on each of the first three anniversaries of the applicable grant date, subject to the NEO’s continued employment through the applicable vesting date. The inclusion of RSUs as part of our 2025 long-term equity incentive program is designed to enhance retention by rewarding long-term service.
2025 Long-Term Equity Incentive Awards to NEOs
The C&TM Committee approved grants of 2025 PSUs and 2025 RSUs to each NEO with the grant date face values as set forth in the table immediately below. For additional information on grants of the 2025 PSUs and 2025 RSUs to the NEOs, please see the table and accompanying footnotes set forth below in the section entitled “Executive Compensation—2025 Grants of Plan-Based Awards.”
2025 PSUs and 2025 RSUs

Name	Target Face Value of PSUs ($)	Target Number of PSUs (#)(1)	Grant Date Face Value of RSUs ($)	Number of RSUs Awarded (#)(2)	Total Face Target Value of PSUs and RSUs ($)	Proportion of PSUs (%)	Proportion of RSUs (%)
Julia M. Laulis	4,800,000	12,857	3,200,000	8,571	8,000,000	60	40
Kenneth E. Johnson	1,440,000	3,857	960,000	2,571	2,400,000	60	40
Todd M. Koetje	1,200,000	3,214	800,000	2,142	2,000,000	60	40
Megan M. Detz	780,000	2,089	520,000	1,392	1,300,000	60	40
Anthony J. Mokry(3)	600,000	1,607	700,000	1,874	1,300,000	46	54

(1)
The 2025 PSUs will be eligible to vest (if at all) based upon 2025 Adjusted FCF and the 2025 Relative TSR Modifier, subject to the NEO remaining employed through the performance certification date (except in the case of certain qualifying terminations).

(2)
The 2025 RSU awards will vest in substantially equal installments on each of the first three anniversaries of applicable grant date, subject to the NEO’s continued employment through the applicable vesting date (except in the case of certain qualifying terminations).

(3)
For Mr. Mokry, amounts in this table also include the values attributable to the Mokry Sign-On Grant. The target face value of his 2025 long term-equity incentive award was $1,000,000 granted in the form of 60% PSUs ($600,000) and 40% RSUs ($400,000).

2023 PSU Awards
On February 2, 2026, the C&TM Committee assessed and certified performance achievement for the PSUs granted to the NEOs in 2023 for the performance period which began January 1, 2023 and ended December 31, 2025 (the “2023 PSUs”). Generally, the 2023 PSUs were subject to the same time- and performance-based vesting conditions as the 2025 PSUs (other than due to such awards having a different performance period and using year-over-year Adjusted FCF growth as opposed to Adjusted FCF), which will hereinafter be referred to as the 2023 Adjusted FCF Growth and the 2023 Relative TSR Modifier.
For purposes of the 2023 PSUs, 2023 Adjusted FCF Growth was determined pursuant to a pre-established list of adjustments approved by the C&TM Committee. The table immediately below shows the applicable adjustments and sets forth the performance results for 2023 Adjusted FCF Growth.
Cable One, Inc. ▪ 2026 Proxy Statement | 39

The C&TM Committee certified performance achievement for 2023 Adjusted FCF Growth equal to 9.31% and fourth quartile Relative TSR performance as compared to the Company’s TSR peer group for the three-year performance period. As a result of the foregoing performance achievement, the C&TM Committee approved a performance factor of 200% for the 2023 Adjusted FCF Growth goal and a multiplier of 0.75x for the 2023 Relative TSR Modifier, as provided in the tables immediately below.

Financial Performance Metric	Threshold (0%)	Target (100%)	Maximum (250%)	Actual	Weight / Multiplier	Payout
Adjusted FCF Growth	0%	5%	8.75%	9.31%	200%	200%
Relative TSR Modifier	N/A	1x	1.25x	0.75x	0.75x	0.75x
Total Payout						150%

Name(1)	Target PSUs (#)	Adjusted FCF Growth Performance (% of Target)(2)	PSUs Eligible to Vest (#)(3)	Relative TSR Modifier (#)	PSUs Earned (% of Target)	PSUs Earned (#)
Julia M. Laulis	4,999	200%	9,998	0.75x	150	7,499
Kenneth E. Johnson	905	200%	1,810	0.75x	150	1,357
Todd M. Koetje	1,465	200%	2,930	0.75x	150	2,198
Megan M. Detz	948	200%	1,896	0.75x	150	1,422

(1)	Mr. Mokry commenced employment on October 11, 2024, and as such did not hold 2023 PSUs.

(2)
Represents the percentage of the target number of 2023 PSUs that are eligible to vest (prior to application of the multiplier based on achievement of the 2023 Relative TSR Modifier), based on achievement for the 2023 Adjusted FCF Growth.

(3)
Represents the number of 2023 PSUs that are eligible to vest based on achievement for the 2023 Adjusted FCF Growth (prior to the application of the multiplier based on achievement of the 2023 Relative TSR Modifier).

Cable One, Inc. ▪ 2026 Proxy Statement | 40

Treatment of Long-Term Equity Incentive Awards upon Certain Terminations
In the event of a termination due to (i) death or disability, (ii) for all employees (including the NEOs), without “cause” or, (iii) solely for executive officers (including the NEOs) a resignation for “good reason” (as such terms are defined in the applicable award agreements), in each case, on or after the first anniversary of the grant date of the applicable award (including the 2025 RSUs and 2025 PSUs), then such NEO will be entitled to vesting of a pro-rata amount of the unvested portion of the applicable award (for PSUs, such portion remains outstanding and subject to performance-based vesting conditions). The foregoing treatment generally applies in the case of such termination occurring more than 18 months following a “change of control” transaction where the employee received a replacement award (for PSUs, based on target level). Upon the foregoing terminations occurring within 18 months of a “change of control” and where the employee received a replacement award, such award generally will vest in full on the date of such termination.
For long-term equity incentive awards granted beginning in 2025, in the event that an employee (including the NEOs) terminates his or her employment due to a qualifying retirement (i.e., after attaining age 60 with at least five years of continuous service) on or after the first anniversary of the grant date of the applicable award, then such employee generally will be eligible to vest in the full award (for PSUs, subject to performance determination).
Other Benefits
 The NEOs are entitled to employee benefits generally available to all of our full-time employees, including health and welfare benefits. In designing these offerings, we seek to provide an overall level of benefits competitive with those offered by similar companies in the markets where it operates. In addition, the NEOs are eligible to receive certain retirement and deferred compensation benefits as described in more detail in the section below entitled “—Retirement Plans.”
Perquisites
 Perquisites are not a principal element of our executive compensation program. The NEOs receive limited perquisites to assist the them in the performance of their duties on the Company’s behalf, or to provide certain health and wellness benefits. In 2025, the Company for the first time provided executives (including the NEOs) with an opportunity to receive a Company-paid executive physical. In addition, we provide data, video and voice service cost reimbursement benefits to certain of our corporate office employees, including our NEOs and similar benefits to employees that reside in one of our markets. For additional detail regarding perquisites provided to the NEOs, please see the table and accompanying footnote 6 in the section entitled “Executive Compensation—2025 Summary Compensation Table.”
Severance Benefits
 On July 19, 2025, we adopted the Cable One, Inc. 2025 Executive Severance Plan (the “Executive Severance Plan”), which provides severance benefits to employees with a title of Vice President and above (including the NEOs) in the event that such individual experiences a termination of employment without “cause” or due to the executive’s resignation for “good reason” (each, as defined in the Executive Severance Plan). Upon a qualifying termination under the Executive Severance Plan, each NEO would be entitled to, subject to his or her executing and not revoking a general release of claims in favor of the Company, the following severance benefits: (i) a lump sum cash payment equal to an 18-month period of base salary (for persons with a title of Senior Vice President or above) or 9 months (for persons with a title of Vice President), (ii) accelerated vesting of any unvested portion of his or her outstanding long-term equity incentive awards that were granted prior to January 1, 2026, (iii) a lump sum cash payment of such NEO’s target annual cash incentive award for the year of such termination and (iv) a lump sum cash payment representing 18 months (for persons with a title of Senior Vice President or above) or 9 months (for persons with a title of Vice President) of continued group health coverage premiums.
We also sponsor the Cable One, Inc. 2022 Senior Executive Severance Pay Plan, adopted effective as of January 1, 2022 (the “CIC Severance Plan”), which provides employees with a title of Vice President and above (including the NEOs) severance benefits in the event that such individual experiences a termination of employment without “cause” or due to the executive’s resignation for “good reason” during the period that is three months prior to or within 18 months following a “change of control” transaction (each, as defined in the CIC Severance Plan). In the event of a qualifying termination under the CIC Severance Plan, each NEO will be entitled, subject to his or her execution and non-revocation of a general release of claims in favor of the Company, to receive severance benefits as follows: (i) the sum of such NEO’s base salary and target annual cash incentive bonus for the year of the qualifying termination multiplied by (a) 2.5, for an NEO who is a C-Suite Officer (as defined in the CIC Severance Plan), (b) 2, for an NEO with
Cable One, Inc. ▪ 2026 Proxy Statement | 41

a title of Senior Vice President or (c) 1, for an NEO with a title of Vice President, (ii) a lump sum cash payment of a pro rata portion of such NEO’s target annual cash incentive bonus for the year of the qualifying termination and (iii) a lump sum cash payment representing 18 months (for persons with a title of Senior Vice President or above) or 12 months (for persons with a title of Vice President) of continued group health coverage premiums.
The CIC Severance Plan does not provide any “single trigger” change of control benefits nor any gross-up payments on excise taxes under Section 280G or Section 409A of the Code to our executive officers (including the NEOs). In order to encourage continuity of the executive officers in the event of a change of control and promote the successful execution of our short- and long-term business strategies, its outstanding equity awards are subject to a “double trigger” provision, which means the awards vest only upon a qualifying termination of employment that occurs within 18 months following a change of control.
For additional information regarding the amounts payable under the Executive Severance Plan and the CIC Severance Plan, please see the table and accompanying footnotes below in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Retirement Plans
401(k) Plan
We maintain the Cable One 401(k) Plan, which is a tax-qualified defined contribution plan. As of January 1, 2025, we provide fully vested matching contributions on up to 5% of an employee’s eligible compensation, including the NEOs, up to the salary limit applicable to such tax-qualified plans ($23,500 in 2025).
Nonqualified Supplemental Executive Retirement Plan and Nonqualified Deferred Compensation Plans
 We maintain the Cable One, Inc. Deferred Compensation Plan (the “NQDC Plan”) and the Cable One, Inc. Supplemental Executive Retirement Plan (the “SERP”). Each of the NQDC Plan and the SERP were established prior to our initial public offering in 2015 and were frozen to contributions and deferrals as of December 31, 2015. For additional information regarding the NQDC Plan and the SERP, please see the tables and accompanying footnotes in the sections entitled “Executive Compensation—2025 Pension Benefits” and “Executive Compensation—2025 Nonqualified Deferred Compensation.”
Individual Arrangements with the NEOs
Laulis Retirement Agreement
On May 29, 2025, we entered into a Retirement Agreement and General Release of Claims with Ms. Laulis (the “Retirement Agreement”). The Retirement Agreement became effective and payments commenced on January 1, 2026. Under the terms of the Retirement Agreement, Ms. Laulis’ role as our Chair of the Board, President and Chief Executive Officer ended on December 31, 2025, but she will remain employed with us as a non-executive senior advisor through January 3, 2027.
Pursuant to the terms of the Retirement Agreement, effective as of January 1, 2026, Ms. Laulis (i) receives a base salary at an annualized rate of $472,500 during her employment as a senior advisor; (ii) remained eligible to receive a 2025 annual cash incentive payout in accordance with the 2025 Bonus Plan determined based on a target bonus opportunity of 125% of her base salary during 2025, with her actual payout as shown above under “Annual Cash Incentive Program—2025 Annual Cash Incentive Payouts;” (iii) continues to participate in our benefit plans through January 3, 2027; (iv) received a lump sum cash payment of $15,000 reflecting reimbursement of her attorney fees, paid in 2025 as shown in the table and accompanying footnote 6 in the section entitled “Executive Compensation—2025 Summary Compensation Table;” and (v) is entitled to a lump sum payment equal to ten times her monthly COBRA premium, contingent upon her execution and non-revocation of a supplemental release of claims in favor of the Company upon a termination of her employment.
The Retirement Agreement also contains a customary release of claims by Ms. Laulis, an acknowledgement by Ms. Laulis of her obligations to comply with the restrictive covenants set forth in our Clawback Policy (as defined below), and other customary terms. Pursuant to the Retirement Agreement, Ms. Laulis also resigned from the Board as of December 31, 2025. Ms. Laulis’ outstanding equity awards will be treated in accordance with their terms through January 3, 2027 and she will not be granted any additional annual cash or equity incentive awards after December 31, 2025.

Cable One, Inc. ▪ 2026 Proxy Statement | 42

Holanda Offer Letter
On December 23, 2025, we entered into an offer letter with James A. Holanda, in connection with his appointment as our Chief Executive Officer effective as of February 16, 2026, which is the date he commenced employment with us (the “Holanda Offer Letter”).
The Holanda Offer Letter provides Mr. Holanda with the following compensation and benefits: (i) an annual base salary of $1,400,000; (ii) an annual target bonus equal to 150% of his annual base salary; (iii) a one-time grant of equity-based awards having an aggregate grant date fair market value of approximately $10,000,000 granted in the form of 60% PSUs and 40% RSUs (provided that the aggregate number of shares of Company stock subject to the foregoing awards may not exceed 169,000); (iv) beginning January 1, 2027, eligibility for annual equity-based award grants in accordance with our executive compensation program; and (v) a one-time cash payment of $175,000, representing relocation assistance in connection with his relocation following commencement of employment with us (the “Relocation Assistance Payment”).
In addition, as provided in the Holanda Offer Letter, because Mr. Holanda did not receive an annual bonus from his prior employer with respect to his provision of services for the calendar year 2025 due to his commencing employment with us, we paid to him a one-time lump sum cash amount of $750,000 during the first quarter of 2026, representing compensation for the annual bonus he would have received had he not commenced employment with us (the “Foregone Bonus”).
In the event Mr. Holanda’s employment with us ends for any reason (other than in the case of certain involuntary terminations or due to his resignation for “good reason” (as defined in the Executive Severance Plan)), prior to the second anniversary of his employment commencement date, then Mr. Holanda will be obligated to refund to us the Foregone Bonus and the Relocation Assistance Payment.
Interim CEO Compensation for Mr. Koetje
In connection with Ms. Laulis’ ceasing to serve as our CEO, Mr. Koetje, our current Chief Financial Officer, was appointed to the position of interim CEO, effective as of January 1, 2026 through February 16, 2026, the date that Mr. Holanda commenced employment with us. For his service as interim CEO, the C&TM Committee approved a monthly cash bonus of $40,000 to be paid for each calendar month of such service (prorated for any partial month of service) in addition to his normal compensation package.
Departure of Mr. Johnson
On March 27, 2026, we determined that Mr. Johnson would step down from his current role as Chief Operating Officer of the Company effective May 1, 2026. Commencing May 1, 2026, Mr. Johnson is expected to remain employed as a senior advisor until January 2027

2026 Compensation Actions

2026 Base Salaries
In connection with our annual executive compensation review process, the C&TM Committee determined the following annual base salaries for each NEO effective as of January 1, 2026, as set forth in the table below. The C&TM Committee made its determinations with respect to each NEO’s annual base salary in consideration of the factors discussed in the section above entitled “Executive Compensation Decision Making—Compensation Setting Process.” As part of its discussion and consideration, the C&TM Committee noted the significant shortfall in total compensation provided to our executive officers (including the NEOs) relative to the total compensation paid to executives in comparable positions at our peer group companies. Notwithstanding the increases in base salaries for both 2025 and 2026, the total compensation shortfall compared to executives in comparable positions at our peer group companies has increased despite our efforts to maintain market competitiveness and generally, the salary levels for the executive officers (including the NEOs) remained below the 25th percentile as compared to peer companies prior to and following the 2025 and 2026 increases.
For each NEO, a substantial portion of his or her total compensation remained at risk and subject to objective performance goals, consistent with our compensation philosophy and objectives, discussed in additional detail under the section above entitled “Executive Compensation Program Elements and Objectives.”
Cable One, Inc. ▪ 2026 Proxy Statement | 43

Name	2026 Base Salary ($)	2025 Base Salary ($)	Increase / (Decrease) ($)	Increase/ (Decrease) (%)
Julia M. Laulis(1)	472,500	945,000	(472,500)	(50)
Kenneth E. Johnson	492,000	475,000	17,000	4
Todd M. Koetje	476,000	445,000	31,000	7
Megan M. Detz	382,000	357,000	25,000	7
Anthony J. Mokry	369,000	350,000	19,000	5

(1)
Effective on December 31, 2025, Ms. Laulis ceased serving as an executive officer. Pursuant to the Retirement Agreement, Ms. Laulis will serve as a non-executive employee and receive an annual base salary of $472,500. For additional information related to the Retirement Agreement, please see the section above entitled “Individual Arrangements with the NEOs—Laulis Retirement Agreement.”

2026 Annual Incentive Bonus
On January 2, 2026, the C&TM Committee approved the 2026 Annual Executive Bonus Plan (the “2026 Bonus Plan”). The 2026 Bonus Plan is intended to motivate and reward the NEOs to achieve and exceed annual financial goals and milestones that are expected to advance our long-term growth strategy. Under the 2026 Bonus Plan, each NEO was granted a target annual incentive opportunity expressed as a percentage of such NEO’s base salary and will receive a cash amount (if any) based on achievement of applicable performance goals, subject to such NEO remaining continuously employed with us through the applicable payment date.
The 2026 Bonus Plan will utilize the same performance metrics that applied to the 2025 Annual Bonus Plan, but as applied to 2026. We believe that the combination of Adjusted EBITDA and adjusted Capex as a percentage of Adjusted EBITDA reflects our performance across several key dimensions, including profitability, cash outflows for capital expenditures and our ability to fund operations and make additional investments with internally generated funds.
The amount that may be earned and payable (if any) is capped at 200% of each NEO’s target bonus opportunity. In the event that performance achievement fails to reach the threshold level of performance, then no payment will be made under the 2026 Bonus Plan.
The target annual incentive opportunity for each NEO was unchanged from the target opportunity provided under the 2025 Bonus Plan. In making its determination of the NEO grants under the 2026 Bonus Plan, the C&TM Committee considered the factors discussed in additional detail in the section above entitled “Executive Compensation Decision Making—Compensation Setting Process.” The table immediately below sets forth each NEO’s respective target annual incentive opportunity under the 2026 Bonus Plan.

Name	2026 Target Bonus (% of Salary)	2025 Target Bonus (% of Salary)	Change (%)
Julia M. Laulis(1)	—	125	(125)
Kenneth E. Johnson	90	90	—
Todd M. Koetje	90	90	—
Megan M. Detz	90	90	—
Anthony J. Mokry	65	65	—

(1)
Effective on December 31, 2025, Ms. Laulis ceased serving as an executive officer. Pursuant to the Retirement Agreement, Ms. Laulis is not eligible for an annual cash incentive bonus for 2026. For additional information related to the Retirement Agreement, please see the section above entitled “Individual Arrangements with the NEOs—Laulis Retirement Agreement.”

2026 Long-Term Equity Incentive Program
Our 2026 long-term equity incentive awards (the “2026 Equity Awards”) are largely unchanged from 2025, and continue to reflect our performance-based pay philosophy by providing that a significant majority (60%) of the target grant date face value is at risk and tied to performance-based vesting conditions. However, the C&TM Committee determined that, in order to maintain the Company’s pay-for-performance objectives while aligning the program with the interest of stockholders in preserving stockholder
Cable One, Inc. ▪ 2026 Proxy Statement | 44

value, the Company granted the 2026 Equity Awards in the form of cash-settled phantom equity awards for the NEOs. For additional information on the factors considered by the C&TM Committee in connection with the 2026 Equity Awards, please see the section above entitled “Executive Compensation Decision Making—Compensation Setting Process.”
The 2026 Equity Awards will be subject to substantially the same terms and conditions as were included for the 2025 RSUs and PSUs, including being (i) granted in a mix of 60% in the form of PSUs (the “2026 PSUs”) and 40% in the form of RSUs (the “2026 RSUs”); (ii) subject to a three-year vesting schedule (in substantially equal installments, in case of the 2026 RSUs, and on a cliff basis (if at all) following the performance period, for the 2026 PSUs); and (iii) for the 2026 PSUs, subject to the same performance metrics of Adjusted FCF and TSR (including application of the modifier with respect thereto) for the corresponding periods of such 2026 PSUs. In addition, for purposes of the 2026 PSUs, the 2026 adjusted free cash flow will be calculated as reported 2026 Adjusted EBITDA less 2026 Capex. However, because the 2026 Equity Awards were granted in the form of phantom awards, the portion(s) of the 2026 Equity Awards that vest (if any) will be settled in cash, rather than Company stock. Payouts under the 2026 Equity Awards will also be subject to a cap of five times the grant date face value (for PSUs, based on target level).
Effective January 3, 2026, the C&TM Committee granted 2026 PSUs and 2026 RSUs to the NEOs with grant date face values as summarized in the table immediately below.
2026 PSUs and 2026 RSUs

Name	Target Grant Date Face Value of PSUs ($)	Target Number of 2026 PSUs (#)(2)	Grant Date Face Value of 2026 RSUs ($)	Number of 2026 RSUs (#)(3)	Total Grant Date Value of 2026 Equity Awards ($)	Proportion of 2026 PSUs (%)	Proportion of 2026 RSUs (%)
Julia M. Laulis(1)	—	—	—	—	—	—	—
Kenneth E. Johnson	1,440,000	13,824	960,000	9,216	2,400,000	60	40
Todd M. Koetje	1,200,000	11,520	800,000	7,680	2,000,000	60	40
Megan M. Detz	780,000	7,488	520,000	4,992	1,300,000	60	40
Anthony J. Mokry	780,000	7,488	520,000	4,992	1,300,000	60	40

(1)
Effective on December 31, 2025, Ms. Laulis ceased serving as an executive officer. Pursuant to the Retirement Agreement, Ms. Laulis is not eligible for a grant of long-term equity incentives for 2026. For additional information related to the Retirement Agreement, please see the section above entitled “Individual Arrangements with the NEOs—Laulis Retirement Agreement.”

Corporate Governance Policies
 Equity Grant Practices
Since 2020, our practice has been to grant annual equity awards in early January of each year. On occasion, the C&TM Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. Our current executive compensation program does not include stock options or stock appreciation rights (“SARs”). We have not granted any SARs since 2021. We do not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits the NEOs.
Stock Ownership Guidelines
 We maintain robust stock ownership guidelines applicable to our executives, including the NEOs, and non-employee directors because we believe executives and directors will be better aligned with the long-term interests of stockholders if they are stockholders themselves.
Our stock ownership guidelines, as amended effective November 20, 2024, generally require executives (including the NEOs) to hold stock with an aggregate value equal to a specified multiple of their base salary and non-employee directors to hold stock having a value equal to a specified multiple of their annual retainer. Restricted stock awards (“RSAs”), RSUs, performance stock awards (“PSAs”) and PSUs (only to the extent the C&TM Committee has already certified the achievement of the applicable
Cable One, Inc. ▪ 2026 Proxy Statement | 45

performance goals and those PSAs or PSUs are subject only to future service requirements) and fully owned shares of Company stock all count towards satisfaction of the required ownership level for executives (including the NEOs), and unvested and deferred RSUs count towards satisfaction of the required ownership level for non-employee directors. SARs and unearned PSAs and PSUs are not counted toward satisfaction of required ownership levels for executives. An executive or non-employee director is expected to achieve their required stock ownership level within five years of the date of appointment, hire or election to his or her position or election to the Board, respectively, unless otherwise approved by the C&TM Committee (the “Compliance Period”). Compliance with these stock ownership guidelines is reviewed annually by the C&TM Committee.
None of the NEOs or non-employee directors have disposed of any shares of Company stock during the past three years. As of December 31, 2025, all of the continuing NEOs and non-employee directors were in compliance with their applicable stock ownership requirement level, other than Mr. Johnson and Mses. Kissire, Meduski, Smith and Weymouth. Their respective aggregate holdings have fallen in value below their applicable guideline due solely to the decline in our stock price during 2025. Under our stock ownership guidelines, any covered individual not in compliance will be required to retain 100% of any net after-tax shares of Company stock received upon future vesting of his or her equity awards until the aggregate value of their holdings again exceeds the specified dollar amount.
The stock ownership requirement levels applicable to the NEOs and our non-employee directors under our stock ownership guidelines are as follows: (i) CEO - six (6) times base salary; (ii) COO, CFO or other “C-Suite” Officer (includes all “Chief” officers of the Company) - three and a half (3.5) times base salary; (iii) Senior Vice President – two (2) times base salary; and (iv) each Non-Employee Director - five (5) times annual retainer.
 Insider Trading Policy
     We have adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and employees, (including members of their immediate families with anyone with whom they share a household) that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. While the Insider Trading Policy does not apply to the Company directly, it is the Company’s practice to follow the same guidelines and restrictions on transactions involving our stock that apply to our directors, officers and employees. To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, subject to certain limited exceptions, the Insider Trading Policy includes quarterly trading blackout periods applicable to any individual that is a member of our restricted trading population and provides that we may institute additional special trading blackout periods from time to time. Additionally, all members of the restricted trading population are required to obtain prior trading approval for transactions involving our securities in accordance with previously established procedures. Furthermore, the Insider Trading Policy provides that it is inappropriate for any executive officer or director, as well as any other employee who is a member of our restricted trading population, to enter into speculative transactions in our securities and prohibits them from: (i) trading derivative securities, such as puts, calls, options and similar instruments; (ii) entering into hedging or monetization transactions or similar arrangements, such as collars and forward-sale contracts; (iii) engaging in short sale transactions in our securities; (iv) buying our securities on margin or pledging any of our securities as collateral, including borrowing against any account in which such securities are held; (v) engaging in short-term trades of purchasing and selling or selling and purchasing our securities within 30 calendar days where such subsequent transaction results in an investment gain to the individual placing the transaction; and (vi) placing standing or limit orders on our securities (other than under an approved 10b5-1 trading plan). The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified by reference to the full text of such policy, a copy of which can be found as Exhibit 19 to our 2025 Form 10-K.
Clawback Policies
The Incentive Compensation Recovery Policy (the “ICRP”)
 Effective November 16, 2023, we adopted the ICRP, as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable NYSE listing standards. The ICRP is filed as an exhibit to the 2025 Form 10-K and provides for recovery of erroneously awarded incentive compensation paid to executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error
Cable One, Inc. ▪ 2026 Proxy Statement | 46

were corrected in the current period or left uncorrected in the current period. The ICRP applies independently of any other clawback, recoupment or forfeiture policies, agreements or other arrangements we have in effect from time to time.
Additional Clawback Policies
In conjunction with adoption of the ICRP, we amended our existing clawback policy effective as of November 16, 2023 (the “Clawback Policy”). The Clawback Policy works in tandem with the ICRP and provides us with the ability to recoup incentive compensation granted, paid or otherwise provided to our executives (including the NEOs) and certain other employees. Below is a summary of events that may trigger recoupment under the Clawback Policy.

■
Restatement of Financial Results – in the event of a restatement within the preceding three completed fiscal years (other than due to a change in or retrospective application of applicable accounting principles, methods, rules or interpretations) where the impact would have lowered the incentive compensation amount.

■
Legal or Compliance Violations/Misconduct – in the event of fraud or dishonesty by an employee; a willful act (or failure to act) in bad faith to the material detriment of the Company; material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that had a significant negative impact on the Company; intentional manipulation or attempted manipulation of any performance metric, financial indicator or other goal for personal gain; violation of applicable restrictive covenants; and violation of the policy or any other recoupment or clawback policy adopted by the Company to the extent necessary to address the requirements of applicable law.

The Board may seek recoupment under the Clawback Policy in any manner it chooses to the extent permitted by law, including reducing current or future incentive compensation awards (except in violation of Section 409A of the Code); requiring reimbursement or repayment of cash-based incentive compensation awards paid (within the previous three-year period); cancelling all or a portion of unvested equity awards, vested equity awards (within the previous three-year period) and any dividends accrued or paid with respect to such equity awards; requiring the return of certain net shares and dividends paid from vested, exercised, settled and sold equity awards (within the previous three-year period); and any other method of reducing the total direct compensation granted, paid or otherwise provided (within the previous three-year period or any current or future period). For purposes of the Clawback Policy, incentive compensation includes, but is not limited to, annual and discretionary cash bonuses, PSAs, PSUs, RSAs, RSUs and SARs.
Our annual cash incentive program and our long-term equity incentive award agreements and the Executive Severance Plan and CIC Severance Plan are subject to our clawback policies. Our Clawback Policy contains restrictive covenants that obligate each NEO not to disclose any of our confidential information or knowingly or intentionally disparage the Company at any time. In addition, for two years following termination of employment, an NEO is not permitted to: (i) compete with us by directly or indirectly rendering services to, or owning or acquiring certain interests in, any entity that provides services similar to the services we provide in the same areas as our systems, provides services to communities where we own systems, or provides services to us, or (ii) directly or indirectly, solicit the employment of, employ or cause any other person to take such actions with respect to any person who was our employee or an employee of our affiliates on, or within two years prior to, the effective date of termination.
 Compensation Program Risk Assessment
 As part of its oversight role, the C&TM Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on our overall risk profile. Specifically, the C&TM Committee, with assistance from the CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our compensation program provides an effective balance in cash and equity and short- and long-term performance periods, and also allows for the C&TM Committee’s application of discretion to override formulaic results. We also maintain policies to mitigate compensation-related risk such as robust stock ownership guidelines, caps on incentive payouts, vesting periods on equity, “clawback” policies, and insider-trading prohibitions as well as independent C&TM Committee oversight. Based on its review, the C&TM Committee determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Cable One, Inc. ▪ 2026 Proxy Statement | 47

COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

The Compensation and Talent Management Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation and Talent Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Katharine B. Weymouth, Chair
Brad D. Brian
Wallace R. Weitz
Cable One, Inc. ▪ 2026 Proxy Statement | 48

EXECUTIVE COMPENSATION

2025 Summary Compensation Table

The following table shows the compensation earned or paid by the Company during 2025 to our NEOs as of December 31, 2025. Information is also provided for 2024 and 2023 if the NEO was included in the Summary Compensation Table for those years. In accordance with SEC rules, the stock awards reported in the table below are reported based on the aggregate grant date fair value and do not represent the amounts actually realized by the NEOs, with the values realized by the NEOs, if any, impacted by the Company’s performance against pre-established performance goals for the PSUs and the Company’s stock price at settlement for all stock awards.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Julia M. Laulis (1) Chair of the Board, President and CEO	2025	945,000	—	8,566,881	526,932	7,463	112,780	10,159,056
	2024	850,000	—	6,201,002	768,833	4,735	220,401	8,044,971
	2023	850,000	—	6,190,794	578,613	4,476	110,597	7,734,480
Kenneth E. Johnson Chief Operating Officer	2025	475,000	—	2,569,911	190,699	—	49,346	3,284,956
	2024	413,443	—	2,244,904	228,684	—	77,333	2,964,364
	2023	330,000	—	1,120,484	161,739	—	32,692	1,644,915
Todd M. Koetje Chief Financial Officer	2025	445,000	—	2,141,335	178,655	—	39,438	2,804,428
	2024	390,000	—	2,352,129	253,986	—	69,101	3,065,216
	2023	350,000	—	1,814,429	171,542	—	25,508	2,361,479
Megan M. Detz Chief People Officer	2025	357,000	—	1,391,714	143,325	—	24,600	1,916,639
	2024	320,000	—	1,710,289	208,399	—	58,299	2,296,987
Anthony J. Mokry Senior Vice President, Residential Services	2025	350,000	—	1,370,444	101,483	—	34,844	1,856,771

(1)
Ms. Laulis ceased serving as Chair of the Board, President and CEO as of December 31, 2025. For additional information related to her ceasing to serve in such roles, please see the section above entitled “Compensation Discussion and Analysis—Individual Arrangements with the NEOs— Laulis Retirement Agreement.”

(2)	Represents base salaries earned for the respective fiscal year.
(3)
Represents the aggregate grant date fair value of the RSU and PSU awards granted in the respective fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”), excluding the effect of estimated forfeitures, rather than the amounts paid to or realized by our NEOs. The amounts included for the PSUs are based on a probable outcome of target level of achievement, as determined at the time of grant. There can be no assurance that the amounts included will be realized, and amounts could ultimately exceed these calculated fair values. Please see Note 14 of the Notes to the Consolidated Financial Statements contained in our 2025 Form 10-K for a discussion of the assumptions used in the valuation of the awards.

Set forth in the table immediately below is the maximum value for the PSUs granted to our NEOs during 2025 (i.e., 250% of the target award value) calculated using exact values. Minor differences may exist due to rounding.

Name	Maximum Value of PSUs ($)
Julia M. Laulis	13,418,930
Kenneth E. Johnson	4,025,053
Todd M. Koetje	3,354,211
Megan M. Detz	2,179,924
Anthony J. Mokry	1,676,897
Cable One, Inc. ▪ 2026 Proxy Statement | 49

(4)
Amounts in this column represent payments under our annual cash incentive program for the respective fiscal year. The 2025 Bonus Plan is described in further detail under “Compensation Discussion and Analysis—Our Executive Compensation Program —Annual Cash Incentive Program” above.

(5)
The amounts shown in this column represent increases, if any, in the present value of benefits under the SERP as described section entitled “Compensation Discussion and Analysis—Our Executive Compensation Program—Retirement Plans” above. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

The values of accumulated plan benefits for each year presented were determined based on a discount rate of 5.23% and using Pri-2012 fully generational white collar mortality table for females using Scale MP-2021. Please see the “—2025 Pension Benefits” table below for additional information regarding these benefits.

Please see the “Retirement Benefits” section below and the “—2025 Pension Benefits” table for additional information regarding these benefits.

(6)
The amounts included in this column represent additional payments to our NEOs for the respective fiscal year. For the 2025 fiscal year, such amounts included are set forth in the table immediately below.

All Other Compensation

Name	Perquisites ($)(a)	401(k) Company Contributions ($)(b)	PSA and PSU Dividends ($)(c)	Retirement Agreement Benefit ($)(d)	Total ($)
Julia M. Laulis	840	17,500	79,440	15,000	112,780
Kenneth E. Johnson	10,772	14,541	24,033	—	49,346
Todd M. Koetje	17,301	—	22,137	—	39,438
Megan M. Detz	900	8,875	14,825	—	24,600
Anthony J. Mokry	10,772	16,962	7,110	—	34,844

(a)
Amounts in this column represent the perquisites for our NEOs for the 2025 fiscal year. For Messrs. Johnson and Mokry, such amount consists of $10,772 for travel and related spousal and family expenses in connection with performance incentive travel reimbursed by the Company. For Mr. Koetje, such amount consists of $17,301 reimbursement cost for an executive physical. Amounts in this column for Ms. Laulis and Ms. Detz consist of the Company’s reimbursement cost for data, video and voice services.

(b)	Amounts in this column represent fully-vested 401(k) matching contributions for the 2025 fiscal year made by us to the respective NEO.

(c)
Amounts in this column represent dividend equivalents that were credited in the fiscal year 2025 with respect to equity-based awards held by the NEO. The dividend equivalent amounts were not included in the grant date fair value of such award, which are reported in the “Stock Awards” column of the above “2025 Summary Compensation Table.” Dividend equivalents are subject to the same vesting terms as the underlying award and will vest only if the corresponding portion of the award vests (otherwise, such amount is forfeited).

(d)
The amount in this column represents a lump sum cash payment of $15,000 reflecting reimbursement to Ms. Laulis of attorney fees she incurred in connection with the review of the Retirement Agreement. For additional information please see “Compensation Discussion and Analysis—Individual Arrangements with the NEOs—Laulis Retirement Agreement” above.

Cable One, Inc. ▪ 2026 Proxy Statement | 50

2025 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards made to our NEOs under the 2022 Plan during 2025.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Grant Type	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Julia M. Laulis (6)	—	Annual Incentive	—	295,313	1,181,250	2,362,500	—	—	—	—	—
	01/03/2025	PSUs	12/31/2024	—	—	—	4,886	12,857	32,145	—	5,367,155
	01/03/2025	RSUs	12/31/2024	—	—	—	—	—	—	8,571	3,199,726
Kenneth E. Johnson	—	Annual Incentive	—	106,875	427,500	855,000	—	—	—	—	—
	01/03/2025	PSUs	12/31/2024	—	—	—	1,466	3,857	9,642	—	1,610,105
	01/03/2025	RSUs	12/31/2024	—	—	—	—	—	—	2,571	959,806
Todd M. Koetje	—	Annual Incentive	—	100,125	400,500	801,000	—	—	—	—	—
	01/03/2025	PSUs	12/31/2024	—	—	—	1,221	3,214	8,035	—	1,341,684
	01/03/2025	RSUs	12/31/2024	—	—	—	—	—	—	2,142	799,651
Megan M. Detz	—	Annual Incentive	—	80,325	321,300	642,600	—	—	—	—	—
	01/03/2025	PSUs	12/31/2024	—	—	—	794	2,089	5,222	—	872,053
	01/03/2025	RSUs	12/31/2024	—	—	—	—	—	—	1,392	519,661
Anthony J. Mokry (6)	—	Annual Incentive	—	56,875	227,500	455,000	—	—	—	—	—
	01/03/2025	PSUs	12/31/2024	—	—	—	611	1,607	4,017	—	670,842
	01/03/2025	RSUs	12/31/2024	—	—	—	—	—	—	1,874	699,602

(1)	Represents the date on which the respective grant was approved by the C&TM Committee.

(2)
Amounts in the “Threshold,” “Target” and “Maximum” columns reflect potential payouts based on performance relative to targets under the 2025 Bonus Plan. For amounts actually paid to the NEOs, please see the “Non-Equity Incentive Plan Compensation” column of the “2025 Summary Compensation Table.” For further information about these awards, please see “Compensation Discussion and Analysis—Our Executive Compensation Program—Annual Cash Incentive Program” above.

(3)
Amounts in these columns represent the number of PSUs, rounded to the nearest whole share of our stock, that would be deliverable based on performance achievement at threshold, target and maximum levels, following the applicable performance period and subject to the NEO remaining continuously employed through the performance determination date. For further information regarding the PSUs, including vesting and performance conditions, please see “Compensation Discussion and Analysis—Our Executive Compensation Program—Long-Term Equity Incentive Program” above.

(4)
Amounts in this column represent the number of RSUs that are generally eligible to vest in equal installments on each of the first three anniversaries of the grant date, subject to the NEO’s continuous employment through each such vesting date. For further information about these awards, please see “Compensation Discussion and Analysis—Our Executive Compensation Program—Long-Term Equity Incentive Program” and “—2025 Long Term Equity Incentive Awards to NEOs”  above.

(5)
Amounts in this column represent the grant date fair value of 2025 PSU and 2025 RSU awards computed in accordance with Topic 718, excluding the effect of estimated forfeitures. For PSUs, such amounts are based on the probable outcome of performance achievement being at target level, as determined as the time of grant.

(6)
For Mr. Mokry, number of RSUs shown in this table also includes the Mokry Sign-On Grant. For further information about the Mokry Sign-On Grant, please see “Compensation Discussion and Analysis—Our Executive Compensation Program ——Long-Term Equity Incentive Program” and “—2025 Long Term Equity Incentive Awards to NEOs” above.

Cable One, Inc. ▪ 2026 Proxy Statement | 51

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth the outstanding grants of equity-based awards for each NEOs at fiscal year-end.

			SAR Awards				Stock Awards
Name	Grant Date	Grant Type(1)	Number of Securities Underlying Unexercised SARs Exercisable (#)	Number of Securities Underlying Unexercised SARs Unexercisable (#)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($))(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Julia M. Laulis	1/3/2017	SARs	2,000	—	619.66	1/3/2027	—	—	—	—
	1/3/2018	SARs	2,000	—	707.17	1/3/2028	—	—	—	—
	1/3/2019	SARs	2,000	—	811.96	1/3/2029	—	—	—	—
	1/3/2022	RSAs	—	—	—	—	161	18,169	—	—
	1/3/2023	RSUs	—	—	—	—	1,111	125,376	—	—
	1/3/2023	PSUs	—	—	—	—	—	—	7,499	846,206
	1/3/2024	RSUs	—	—	—	—	2,857	322,412	—	—
	1/3/2024	PSUs	—	—	—	—	—	—	16,070	1,813,500
	1/3/2025	RSUs	—	—	—	—	8,571	967,237	—	—
	1/3/2025	PSUs	—	—	—	—	—	—	32,145	3,627,563
Kenneth E. Johnson	7/3/2017	SARs	366	—	719.01	7/3/2027	—	—	—	—
	1/3/2018	SARs	1,000	—	707.17	1/3/2028	—	—	—	—
	1/3/2019	SARs	1,500	—	811.96	1/3/2029	—	—	—	—
	1/3/2022	RSAs	—	—	—	—	48	5,417	—	—
	1/3/2023	RSUs	—	—	—	—	201	22,683	—	—
	1/3/2023	PSUs	—	—	—	—	—	—	1,357	153,081
	1/3/2024	RSUs	—	—	—	—	886	99,985	—	—
	1/3/2024	PSUs	—	—	—	—	—	—	4,987	562,783
	3/1/2024	RSUs	—	—	—	—	174	19,636	—	—
	3/1/2024	PSUs	—	—	—	—	—	—	982	110,819
	1/3/2025	RSUs	—	—	—	—	2,571	290,137	—	—
	1/3/2025	PSUs	—	—	—	—	—	—	9,642	1,088,100
Todd M. Koetje	10/1/2021	SARs	2,000	—	1,845.13	10/1/2031	—	—	—	—
	1/3/2022	RSAs	—	—	—	—	46	5,191	—	—
	1/3/2023	RSUs	—	—	—	—	325	36,676	—	—
	1/3/2023	PSUs	—	—	—	—	—	—	2,198	247,988
	1/3/2024	RSUs	—	—	—	—	1,084	122,329	—	—
	1/3/2024	PSUs	—	—	—	—	—	—	6,095	687,821
	1/3/2025	RSUs	—	—	—	—	2,142	241,725	—	—
	1/3/2025	PSUs	—	—	—	—	—	—	8,035	906,750
Megan M. Detz	7/1/2021	SARs	2,000	—	1,902.23	7/1/2031	—	—	—	—
	1/3/2022	RSAs	—	—	—	—	48	5,417	—	—
	1/3/2023	RSUs	—	—	—	—	210	23,699	—	—
	1/3/2023	PSUs	—	—	—	—	—	—	1,422	160,473
	1/3/2024	RSUs	—	—	—	—	788	88,926	—	—
	1/3/2024	PSUs	—	—	—	—	—	—	4,432	500,151
	1/3/2025	RSUs	—	—	—	—	1,392	157,087	—	—
	1/3/2025	PSUs	—	—	—	—	—	—	5,222	589,303
Anthony J. Mokry	1/3/2025	RSUs	—	—	—	—	1,874	211,481	—	—
	1/3/2025	PSUs	—	—	—	—	—	—	4,017	453,318
Cable One, Inc. ▪ 2026 Proxy Statement | 52

(1)
Generally, subject to the NEO remaining continuously employed through the applicable vesting date (or, for PSUs, the applicable performance determination date): (i) SARs vest in equal installments on each of the first four anniversaries of the applicable grant date; (ii) RSAs vest either in equal installments on each of the first four anniversaries of the applicable grant date or in full on the third anniversary of the applicable grant date; (iii) RSUs vest in equal installments on each of the first three anniversaries of the applicable grant date; and (iv) PSUs vest on the applicable performance determination date, based on performance achievement over the applicable performance period, as certified by the C&TM Committee on the Determination Date.

The following table shows the grant date and remaining vesting dates of the awards set forth above.

Award Type	Grant Date	Remaining Vesting Date(s)
RSA	January 3, 2022	January 3, 2026
RSU	January 3, 2023	January 3, 2026
RSU	January 3, 2024	January 3, 2026 and 2027
RSU	March 1, 2024	January 3, 2026 and 2027
PSU	January 3, 2023	Between December 31, 2025 and March 15, 2026, provided that the applicable performance and service criteria are met
PSU	January 3, 2024	Between December 31, 2026 and March 15, 2027, provided that the applicable performance and service criteria are met
PSU	March 1, 2024	Between December 31, 2026 and March 15, 2027, provided that the applicable performance and service criteria are met
PSU	January 3, 2025	Between December 31, 2027 and March 15, 2028, provided that the applicable performance and service criteria are met

(2)	Amounts in these columns were calculated using the closing price of a share of our common stock on December 31, 2025, the last trading day of 2025, which was $112.85.

(3)
Amounts in this column represent (i) with respect to PSUs granted in 2023, the number of PSUs that vested at the 150% level on February 2, 2026, after the C&TM Committee certified performance results over the applicable performance period and were deliverable in shares of our common stock, subject to the NEO’s continued employment through such date and (ii) with respect to PSUs granted in 2024 and 2025, the number of PSUs that will vest following the applicable performance period (assuming maximum level of achievement), subject to the NEO remaining continuously employed through the date that the C&TM Committee certifies performance achievement.

2025 SAR Exercises and 2025 Stock Vested

The following table sets forth information regarding the exercise of SAR awards and vesting of stock awards during 2025.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Julia M. Laulis	—	—	3,888	1,451,468
Kenneth E. Johnson	—	—	1,123	419,238
Todd M. Koetje	—	—	1,212	452,464
Megan M. Detz	—	—	964	359,880
Anthony J. Mokry	—	—	—	—

(1)	Calculated using the applicable closing price of a share of our common stock based on the applicable exercise measurement or vesting date.

Cable One, Inc. ▪ 2026 Proxy Statement | 53

Retirement Benefits

Defined Benefit Pension Plans

Of our NEOs, only Ms. Laulis participates in the SERP. On July 1, 2015, benefit accruals were frozen under the SERP, and the plan was closed to new participants. The SERP is a nonqualified plan that provides Ms. Laulis with a “supplemental retirement benefit.” The value of her supplemental benefit is based on the benefit formulas set forth in the tax-qualified defined benefit plan sponsored by Graham Holdings Company (our parent company prior to our July 2015 spin-off) (the “GHC Retirement Plan”). More specifically, her benefit under the SERP is calculated by reference to base salary, years of service, and bonuses under Graham Holdings Company’s 2012 Incentive Compensation Plan without regard to (i) the salary limitation applicable to tax-qualified plans ($350,000 in 2025) or (ii) the benefit limitation applicable to tax-qualified plans ($280,000 per year commencing at age 65 in 2025). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the SERP are paid at retirement, if later, age 55 and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following termination of employment will be withheld until such date. Ms. Laulis is fully vested in her benefit under the SERP.

2025 Pension Benefits

The following table shows years of credited service and the present value of accumulated benefits for Ms. Laulis under the SERP, as of December 31, 2025.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Julia M. Laulis	SERP	17	96,337	—

(1)	Data in this column represents the number of years of credited service earned.

(2)
Amounts in this column represent the actuarial present value of the accumulated benefits under the plan. The assumptions used in determining the present value of accumulated benefits are the Pri-2012 fully generational white-collar mortality table for females using Scale MP-2021 and a 5.23% discount rate. The benefits valued reflect service and earnings through the accrual freeze date of June 30, 2015 and are valued at age 65. There can be no assurance that the amounts listed in this column will ever be fully paid out.

Defined Contribution Plans

The C&TM Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable One 401(k) Plan”). The Cable One 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($350,000 in 2025). Participants are immediately vested in the Company matching contributions.
 In addition, effective as of the July 2015 spin-off, we established the defined contribution portion of the SERP (the “DC SERP”). Of our NEOs, only Ms. Laulis, participates in the SERP. On July 1, 2015, benefit accruals were frozen and the DC SERP was closed to new participants. The DC SERP provides Ms. Laulis with tax-deferred accruals of amounts proportionate to the benefits available in her 401(k) plan to the extent that benefits exceed those under the sponsored basic plan because of the tax law limitations ($70,000 in 2025). Among the benefits provided under the DC SERP is a supplemental defined contribution plan benefit wherein we provided a matching contribution percentage up to 3% of Ms Laulis’ base salary in excess of the annual covered compensation limit applied to qualified plan benefits. Ms. Laulis was required to defer compensation to the DC SERP in order to receive the applicable matching Company credit each year. Deferred amounts will earn investment credits in accordance with Ms. Laulis’ elections from a choice of investment indexes. Amounts deferred under the DC SERP are payable on the first day of the seventh month following termination of employment.

Cable One, Inc. ▪ 2026 Proxy Statement | 54

2025 Nonqualified Deferred Compensation

The following table shows quantitative information with respect to Ms. Laulis’ participation in the Cable One DC SERP as of December 31, 2025.

Name	Deferred Compensation Arrangement	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Julia M. Laulis	Cable One DC SERP	—	—	13,801	—	90,683

(1)
The amount shown in this column reflects performance of investment indexes selected by Ms. Laulis. The aggregate earnings in this column are not reflected in the “2025 Summary Compensation Table.” In accordance with Item 402 of Regulation S-K, gains, if any, would be included as nonqualified compensation earnings in the “2025 Summary Compensation Table” only if above-market or preferential (exceeding the 120% of the applicable Code rate). Gains that reflect market performance or losses are not included.

Potential Payments Upon Termination or Change of Control

Our NEOs are eligible for certain severance benefits pursuant to the 2022 Plan, the Executive Severance Plan and the CIC Severance Plan. Upon any termination of employment (other than for “cause”), the NEOs will receive any earned and unpaid compensation and vested balances under applicable benefit plans. For additional information of severance benefits provided to the NEOs, please see “Compensation Discussion and Analysis—Our Executive Compensation Program” and the sections “—Long-Term Equity Incentive Program—Treatment of Long-Term Equity Incentive Awards upon Certain Terminations;” and “—Other Benefits—Severance Benefits.” In general, severance benefits for NEOs are contingent on such NEO executing and not revoking a general release of claims in our favor and continued compliance with applicable restrictive covenants.

The table immediately below assumes that the triggering event(s) occurred on December 31, 2025, and, for purposes of a change of control, that the successor company assumes any outstanding awards on the same material terms and conditions as applied on December 31, 2025. For purposes of the values in this table, the value of PSUs, RSAs and RSUs (including accrued and unpaid dividend equivalents) are based on the closing price of a share of our common stock on December 31, 2025, the last trading day of 2025, which was $112.85.
Cable One, Inc. ▪ 2026 Proxy Statement | 55

Name	Accelerated Equity Vesting ($)	Cash Severance ($)	Total ($)
Julia M. Laulis(1)
Retirement (prior to, on or following a change of control)(2)	—	—	—
Involuntary Termination (prior to a change of control)(3)	4,624,827	2,627,946	7,252,773
Death or disability (prior to, on or following a change of control)(4)	2,137,352	—	2,137,352
Involuntary Termination (on or following a change of control(5)	4,624,827	6,526,071	11,150,898

Kenneth E. Johnson
Retirement (prior to, on or following a change of control(2)	—	—	—
Involuntary Termination (prior to a change of control)(3)	1,348,940	1,185,882	2,534,822
Death or disability (prior to, on or following a change of control)(4)	563,557	—	563,557
Involuntary Termination (on or following a change of control(5)	1,348,940	2,729,632	4,078,572

Todd M. Koetje
Retirement (prior to, on or following a change of control)(2)	—	—	—
Involuntary Termination (prior to a change of control)(3)	1,398,503	1,113,882	2,512,385
Death or disability (prior to, on or following a change of control)(4)	705,088	—	705,088
Involuntary Termination (on or following a change of control(5)	1,398,503	2,560,132	3,958,635

Megan M. Detz
Retirement (prior to, on or following a change of control(2)	—	—	—
Involuntary Termination (prior to a change of control)(3)	953,609	896,886	1,850,495
Death or disability (prior to, on or following a change of control)(4)	486,450	—	486,450
Involuntary Termination (on or following a change of control(5)	953,609	2,057,136	3,010,745

Anthony J. Mokry
Retirement (prior to, on or following a change of control)(2)	—	—	—
Involuntary Termination (prior to a change of control)(3)	334,199	797,986	1,132,185
Death or disability (prior to, on or following a change of control)(4)	—	—	—
Involuntary Termination (on or following a change of control(5)	334,199	1,427,986	1,762,185

(1)
The amounts in this table exclude any payments for Ms. Laulis under the SERP and DC SERP, since such benefits are fully vested. For additional information regarding such benefits, please see the sections above entitled “Executive Compensation— Retirement Benefits” and the related “—2025 Pension Benefits” and “—2025 Nonqualified Deferred Compensation” tables. Ms. Laulis’ amounts reflect the severance benefits in effect as of December 31, 2025.

(2)
As of December 31, 2025, only Ms. Laulis and Mr. Johnson were eligible for retirement treatment with respect to long-term equity incentive awards (i.e., having attained age 60 with at least five years of continuous service), with only the 2025 long-term equity incentive awards being eligible for retirement vesting treatment at this time. However, since the first anniversary of the grant date for the 2025 long-term equity incentive awards had not yet occurred, such awards would have been forfeited without consideration upon a retirement. For additional information related to the foregoing benefits, please see the sections above entitled “Long-Term Equity Incentive Program—Treatment of Long-Term Equity Incentive Awards upon Certain Terminations” in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)
The amounts in these rows represent the value attributable to (i) the pro-rata portion of outstanding equity-based awards that would vest on an accelerated basis upon a termination without “cause” or for “good reason” (for PSUs calculated assuming target achievement) and (ii) cash severance payable to the respective NEO upon a qualifying termination in accordance with the Executive Severance Plan. For additional information regarding the foregoing benefits, please see the sections above entitled “Long-Term Equity Incentive Program—Treatment of Long-Term Equity Incentive Awards upon Certain Terminations” and “Other Benefits—Severance Benefits” in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Cable One, Inc. ▪ 2026 Proxy Statement | 56

(4)
The amounts in these rows represent the value of the pro-rata portion of outstanding equity-based awards granted to the NEOs that would vest on an accelerated basis upon a termination due to death or disability (for PSUs calculated assuming target achievement). For additional information regarding such benefits, please see the section above entitled “Long-Term Equity Incentive Program—Treatment of Long-Term Equity Incentive Awards upon Certain Terminations” in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(5)
The amounts in these rows represent the value attributable to (i) outstanding equity-based awards for the respective NEO that would vest on an accelerated basis upon a termination “without cause” or for “good reason” within 18 months following a change of control (for PSUs calculated assuming target achievement) and (ii) cash severance payable to the respective NEO upon a qualifying termination under the CIC Severance Plan. For additional information regarding the foregoing benefits, please see the sections above entitled “Long-Term Equity Incentive Program—Treatment of Long-Term Equity Incentive Awards upon Certain Terminations” and “Other Benefits—Severance Benefits” in the “Compensation Discussion and Analysis” section of this Proxy Statement.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we are providing the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO).
For 2025, annual total compensation for our CEO, as reported in the section entitled “Executive Compensation—2025 Summary Compensation Table,” was $10,159,056. The 2025 annual total compensation for our median employee was $86,334. Based on this information, the ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2025 was 118 to 1.
To identify the median annual total compensation of all of our employees (other than our CEO) as well as determine the annual total compensation of our median employee and our CEO, we took the following steps consistent with Item 402(u) of Regulation S-K:

■
We selected December 31, 2025, as the date upon which we would determine our employee population used to identify our median employee. As of December 31, 2025, we had approximately 2,592 full-time, part-time and temporary employees and seasonal employees, as determined for employment law purposes. We did not include independent contractors or leased workers in our determination.

■
In identifying our 2025 median employee from our employee population, we calculated the total cash compensation of each employee of ours and our subsidiaries included in the employee population described above, for the 12-month period that ended on December 31, 2025. Total cash compensation for these purposes included base salary or wages, overtime, bonus, and cash incentives/commissions and was calculated using internal payroll records. We annualized the compensation of any employee hired in 2025 that did not work the full year. We did not apply any cost-of-living adjustments as part of the calculation. Once we identified the median employee, we determined the annual total compensation of the median employee in accordance with the requirements for determining total compensation in the section entitled “Executive Compensation—2025 Summary Compensation Table” resulting in annual total compensation of $86,334.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions, which may lead to a lack of comparability across companies.
Cable One, Inc. ▪ 2026 Proxy Statement | 57

PAY VERSUS PERFORMANCE

Overview

We believe our performance-based compensation philosophy for our executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to attract, hire and retain talented individuals in a competitive marketplace. Under our pay-for-performance philosophy, a substantial portion of our executive officer compensation is at-risk and tied to objective performance goals. Both annual bonuses and the majority of our annual equity incentive awards for executives are based on financial operating performance against pre-defined objective goals. Please read the section entitled “Compensation Discussion and Analysis” for additional information about our executive compensation program.
Pay Versus Performance(1)

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands) ($) (8)	Adjusted EBITDA (thousands) ($) (9)
					Total Stockholder Return ($) (6)	Peer Group Total Stockholder Return ($) (7)
2025	10,159,056	(2,344,864)	2,465,699	35,544	5.60	51.64	(357,262)	801,702
2024	8,044,971	6,450,674	2,506,533	2,043,116	17.51	66.94	14,480	853,986
2023	7,734,480	8,802,197	2,223,784	2,466,805	26.06	75.96	267,436	916,944
2022	4,796,029	220,818	1,661,147	(376,571)	32.65	61.01	234,118	911,851
2021	4,327,815	2,733,449	2,093,808	1,547,359	79.63	95.42	291,824	839,325

(1)
This table and the following discussion include figures for the “compensation actually paid” to Julia M. Laulis, our principal executive officer during the years presented (“PEO”), and our other NEOs, as calculated and presented in accordance with Item 402(v) of Regulation S-K. These calculated amounts incorporate the impact of changes in the price of our common stock on the value of unvested and unexercised equity awards, among other things, and do not necessarily reflect amounts of compensation earned by or paid to our PEO and other NEOs for the periods presented.

(2)	In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO’s total compensation for each year to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Less: Reported Change in the Actuarial Present Value of Pension Benefits ($)(c)	Pension Benefit Adjustments ($)	Compensation Actually Paid to PEO ($)
2025	10,159,056	(8,566,881)	(3,929,576)	(7,463)	—	(2,344,864)
2024	8,044,971	(6,201,002)	4,611,440	(4,735)	—	6,450,674
2023	7,734,480	(6,190,794)	7,262,986	(4,476)	—	8,802,197
2022	4,796,029	(3,030,759)	(1,544,452)	—	—	220,818
2021	4,327,815	(2,074,008)	483,206	(3,564)	—	2,733,449

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
Cable One, Inc. ▪ 2026 Proxy Statement | 58

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values materially differ from those disclosed at the time of grant as a result of changes to the Black-Scholes model inputs used to value the SARs and the Monte Carlo simulations used to value the PSUs held by our PEO and other NEOs. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Applicable Year and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2025	2,156,006	(3,376,085)	—	(2,709,497)	—	—	(3,929,576)
2024	5,839,324	(725,568)	—	(502,316)	—	—	4,611,440
2023	7,757,504	(462,860)	—	(31,658)	—	—	7,262,986
2022	2,046,260	(3,535,473)	—	(55,239)	—	—	(1,544,452)
2021	2,662,699	(2,179,493)	—	—	—	—	483,206

(c)	The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)
2025	—	—	—
2024	—	—	—
2023	—	—	—
2022	—	—	—
2021	—	—	—

(3)
The figures in this column reflect the average of the amounts reported for the NEOs as a group (excluding our PEO, who has served as our CEO since 2017) in the “Total” column of the Summary Compensation Table in each applicable year.

(4)
Our non-PEO NEOs for 2025 were Kenneth E. Johnson (COO); Todd M. Koetje (CFO); Megan M. Detz (Chief People Officer); and Anthony J. Mokry (Senior Vice President, Residential Services). Our non-PEO NEOs for 2024 were Kenneth E. Johnson (COO); Todd M. Koetje (CFO); Megan M. Detz (Chief People Officer); Peter N. Witty (Chief Legal and Administrative Officer); and Michael E. Bowker (Chief Growth Officer until April 30, 2024). Our non-PEO NEOs for 2023 were Michael E. Bowker (Chief Growth Officer); Todd M. Koetje (CFO); Kenneth E. Johnson (Chief Technology and Digital Officer effective January 1, 2023 until October 30, 2023 and Chief Technology and Innovation Officer for the remainder of 2023) and Peter N. Witty Senior Vice President, General Counsel until October 30, 2023, and Chief Legal and Administrative Officer thereafter). Our non-PEO NEOs for 2022 were Michael E. Bowker (COO); Steven S. Cochran (CFO until July 1, 2022); Todd M. Koetje (Senior Vice President, Business Development & Finance until July 1, 2022, and CFO thereafter); Kenneth E. Johnson Senior Vice President, Technology Services; and Eric M. Lardy (Senior Vice President, Operations and Integration). Our non-PEO NEOs for 2021 were Michael E. Bowker (COO); Steven S. Cochran (CFO); Megan M. Detz (Senior Vice President, Human Resources); and Todd M. Koetje (Senior Vice President, Business Development & Finance).

Cable One, Inc. ▪ 2026 Proxy Statement | 59

(5)	In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the NEOs as a group (excluding our PEO) for each year to determine the average “compensation actually paid” to the NEOs as a group (excluding our PEO), using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less: Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	2,465,699	(1,868,351)	(561,804)	35,544
2024	2,506,533	(1,902,979)	1,439,562	2,043,116
2023	2,223,784	(1,627,766)	1,870,787	2,466,805
2022	1,661,147	(1,060,591)	(977,127)	(376,571)
2021	2,093,808	(1,388,439)	841,990	1,547,359

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Applicable Year and Unvested at Year End ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2025	474,574	(529,923)	—	(506,455)	—	—	(561,804)
2024	1,802,415	(211,877)	—	(150,976)	—	—	1,439,562
2023	2,039,612	(155,355)	—	(13,470)	—	—	1,870,787
2022	707,008	(1,425,793)	—	(258,342)	—	—	(977,127)
2021	1,437,587	(544,617)	—	(50,980)	—	—	841,990

(6)
The figures in this column reflect the cumulative TSR of our common stock for the periods presented assuming a hypothetical $100 investment on December 31, 2020 and assuming that dividends, if any, were reinvested. The stock price performance reflected in these figures is based on historical results and is not necessarily indicative of future stock price performance.

(7)
The figures in this column reflect the cumulative TSR of the common stock of a specified peer group of companies (our “Peer Group”) for the periods presented assuming a hypothetical $100 investment on December 31, 2020 and that dividends, if any, were reinvested. The Peer Group consists of the following publicly traded data, video and voice services companies: Altice USA, Inc.; Charter Communications, Inc.; Comcast Corporation; and WideOpenWest, Inc. The stock price performance reflected in these figures is based on historical results and is not necessarily indicative of future stock price performance.

(8)	The figures in this column reflect the amount of net income reported in our audited financial statements for the applicable year.

(9)
Adjusted EBITDA is our “Company-Selected Measure” for purposes of the SEC’s “pay versus performance” disclosure requirements pursuant to Item 402(v) of Regulation S-K. Please see Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), which is the most directly comparable measure under GAAP, for the years ended December 31, 2025 and December 31, 2024.

Cable One, Inc. ▪ 2026 Proxy Statement | 60

The Relationship Between Executive Compensation Actually Paid and Performance

Executive Compensation Actually Paid and Cumulative Company and Peer Group TSR. The following chart shows the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to the cumulative TSR of our common stock and peer group TSR over the five-year period of 2021 through 2025.

Executive Compensation Actually Paid and Net Income. The following chart shows the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to our net income (loss) over the five-year period of 2021 through 2025.

Cable One, Inc. ▪ 2026 Proxy Statement | 61

Executive Compensation Actually Paid and Adjusted EBITDA. The following chart shows the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to our Adjusted EBITDA over the five-year period of 2021 through 2025.

Financial Performance Measures

We believe the following financial performance measures represent the most important financial performance measures used to link the compensation actually paid to our NEOs for fiscal year 2025 to our financial performance:

■	Residential data revenues;

■	Business services revenues;

■	Adjusted EBITDA;

■	Adjusted EBITDA less capital expenditures; and

■	Adjusted capital expenditures as a percentage of Adjusted EBITDA.
Cable One, Inc. ▪ 2026 Proxy Statement | 62

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION FOR 2025

We are asking stockholders to approve, in a non-binding advisory vote, the 2025 compensation paid to our NEOs as reported in this Proxy Statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2025 Annual Meeting, approximately 86% of the votes cast voted in favor of our say-on-pay proposal.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to achieve the following key objectives:

■	Provide competitive total direct compensation to our executives in order to attract and retain highly qualified and productive executives;

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term;

■	Align the long-term interests of our executives and stockholders through meaningful ownership of Company stock by executives and by rewarding stockholder value creation;

■	Reflect our pay-for-performance philosophy; and

■	Ensure that total compensation opportunities are competitive.

We encourage stockholders to read the “Compensation Discussion and Analysis” section above, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2025. The “2025 Summary Compensation Table” and other related compensation tables and narrative included in the “Executive Compensation” section of this Proxy Statement provide detailed information on the compensation of our NEOs. As discussed in the “Compensation Discussion and Analysis” section and the “2025 Summary Compensation Table” and other related compensation tables and narrative included in the “Executive Compensation” section of this Proxy Statement, the C&TM Committee and the Board believe that our executive compensation program fulfills the key objectives of our compensation philosophy in a prudent and effective manner.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in the Compensation Discussion and Analysis, the 2025 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.”

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION FOR 2025 AS DISCLOSED IN THIS PROXY STATEMENT.
Cable One, Inc. ▪ 2026 Proxy Statement | 63

PROPOSAL 4: APPROVAL OF THE CABLE ONE, INC. 2026 OMNIBUS INCENTIVE COMPENSATION PLAN

Background
Effective March 30, 2026 the Board approved, subject to the approval of our stockholders, the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan (the “2026 Omnibus Plan”). The 2026 Omnibus Plan is intended to replace the Amended and Restated Cable One, Inc. 2022 Omnibus Incentive Compensation Plan (the “2022 Plan”). The 2022 Plan will be automatically replaced and superseded by the 2026 Omnibus Plan, and no further awards will be granted thereunder, on the date on which the 2026 Omnibus Plan is approved by our stockholders, provided that any outstanding awards granted under the 2022 Plan will remain in effect pursuant to their terms. If stockholder approval is not received, the 2022 Plan will remain in place pursuant to its current terms.
We believe that equity-based awards are an important part of our overall compensation program and want to ensure that there is a sufficient number of shares of our common stock, par value $0.01 (“Shares”), available to adequately incentivize current and prospective officers, employees, directors and consultants. As of the record date, we had the following awards outstanding under the 2022 Plan, the 2015 Omnibus Incentive Compensation Plan (under which no further awards will be granted) and inducement awards under the same terms and conditions of the 2022 Plan (together, the “Plans”): (i) no Shares subject to awards of stock options to purchase Shares (“Options”) or restricted stock (“RSAs”), in each case, outstanding under the 2022 Plan; (ii) 195,399 Shares subject to awards of RSAs and restricted stock units (“RSUs”) with time-based vesting; (iii) 108,245 RSUs subject to performance-vesting (“PSUs”), based on target performance level and which such awards could be paid at 125% of target at maximum performance goal achievement for awards granted prior to 2026 and 180% of target at maximum performance goal achievement for awards granted in 2026; and (iv) 16,616 Shares subject to stock appreciation rights (“SARs”). We did not have any other inducement equity awards or equity awards outstanding under the Plans. In addition, as of the record date we had outstanding 45,435 cash-settled service-based phantom restricted stock units and 68,147 cash-settled performance-based phantom restricted stock units, based on target performance level. As of the record date, 174,618 Shares remained available for future grants under the 2022 Plan (our only active equity plan), and, based on our estimates, the Company anticipates exhausting such Shares within one year. There will be no new awards granted under the 2022 Plan if the 2026 Omnibus Plan is approved by the Company’s stockholders.
If the 2026 Omnibus Plan is approved, as of its effective date, a total of 600,000 Shares will be available for future awards under the 2026 Omnibus Plan (plus any Shares subject to existing awards that were granted under the 2022 Plan and that are forfeited and would be available again for grant under the terms of the 2022 Plan). We anticipate that this increase in Shares will allow the 2026 Omnibus Plan to operate for one year or more, although this could change based on other factors including, but not limited to, merger and acquisition activity.
The closing price of our Shares, as reported on the NYSE on March 30, 2026 was $94.83 per Share. If the 2026 Omnibus Plan is approved by our stockholders, we will file a Form S-8 registration statement with the SEC shortly after such approval to register the Shares authorized for issuance under the 2026 Omnibus Plan.

Burn Rates

For the last three years, our burn rate (the “Burn Rate”), which we define as the total number of Shares subject to awards granted in a calendar year (which includes the total number of SARs granted, as applicable) expressed as a percentage of our basic weighted average Shares outstanding, was as follows:

	2025	2024	2023
Stock Options / SARs Granted	0	0	0
Restricted Stock, RSUs and PSUs Granted	132,217	114,573	70,949
Weighted Average Common Shares Outstanding	5,639,714	5,621,408	5,648,934
Burn Rate	2.3%	2.0%	1.3%
Three Year Average Burn Rate	—	—	1.9%

The Company determines its one-year Burn Rate as a percentage expressed as a fraction, (i) the numerator of which is the total number of full value Shares, Options and SARs granted by the Company over one fiscal year, and (ii) the denominator of which is the number of weighted average basic Shares outstanding in the applicable year. Our recent practice is to grant awards of RSUs and
Cable One, Inc. ▪ 2026 Proxy Statement | 64

PSUs; we have not granted Options in the past and we have not granted SARs since 2021. The Company determines its three-year average Burn Rate as the average Burn Rate over the applicable three-year period.

Overhang

If the 2026 Omnibus Plan is not approved, the Shares available for grant under the 2022 Plan could be exhausted within a year, which would have a detrimental effect on our ability to attract, retain and motivate our employees, officers, directors and consultants. The Board believes the potential dilution from equity issuances to be made under the 2026 Omnibus Plan is reasonable and that approval of the 2026 Omnibus Plan is important in allowing us to continue awarding equity incentives, which are an important component of our overall compensation program.
As of record date, the potential dilution (or overhang) from the 2026 Omnibus Plan would be 16.2% (or 14.0% on a fully-diluted basis). Set forth below is a summary of outstanding awards and Shares available for issuance under all the Company’s equity-based compensation plans, assuming that the 2026 Omnibus Plan is approved, as of record date.

(A)	Outstanding SARs(1)	16,616
(B)	Outstanding restricted stock and RSUs	195,399
(C)	Outstanding PSUs at target	108,245
(D)	Equity awards outstanding (A+B+C)	320,260
(E)	Shares available for grant under the 2022 Plan (assuming approval of the 2026 Omnibus Plan)	0
(F)	Additional requested Shares for the 2026 Omnibus Plan	600,000
(G)	Common shares outstanding	5,672,182
	Overhang after effectiveness of 2026 Plan (D+E+F) / (G)	16.2%
	Fully Diluted Overhang after effectiveness of 2026 Plan (D+E+F) / (D+E+F+G)	14.0%

(1) Outstanding SARs have a weighted average exercise price of $1,225.32 and an average weighted average remaining term of 3.26 years.

Summary of the 2026 Omnibus Plan

A summary of the material terms of the 2026 Omnibus Plan is set forth in this Proposal 4. This summary does not purport to be a complete description of the 2026 Omnibus Plan and is qualified in its entirety by reference to the 2026 Omnibus Plan included as Annex B to this Proxy Statement, which is incorporated by reference into this Proposal 4. The 2026 Omnibus Plan includes, among other things, the following best practices and governance features:

•No new awards granted under the 2022 Plan if the 2026 Omnibus Plan is approved by the Company’s stockholders
•No single-trigger vesting benefits based on change of control
•No ordinary dividends paid on unvested long-term incentive awards
•No repricing of options or SARs without stockholder approval
•No “evergreen” or automatic Share replenishment
•No liberal share counting or recycling
•No gross-ups under Section 280G of the Code
•Awards are subject to forfeiture, return or reimbursement in accordance with the Company’s clawback policies and applicable law

Purpose. The purpose of the 2026 Omnibus Plan is to promote the interests of the Company and its stockholders by providing the employees, directors and consultants of the Company and its subsidiaries with grants of long-term equity incentive awards and other types of incentive compensation to align their compensation with the Company’s long-term growth, profitability and financial success.

Cable One, Inc. ▪ 2026 Proxy Statement | 65

Eligible Participants. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its affiliates will be eligible to participate in the 2026 Omnibus Plan. As of December 31, 2025, we had 2,592 employees, seven non-employee directors and 105 consultants. Based on our current population, we expect that awards will be limited to approximately 450 employees, seven non-employee directors and zero consultants.
Effective Date. If approved by the stockholders, the 2026 Omnibus Plan will become effective on the date it is approved by the stockholders and will remain in effect until the 10th anniversary of the effective date (the “End Date”) or an earlier date that it is terminated by the Board in accordance with its terms.
Administration. The 2026 Omnibus Plan will be administered by the C&TM Committee or such other committee as the Board may designate (hereinafter referred to as the “Committee”). Subject to the terms of the 2026 Omnibus Plan and applicable law, the Committee will have the authority to administer the 2026 Omnibus Plan, including the authority to (i) designate participants; (ii) determine all terms and conditions of Awards (as defined below), including performance criteria applicable thereto; (iii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the 2026 Omnibus Plan and any instrument or agreement relating to, or Award made under, the 2026 Omnibus Plan; (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the 2026 Omnibus Plan; and (v) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2026 Omnibus Plan.
Plan Share Limit. Subject to adjustment as provided below, the maximum aggregate number of Shares that may be issued pursuant to Awards granted under the 2026 Omnibus Plan will be (A) 600,000 Shares, less the number of Shares underlying any Awards granted under the Prior Plan after the adoption date by the Board of the 2026 Omnibus Plan and prior to the Effective Date plus (B) the number of Shares that, as of the Effective Date, are subject to outstanding awards under the 2022 Plan that could become available again for grant under the 2022 Plan in accordance with its terms in the event that such awards expire or become unexercisable, or are forfeited, canceled or otherwise terminated, in each case, without delivery of Shares or cash therefor (the number of Shares under clauses (A) and (B), together, the “Plan Share Limit”). No awards will be granted under the 2022 Plan or any other prior plan on or after the effective date of the 2026 Omnibus Plan. Shares granted under the 2026 Omnibus Plan will consist, in whole or in part, of authorized and unissued Shares or of treasury Shares or of Shares purchased on the open market.
Solely for purposes of counting the number of Shares available for grant under the 2026 Omnibus Plan, the following share counting rules will apply:

•Each Share that is subject to an Award that is denominated in Shares will reduce the aggregate number of Shares that may be delivered under the 2026 Omnibus Plan by one Share.
•If, after the effective date (or after December 31, 2025, with respect to awards granted under the 2022 Plan), (i) any Award is forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (ii) any Award is settled other than wholly by issuance of Shares (including cash settlement), then, in the case of each of clauses (i) and (ii), the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued for purposes of reducing the Plan Share Limit (or, with respect to awards granted under the 2022 Plan, will be added to the Plan Share Limit).
•Notwithstanding the foregoing, any Shares that are (i) surrendered or tendered in payment of the exercise price of an Option, (ii) surrendered or tendered to satisfy any tax withholding obligation with respect to an Award, (iii) subject to a SAR that are not issued in connection with its stock settlement on exercise and (iv) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will, in the case of each of clauses (i), (ii), (iii) and (iv), be deemed issued for purposes of, and will reduce, the Plan Share Limit.

Incentive Stock Option Limit. The maximum aggregate number of Shares in the Plan Share Limit that may be issued pursuant to Options that are incentive stock options under Section 422 of the Code (“ISOs”) is 600,000 (the “Plan ISO Limit”).
Non-Employee Director Limits. The aggregate grant-date fair value of Awards (including Share-based and cash-based Awards) that may be granted under the 2026 Omnibus Plan to a non-employee director, plus the aggregate amount of all cash payments made to such non-employee director for service as director during any fiscal year, may not exceed (i) $1,000,000 for any non-employee director who serves as Chairman; (ii) $750,000 for each other non-employee director; or (iii) $1,000,000 for each other
Cable One, Inc. ▪ 2026 Proxy Statement | 66

non-employee director during the year of their initial appointment (clauses (i), (ii) and (iii) together, the “Annual Director Compensation Limit”).
Changes in Capitalization. In the event of any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, or other “equity restructuring” (within the meaning of Topic 718), the Committee will equitably adjust, in the manner the Committee determines appropriate, any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including the Plan Share Limit, the Plan ISO Limit and the Annual Director Compensation Limit, and (ii) the terms of any outstanding Award so as to prevent the enlargement or diminishment of benefits provided thereunder, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to such Award or to which such Award relates, (2) the exercise price, if applicable, with respect to such Award and (3) the vesting terms (including performance criteria) applicable to such Award.
In the event the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company; issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (including any Change of Control (as defined below)); or other unusual, extraordinary or non-recurring event (including a change in applicable law or accounting standards) affects the Shares, the Company, its Affiliates or the Company’s financial statements, the Committee may equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including the Plan Share Limit, the Plan ISO Limit and the Annual Director Compensation Limit, (ii) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to such Award or to which such Award relates, (2) the exercise price, if applicable, with respect to such Award, (3) the vesting terms (including any performance criteria) applicable to such Award and (4) the other terms and conditions of such Award (including the identity of the “Company” and the definition of “Change of Control”), (iii) the provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, (iv) the cancellation or termination of any Option or SAR having an exercise price equal to, or in excess of, the fair market value of a Share subject to such Option or SAR without any payment or consideration therefor or (v) in the case of an outstanding Option or SAR, the date upon which such Award will expire unless exercised prior thereto.

Description of Awards

The 2026 Omnibus Plan provides for the grant of ISOs and Options that are not intended to so qualify (“NQSOs”), SARs, RSAs, RSUs, PSUs, cash incentive awards, and other equity-based or equity-related awards (each, an “Award”).
Options. An Option is a right to purchase Shares in the future at an exercise price determined by the Committee at the date of grant. Generally, the per-Share exercise price for stock options will not be less than the fair market value on the date of grant (and not less than 110% of such fair market value for ISO grants made to holders of more than 10% of the Company’s voting power). The terms and conditions of Options (including exercise price and vesting) will be determined by the Committee, subject to limits set forth in the 2026 Omnibus Plan and as set forth in the applicable award agreement. All Options granted under the 2026 Omnibus Plan will be NQSOs unless the applicable award agreement expressly states that the Option is intended to be an ISO. All terms and conditions of all grants of ISOs will be subject to Section 422 of the Code and the regulations promulgated thereunder. The maximum term for an Option is 10 years.
SARs. A SAR is an unfunded and unsecured promise to deliver Shares or cash equal to the appreciation of the fair market value of a Share over an exercise price. The per-Share exercise price of a SAR will not be less than the fair market value per Share on the date of grant. Each SAR will be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable award agreement or thereafter. Upon exercise of a SAR, the holder will receive the value of the appreciation in the Share subject to the SAR over the exercise price. SARs will be permitted to be settled in cash or Shares or a combination thereof, as determined by the Committee. The maximum term for a SAR is 10 years.

Cable One, Inc. ▪ 2026 Proxy Statement | 67

RSAs. A share of restricted stock will be an actual Share granted under the 2026 Omnibus Plan that will be subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified in the 2026 Omnibus Plan and in the applicable award agreement. The terms and conditions of RSAs will be determined by the Committee and set forth in the applicable award agreement, including the vesting schedule, vesting criteria (including any performance goals), term and methods and form of settlement. RSAs will be evidenced in such manner as the Committee may determine. If certificates representing restricted stock are registered in the name of the applicable participant, the certificates will bear an appropriate legend referring to the terms, conditions and restrictions applicable to restricted stock, and the Company will, at its discretion, retain physical possession of the certificates until all applicable restrictions lapse.
RSUs. RSUs represent an unfunded and unsecured promise to deliver Shares or cash, or a combination thereof, upon the lapse of restrictions applicable to the RSUs. Each RSU will be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or will have a value equal to the fair market value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). The terms and conditions of RSUs will be determined by the Committee and set forth in the applicable award agreement, including, as applicable, the vesting schedule, vesting criteria (including any performance goals), term and methods and form of settlement.
Cash Incentive Awards. Cash incentive awards are Awards payable in cash, which, in the sole discretion of the Committee, may be payable upon the attainment of vesting conditions or performance goals that will be established by the Committee. Each cash incentive award will have an initial value that will be established by the Committee at the time of grant. After the applicable performance conditions and vesting period end, the holder of a cash incentive award would be entitled to receive a payout of the amount of the cash incentive award earned by the participant over the specified vesting or performance period.
Other Stock-Based Awards. Other stock-based awards are equity-based or equity-related compensation Awards not previously described above. Outright grants of fully vested Shares will constitute other stock-based awards. The Committee will determine the amounts and terms and conditions of any such Awards, provided that they comply with applicable laws.
Dividends and Dividend Equivalent Rights. A dividend equivalent right will entitle the holder to receive cash, Shares or a combination thereof (as set forth in the applicable award agreement), the value of which will be based on the ordinary cash dividends paid on Shares, with respect to the Shares that are subject to an Award. The Committee may provide that the dividend equivalents (if any) will be deemed to have been reinvested in additional Shares or otherwise reinvested or accumulated and credited to a bookkeeping account. Any dividends (including payable in connection with RSAs) or dividend equivalents (payable in connection with Awards other than Options or SARs) will in all events be subject to the same restrictions and risk of forfeiture as the underlying Award and will not be paid unless and until the underlying Award is vested or earned.

Description of Other Plan Terms

Minimum Vesting. Awards granted under the 2026 Omnibus Plan (other than cash incentive awards) will vest no earlier than the first anniversary of the applicable grant date. The Committee may grant Awards up to 5% of the Plan Share Limit that are not subject to the foregoing limit, and such limit will not apply to (i) Awards granted to non-employee directors that vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of our stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting of our stockholders, (ii) Awards that vest or become exercisable in connection with a Change of Control (as defined below) or (iii) substitute awards.
Change of Control. In the event of a Change of Control, unless provision is made in connection with the Change of Control for assumption of, or substitution for, Awards previously granted:
•any Options and SARs outstanding as of the date the Change of Control will become exercisable and otherwise vested, as of immediately prior to the Change of Control;
•all cash incentive awards and Awards subject to unsatisfied performance criteria will vest as of immediately prior to the Change of Control (with performance criteria deemed achieved at target level); and
•all other outstanding Awards will be deemed exercisable and vested and all restrictions and forfeiture provisions will lapse as of immediately prior to such Change of Control.

For purposes of the 2026 Omnibus Plan, a “Change of Control” generally means the occurrence of any of the following events: (i) during any consecutive 24-month period, a change in the composition of a majority of the non-employee director members
Cable One, Inc. ▪ 2026 Proxy Statement | 68

of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent non-employee director members of the Board; (ii) consummation of certain mergers, consolidations or statutory share exchanges or similar form of corporate transaction of the Company (or any of its subsidiaries, if voting securities are issuable) or a sale or other disposition of all or substantially all of its assets to an unaffiliated entity, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) consummation of a plan of complete liquidation or dissolution of the Company; or (iv) the acquisition by any individual, entity or group (other than the Company or any subsidiary or affiliate and certain individuals or groups as provided in the 2026 Omnibus Plan) of beneficial ownership of at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.
Amendment and Termination. Our Board may amend, suspend or terminate the 2026 Omnibus Plan, subject to approval of our stockholders if required by the applicable NYSE listing rules or by applicable law. No such amendment, suspension or termination of the 2026 Omnibus Plan that will materially impair the rights of a holder of an outstanding award will be permitted to be taken without the holder’s consent. No amendment will be permitted to (i) increase the total number of Shares available for grant under the 2026 Omnibus Plan, increase the total number of Shares available for grant as ISOs under the 2026 Omnibus Plan or increase the Annual Director Compensation Limit; (ii) expand the types of Awards, class of employees or other individuals eligible to participate in the 2026 Omnibus Plan; (iii) reduce the exercise price of an Option or SAR, reprice an Option or SAR or repurchase or cancel an option or SAR at a time when its exercise price is greater than the fair market value of the underlying Shares; or (iv) extend the End Date, in the case of each of clauses (i), (ii), (iii) and (iv), without the prior approval of stockholders.
Assignability. Except as otherwise specified in an award agreement, Awards granted under the 2026 Omnibus Plan will not be permitted to be assigned, alienated, pledged, attached, sold or otherwise transferred, other than following the death of a participant by will or the laws of descent.
U.S. Federal Income Tax Consequences
The United States federal income tax consequences of the issuance and/or exercise of option awards under the 2026 Omnibus Plan are as follows. The summary is based on the law as in effect on December 31, 2025. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.
ISOs. An ISO results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised for regular federal income tax purposes. However, upon exercise, the excess of the fair market value of the Shares acquired over the exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the Shares received as a result of an exercise of an ISO for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the Shares is treated as a long-term capital gain. If the Shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the Shares, upon exercise of the ISO over the exercise price (or, if less, the excess of the amount realized upon disposition of the Shares over the exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, the Company will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the Shares acquired upon exercise of an ISO is equal to the price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.
The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of Shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NQSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NQSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.
NQSOs. An NQSO results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NQSO will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market
Cable One, Inc. ▪ 2026 Proxy Statement | 69

value of the Shares over the NQSO exercise price. Subject to the applicable provisions of the Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in Shares received upon exercise is equal to the sum of the NQSO exercise price plus the amount includible in his or her income as compensation upon exercise.
Any gain (or loss) upon subsequent disposition of the Shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the Shares. The foregoing summary assumes that the Shares acquired upon exercise of an NQSO option are not subject to a substantial risk of forfeiture.
SARs. The grant of a SAR results in no taxable income to the holder or a deduction to the Company at the time of grant. A holder of a SAR will, at the time of exercise, realize taxable compensation in the amount equal to the excess of the then fair market value of the Shares over the SAR exercise price. The Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the holder of the SAR. To the extent the SAR is settled in Shares, any additional gain or loss recognized upon any later disposition of the Shares will be capital gain or loss.
RSAs. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the date the Shares are no longer subject to a substantial risk of forfeiture (and are freely transferable) unless the participant has elected to make a timely election pursuant to Section 83(b) of the Code, in which case, the participant will recognize ordinary income on the date the Shares were acquired. Upon the sale of Shares acquired pursuant to an RSA, any gain or loss, based on the difference between the sale price and the fair market value upon which the participant recognized ordinary income, will be taxed as a capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date.
RSUs, PSUs, Cash Incentive Awards or Other Stock-Based Awards. The grant of RSUs, PSUs, cash incentive awards or other stock-based awards will result in no taxable income to the participant or deduction to the Company. A participant awarded one of these Awards will recognize ordinary income in an amount equal to the fair market value of the cash or Shares delivered to the participant on the settlement date. Where an Award is settled in Shares, any additional gain or loss recognized upon the disposition of such shares or property will be capital gain or loss.
Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Options granted with an exercise price that is not less than the fair market value of the underlying Shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Options that will be awarded under the 2026 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2026 Omnibus Plan comply with Section 409A of the Code, and all provisions of the 2026 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.
New Plan Benefits Under the 2026 Omnibus Plan
All future awards to directors, executive officers and employees will be made at the discretion of the Board or the C&TM Committee. Therefore, we cannot determine future benefits under the 2026 Omnibus Plan at this time. Information regarding our recent practices with respect to our equity-based compensation under the 2022 Plan is presented elsewhere in this Proxy Statement.
THE FULL TEXT OF THE 2026 OMNIBUS PLAN IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH TEXT.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CABLE ONE, INC. 2026 OMNIBUS INCENTIVE COMPENSATION PLAN AS SET FORTH IN ANNEX B TO THIS PROXY STATEMENT.
Cable One, Inc. ▪ 2026 Proxy Statement | 70

DIRECTOR COMPENSATION

Our non-employee director compensation program is designed so that the amount and form of compensation is in line with typical peer practice. Similar to our approach to executive compensation, a substantial portion of annual non-employee director compensation is comprised of equity awards to link director compensation with our performance.

Component	Amount ($)(1)
Cash Compensation
Annual Cash Retainer (each non-employee director)	90,000
Independent Chair of the Board(2)	115,000
Lead Independent Director	30,000
Audit Committee Chair	20,000
C&TM Committee Chair	15,000
Executive Committee Chair(3)	10,000
Nominating and Governance Committee Chair(3)	10,000
Equity Compensation
Annual Equity Award	155,000

(1)	Amounts in this column are prorated for any partial year of service, (as applicable).
(2)
The non-employee director compensation program was amended effective January 1, 2026 to include an additional cash fee of $115,000 payable to any non-employee director serving in the position of Chair of the Board.

(3)	Payable only if the committee chair is a non-employee director (other than the Independent Chair of the Board or Lead Independent Director).
 Under our current non-employee director compensation program, each non-employee director receives an annual grant of RSUs awarded under the 2022 Plan (or any successor plan thereto) with a grant date face value of approximately $155,000 and such grant is generally made on the date of our annual meeting of stockholders. Each non-employee director grant generally vests in full on the earlier of the first anniversary of the grant date or the date of the annual meeting of stockholders that immediately follows the grant date, subject to the non-employee director’s continued service through such vesting date. The RSUs granted to the non-employee directors settle on a one-for-one basis in shares of our common stock.
Our non-employee directors may elect to defer (i) the settlement of all or a portion of their RSUs until the earlier of the date he or she ceases to serve on the Board, a date specified by the director (if any) and a “change of control” of the Company (as defined in the 2022 Plan) and (ii) all or a portion of their annual cash fees (including the annual cash retainer and any additional committee chair cash retainers or Lead Independent Director cash retainer). Any portion of his or her cash fees that are deferred are converted to and deferred as RSUs, which will also be settled on a one-for-one basis in shares of our common stock.
For each RSU, dividend equivalents are accrued and paid out in cash or forfeited at the time the corresponding RSU is settled or forfeited (as applicable), except with respect to dividend equivalents for RSUs granted prior to 2017, which are converted into additional RSUs if the value of such dividend equivalents exceeds the value of a share of our common stock on the dividend payment date and will be delivered or forfeited at the time of settlement or forfeiture of the original corresponding RSUs. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a “change of control” of the Company.
 Non-employee directors who serve in multiple roles will be eligible for the additional cash component for such additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses incurred related to the meetings they attend. Employee directors do not receive additional compensation for serving on the Board.
Our non-employee director compensation is reviewed annually by our C&TM Committee with the assistance of the Compensation Consultant. The amount and composition of non-employee director compensation was reviewed for 2025 and no changes were recommended as compared to 2024.

Cable One, Inc. ▪ 2026 Proxy Statement | 71

 Director Compensation Table

The following table shows the compensation earned or paid to our non-employee directors during the fiscal year ended December 31, 2025. Our President and CEO did not receive any additional compensation for her service on the Board. Compensation for serving as our President and CEO during 2025 is shown in the section of this Proxy Statement entitled “Executive Compensation—2025 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
P. Robert Bartolo	90,247	154,983	245,230
Brad D. Brian	—	246,020	246,020
Deborah J. Kissire	110,302	157,204	267,506
Mary E. Meduski	—	274,884	274,884
Thomas O. Might	33,132	—	33,132
Sherrese M. Smith	—	244,909	244,909
Wallace R. Weitz	—	257,177	257,177
Katharine B. Weymouth	105,288	154,983	260,271

(1)	Amounts in this column represent the cash fees to each non-employee director for 2025.

(2)
Amounts in this column represent the aggregate grant date fair value of RSU awards granted in 2025 to each non-employee director, including additional RSUs granted in lieu of cash fees for each director, computed in accordance with Topic 718. The RSUs (including those granted in lieu of cash) will vest on the earlier of the first anniversary of the grant date or the date of the annual meeting of stockholders that immediately follows the grant date, subject to such director’s continued service through such vesting date, with settlement to occur on the vesting date or in accordance with such director’s deferral election (as applicable).

(3)	The following table shows the aggregate number of unvested and outstanding RSUs held by each non-employee director as of December 31, 2025:

Name	Unvested and Outstanding RSUs as of December 31, 2025
P. Robert Bartolo	941
Brad D. Brian	1,491
Deborah J. Kissire	949
Mary E. Meduski	1,669
Thomas O. Might	0
Sherrese M. Smith	1,487
Wallace R. Weitz	1,556
Katharine B. Weymouth	941

Cable One, Inc. ▪ 2026 Proxy Statement | 72

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information regarding the beneficial ownership of our common stock as of March 30, 2026 (except as otherwise indicated) by each NEO in the section entitled “Executive Compensation—2025 Summary Compensation Table,” each of our directors and nominees for director, all of our current executive officers and directors as a group and each of our stockholders who we believe (based on the assumptions described below) beneficially owns more than 5% of our outstanding common stock. Except as otherwise noted in the footnotes below, each person or entity identified in the table below has sole voting and investment power with respect to the securities they or it holds, subject to applicable community property law.
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 5,672,182 shares outstanding on March 30, 2026. The numbers and percentages shown include shares actually owned on March 30, 2026 (except as otherwise indicated) and shares, SARs (in the case of executive officers), and RSUs (including vested RSUs whose settlement was deferred) that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of March 30, 2026 upon the exercise of SARs or the delivery of RSUs (including vested RSUs whose settlement was previously deferred) are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person or group. The business address of each of our NEOs and directors identified in the table below is our address.

Name	Share Ownership	Shares Underlying Exercisable SARs(1)	RSUs(2)	Total Beneficial Ownership	Percentage Owned
NEOs and Directors:
Julia M. Laulis(3)	23,489	—	—	23,489	*
James A. Holanda	—	—	—	—	*
Kenneth E. Johnson	5,224	—	—	5,224	*
Todd M. Koetje	5,818	—	—	5,818	*
Megan M. Detz	4,053	—	—	4,053	*
Anthony J. Mokry	509	—	—	509	*
P. Robert Bartolo	—	—	1,516	1,516	*
Brad D. Brian	1,067	—	3,273	4,340	*
Deborah J. Kissire	100	—	3,218	3,318	*
Mary E. Meduski	250	—	3,349	3,599	*
Sherrese M. Smith	400	—	2,474	2,874	*
Wallace R. Weitz	12,500	—	4,640	17,140	*
Katharine B. Weymouth	905	—	1,389	2,294	*
All current executive officers and directors as a group, eliminating duplications (13 individuals)	32,779	—	19,859	52,638	0.9%

Cable One, Inc. ▪ 2026 Proxy Statement | 73

Name	Beneficial Ownership	Percentage Owned
Principal Stockholders:
Daniel L. Mosley(4)	462,574	8.2%
Donald E. Graham(5)	469,883	8.3%
BlackRock, Inc.(6)	712,304	12.6%
The Vanguard Group(7)	480,480	8.5%
Bank of Montreal(8)	471,442	8.3%
Private Management Group Inc.(9)	311,133	5.5%
D.E. Shaw & Co.(10)	308,653	5.4%
Rothschild and Co Wealth Management UK Limited(11)	290,327	5.1%

*     Less than 1%.

(1)
For the executive officers, the amount includes the net number of shares issuable upon exercise of vested SARs. Following vesting, upon exercise of a SAR, the holder would receive the value of the appreciation in the share subject to the SAR over the exercise price. For purposes of this column, the net number of shares issuable upon exercise has been calculated using the closing price of a share of our common stock as of March 30, 2026, which was $94.83.

(2)
For non-employee directors, the amount includes the number of shares to be received at settlement upon the lapse of restrictions applicable to RSUs (including vested RSUs whose settlement was previously deferred per the terms of the non-employee director's deferral election).

(3)
According to information as of December 31, 2025 and available to the Company. The amount includes 10,186 shares held in a trust with Ms. Laulis’ spouse, with whom Ms. Laulis shares voting and investment power.

(4)
According to information as of March 24, 2026 and available to the Company, Mr. Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 7,906 shares; and shared voting and investment power, 454,668 shares, which includes 55,927 shares in a trust for which Mr. Mosley is a co-trustee with Mr. Graham and Mr. Graham has the power to amend or revoke. The address of Mr. Mosley is 375 Ninth Avenue, New York, New York 10001.

(5)
According to information as of March 24, 2026 and available to the Company, Mr. Graham, as an individual and as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 74,121 shares; and shared voting and investment power, 395,762 shares. The address of Mr. Graham is 1300 N. 17th Street, Arlington, Virginia 22209.

(6)
Based on a Schedule 13G/A filed on October 17, 2025, BlackRock, Inc. (“BlackRock”), a holding company, was deemed to be the beneficial owner of 712,304 shares of our common stock. Based on the Schedule 13G/A, BlackRock has sole voting power over 699,573 shares and sole dispositive power over 712,304 shares. The address of BlackRock is 50 Hudson Yards, NY, NY 10001.

(7)	Based on a Schedule 13G/A filed on October 30, 2025, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 480,480 shares of our common stock. Based on the Schedule 13G/A, Vanguard has shared voting power over 29,115 shares, sole dispositive power over 446,701 shares and shared dispositive power over 33,779 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355. Based on a Schedule 13G/A filed on March 26, 2026, Vanguard reported that, due to an internal realignment on January 12, 2026, it no longer has, or is deemed to have, beneficial ownership of our common stock beneficially owned by various subsidiaries or business divisions of Vanguard. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard will report their beneficial ownership separately (on a disaggregated basis) from Vanguard.
Cable One, Inc. ▪ 2026 Proxy Statement | 74

(8)
Based on a Schedule 13G filed jointly by the Bank of Montreal (“BMO”) on behalf of BMO and BMO Holding Inc, BMO Nesbitt Burns Inc. Wealth Management (“BMO Nesbitt”), BMO Asset Management Inc., (“BMO Asset”) BMO Financial Corp., (“BMO Financial”) BMO Capital Markets Corp., (“BMO Capital”), BMO Bank N.A, (“BMO Bank”), BMO Family Office, LLC (“BMO Family”) 1001271606 Ontario Inc. (“1001271606 Ontario”) and Burgundy Asset Management Ltd. (“Burgundy”) on February 12, 2026, BMO and its subsidiaries were deemed to be the beneficial owners of 471,442 shares of our common stock. Based on the Schedule 13G, BMO has sole voting power over 344,369 shares, BMO Holding Inc. has sole voting power over 345 shares, BMO Nesbitt has sole voting power over 260 shares, BMO Asset has sole voting power over 260 shares, BMO Financial has has sole voting power over 12,112 shares, BMO Capital has sole voting power over 11,870 shares, BMO Bank has sole voting power over 242 shares, 1001271606 Ontario has has sole voting power over 330,594 shares and Burgundy has sole voting power over 330,594 shares. Based on the Schedule 13G, BMO has sole dispositive power over 471,442 shares, BMO Holding has sole dispositive power over 345 shares, BMO Nesbitt has sole dispositive power 260 shares, BMO Asset has sole dispositive power over 260 shares, BMO Financial has sole dispositive power over 12,276 shares, BMO Capital has sole dispositive power over 11,870 shares, BMO Bank has sole dispositive power over 247 shares, BMO Family has sole dispositive power over 159 shares, 1001271606 Ontario has sole dispositive power over 457,503 shares and Burgundy has sole dispositive power over 457,503 shares. The address of BMO is 1 First Canadian Place, Toronto, Ontario, Canada M5X1A1.

(9)
Based on a Schedule 13G filed on July 30, 2025, Private Management Group, Inc. (“Private Mgmt”), an investment advisor, was deemed to be the beneficial owner of 311,133 shares of our common stock. Based on the Schedule 13G, Private Mgmt has sole voting power over 311,133 shares and sole dispositive power over 311,133 shares. The address of Private Mgmt is 15635 Alton Parkway, Suite 400, Irvine, CA 92618.

(10)
Based on a Schedule 13G/A filed jointly on January 23, 2026, by D.E. Shaw & Co. L.P. (“D.E. Shaw L.P.”), an investment advisor, on behalf of D.E. Shaw L.P., D.E. Shaw & Co., L.L.C. (“D.E.Shaw”), and David E. Shaw. Based on the Schedule 13G/A, D.E. Shaw L.P. and David E. Shaw were deemed to be the beneficial owner of 308,653 shares of our common stock and D.E. Shaw was deemed to be the beneficial holder of 284,241 shares. Based on the Schedule 13G/A, D.E. Shaw L.P. and David E. Shaw were deemed to have shared voting power over 308,053 shares and shared dispositive power over 308,653 shares. D.E. Shaw was deemed to have shared voting power over 284,241 shares and shared dispositive power over 284,241 shares. The address of D.E. Shaw L.P, D.E. Shaw and David E. Shaw is Two Manhattan West, 375 9th Ave., 52nd Floor, New York, NY, 10001.

(11)
Based on a Schedule 13G filed on October 8, 2024, Rothschild and Co Wealth Management UK Limited (“Rothschild Wealth Management”), an investment advisor, was deemed to be the beneficial owner of 290,327 shares of our common stock. Based on the Schedule 13G, Rothschild has sole voting power over 290,327 shares, shared voting power over 0 shares, sole dispositive power over 290,327 shares and shared dispositive power over 0 shares. The address of Rothschild Wealth Management is New Court, St Swithins Lane, London, EC4N 8AL.

Cable One, Inc. ▪ 2026 Proxy Statement | 75

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2025 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($/sh)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (#)(c)
Equity compensation plans approved by security holders	246,233	1,225.32	237,456
Equity compensation plans not approved by security holders	—	—	—
Total	246,233		237,456

(1)
Column (a) includes shares underlying outstanding RSUs (including vested RSUs whose settlement was deferred) and PSUs (at the maximum level of performance achievement). It includes no shares to be issued upon exercise of outstanding SARs, as all such instruments were “underwater” or “out-of-the-money” as of December 31, 2025. Because there is no exercise price associated with RSUs or PSUs, these awards are not included in the weighted-average exercise price calculation presented in column (b). SARs are exercisable for shares with a value equal to the increase in the fair market value of our common stock over the exercise price, if any. For the purposes of calculating the number of shares to be issued upon exercise of the SARs, we have used $112.85, the closing price of a share of our common stock on December 31, 2025, the last trading day of 2025. Please see Note 14 of the Notes to the Consolidated Financial Statements contained in our 2025 Form 10-K for additional information about our equity compensation plans, including the 2022 Plan and the 2015 Plan.

Cable One, Inc. ▪ 2026 Proxy Statement | 76

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are four non-employee members of the Board on the Audit Committee: Deborah J. Kissire, who serves as Chair of the Audit Committee, P. Robert Bartolo, Sherrese M. Smith and Wallace R. Weitz. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE and applicable SEC rules.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with GAAP and for the financial reporting process, including the Company’s system of internal control. The Company's independent registered accounting firm, PwC, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s role is one of oversight. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s independent registered accounting firm.

In performing its oversight function, the Audit Committee has:

■	reviewed and discussed the audited fiscal year 2025 financial statements with the Company’s management;

■	discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

■	received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC their independence.

The Audit Committee has also considered whether PwC’s provision of non-audit services to the Company is compatible with the independence of such firm and reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited fiscal year 2025 financial statements be included in the 2025 Form 10-K for filing with the SEC.

Deborah J. Kissire, Chair
P. Robert Bartolo
Sherrese M. Smith
Wallace R. Weitz

Cable One, Inc. ▪ 2026 Proxy Statement | 77

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or their designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.
 The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;

■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling their duties and responsibilities to the Company;

■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

■	whether the transaction is in the best interests of the Company and its stockholders;

■	whether the transaction is consistent with any conflict-of-interest policies set forth in our Code of Business Conduct and Ethics and other policies; and

■	whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director within the meaning of the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” within the meaning of Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the C&TM Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.
     The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;

■	limitations on the dollar amount of the transaction;

■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and

■	other conditions for the protection of the Company and to avoid conferring an improper benefit or creating the appearance of a conflict of interest.

Related Person Transactions

In accordance with our written policy for the review and approval of transactions involving related persons as described above, Ms. Weymouth, is a member of our Board, also serves on the board of directors of Graham Holdings Company (our former corporate parent). She may be required to recuse herself from deliberations relating to any existing or future arrangements between our Company and Graham Holdings Company.

Cable One, Inc. ▪ 2026 Proxy Statement | 78

DELINQUENT SECTION 16(a) FILINGS

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during the year ended December 31, 2025, our directors and executive officers, and 10% stockholders complied with all Section 16(a) filing requirements. In making such statement, we have relied upon examination of the copies of Forms 3, 4, and 5 provided to us and the written representations of our directors and executive officers.

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS
FOR THE 2027 ANNUAL MEETING OF STOCKHOLDERS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2027 Annual Meeting of Stockholders Pursuant to Exchange Act Rule 14a-8

If any stockholder wishes to submit a proposal to be considered for inclusion in our proxy materials for our 2027 Annual Meeting of Stockholders, such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to proxy proposals and our By-laws, and be received by December 8, 2026. Written notice containing the required information should be addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

Deadline for Procedures for Stockholder Nominations Pursuant to the Proxy Access Provisions of our Bylaws

Under the proxy access provisions set forth in Article II, Section 12 of our By-laws, any stockholder or group of stockholders wishing to include one or more director nominees in our proxy statement must follow the procedures and provide timely notice to the company along with the required information as set for in our By-laws. To be considered timely, such notice must be received not earlier than November 8, 2026 and not later than December 8, 2026.

Deadline and Procedures Under Our By-laws for Other Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2027 Annual Meeting of Stockholders

Under our By-laws, any stockholder of record wishing to appear at our 2027 Annual Meeting of Stockholders and submit a proposal or nominate a person for election to our Board other than pursuant to the proxy access procedures described above must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 not earlier than January 14, 2027 and not later than February 13, 2027. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice to us that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2027. Any such stockholder proposal or director nomination will not appear in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws.
Cable One, Inc. ▪ 2026 Proxy Statement | 79

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
 A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York, 11717, and include your name, the name of your broker or other nominee and your account number(s). If you reside at a shared address to which a single copy of the proxy materials was delivered and you wish to receive a separate copy of the proxy materials, we will deliver such copy promptly upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 or by calling (602) 364-6000.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board does not expect to bring any other matters before the Annual Meeting other than those described herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment on those matters.
Cable One, Inc. ▪ 2026 Proxy Statement | 80

ANNEX A

USE OF NON-GAAP FINANCIAL MEASURES

We use certain measures that are not defined by GAAP to evaluate various aspects of its business. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income (loss) or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income (loss) in the “Reconciliations of Non-GAAP Measures” tables below. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables below.

“Adjusted EBITDA” is defined as net income (loss) plus net interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation, severance and contract termination costs, acquisition-related costs, net (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, government program exit costs, net equity method investment (income) loss, asset impairments, executive search costs, legal settlement of alleged patent infringement, net other (income) expense and other special items, as applicable, as provided in the “Reconciliations of Non-GAAP Measures” tables below. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business as well as other non-cash or special items and is unaffected by our capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, net interest expense, income tax provision (benefit), changes in operating assets and liabilities, change in deferred income taxes and other special items, as applicable, as provided in the “Reconciliations of Non-GAAP Measures” tables below.

We use Adjusted EBITDA and Adjusted EBITDA less capital expenditures to assess the Company's performance, and we also use Adjusted EBITDA less capital expenditures as an indicator of the Company's ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under our credit agreement and the indenture governing our non-convertible senior unsecured notes to determine compliance with the covenants contained in our credit agreement and the ability to take certain actions under the indenture governing the non-convertible senior unsecured notes. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are also significant performance measures that have been used in our annual incentive compensation programs. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

We believe Adjusted EBITDA is useful (a) in the context of this Proxy Statement because it is used as the basis for our annual incentive compensation program and (b) to investors in evaluating the operating performance of the Company. We believe that Adjusted EBITDA less capital expenditures is useful to investors as it shows our performance while taking into account cash outflows for capital expenditures and is one of several indicators of our ability to service debt, make investments and/or return capital to our stockholders.

Adjusted EBITDA, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in our industry, although our measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

Cable One, Inc. ▪ 2026 Proxy Statement | A-1

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in thousands)	2025 ($)	2024 ($)
Net income (loss)	(356,459)	14,480
Plus: Interest expense, net	129,967	137,997
Income tax provision (benefit)	(87,861)	25,201
Depreciation and amortization	338,549	341,754
Equity-based compensation	42,578	31,714
Severance and contract termination costs	3,860	9,176
Acquisition-related costs	4,386	1,618
(Gain) loss on asset sales and disposals, net	10,980	13,134
System conversion costs	18,611	7,040
Rebranding costs	—	6,765
Government program exit costs	—	906
Equity method investment (income) loss, net	137,944	204,496
Asset impairments	586,017	—
Executive search costs	1,279	—
Legal settlement of alleged patent infringement	2,800	—
Other (income) expense, net	(30,947)	59,705
Adjusted EBITDA	801,704	853,986
Less: Capital expenditures	285,251	286,354
Adjusted EBITDA less capital expenditures	516,453	567,632

	Year Ended December 31,
(in thousands)	2025 ($)	2024 ($)
Net cash provided by operating activities	563,326	664,128
Capital expenditures	(285,251)	(286,354)
Interest expense, net	129,967	137,997
Amortization of debt discount and issuance costs	(8,996)	(8,923)
Income tax provision (benefit)	(87,861)	25,201
Changes in operating assets and liabilities	39,542	(22,387)
Gain on debt extinguishments	13,418	—
Change in deferred income taxes	134,096	40,417
Acquisition-related costs	4,386	1,618
Severance and contract termination costs	3,860	9,176
System conversion costs	18,611	7,040
Rebranding costs	—	6,765
Government program exist costs	—	906
Gain on MBI Amendment	—	71,486
Fair value adjustments	(52,355)	(139,143)
Executive search costs	1,279	—
Legal settlement of alleged patent infringement	2,800	—
(Gain) loss on sales of equity investments	70,578	—
Other (income) expense, net	(30,947)	59,705
Adjusted EBITDA less capital expenditures	516,453	567,632

Cable One, Inc. ▪ 2026 Proxy Statement | A-2

ANNEX B
CABLE ONE, INC. 2026 OMNIBUS INCENTIVE COMPENSATION PLAN
SECTION 1.Purpose; Impact on Prior Plans. This Cable One, Inc. 2026 Omnibus Incentive Compensation Plan (the “Plan”) is intended to promote the interests of the Company and its stockholders by providing Eligible Persons (as defined below) of the Company and its Affiliates (each, as defined below) with grants of equity compensation awards and other types of incentive compensation to align their compensation with the Company’s long-term growth, profitability and financial success. The Plan is intended to replace the Prior Plan (as defined below), which shall be automatically terminated, replaced and superseded by the Plan on the Effective Date (as defined below). Notwithstanding the foregoing, any awards granted under the Prior Plan shall remain in effect pursuant to their terms.
SECTION 2.Term of the Plan. The Plan was adopted by the Board (as defined below) on March 30, 2026 (the “Adoption Date”) and shall become effective as of the date it is approved by the Company’s stockholders (such date, the “Effective Date”). No Award, other than Incentive Stock Options (each, as defined below), shall be granted under the Plan after the 10th anniversary of the Effective Date (the “End Date”) and no Incentive Stock Option shall be granted under the Plan after the 10th anniversary of the Adoption Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement (as defined below), any Award granted hereunder prior to the End Date, shall remain in effect pursuant to its terms following the End Date.
SECTION 3.Definitions. As used herein, the following terms shall have the meanings set forth below:
“Adoption Date” shall have the meaning set forth in Section 2.
“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with the Company and (b) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.
“Applicable Exchange” means the New York Stock Exchange or any other national stock exchange or quotation system on which the Shares may be listed or quoted.
“Applicable Law” means legal requirements relating to the Plan under U.S. Federal and state corporate law, U.S. Federal and state securities law, the Code, the Applicable Exchange and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted.

“Award” means any award that is permitted under Section 6 and granted under the Plan.
“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award.
“Board” means the Board of Directors of the Company.
“Cash Incentive Award” means an Award granted pursuant to Section 6(f) that is settled in cash and the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of a Share.
“Cause,” with respect to any Participant, shall have the meaning ascribed to such term (or term of like import) in such Participant’s Individual Agreement or Award Agreement or, if such Participant is not a party to any Individual Agreement or Award Agreement or if such term (or term of like import) is not included in the Participant’s Individual Agreement or Award Agreement, shall mean such Participant’s: (a) fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property; (b) failure to substantially perform his or her duties to the Company; (c) conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (d) willful act, or failure to act, in bad faith to the material detriment of the Company; (e) material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that resulted in a material violation of Company policies and guidelines for which there was a significant negative impact on the Company’s financial or operating results, market capitalization, Share price or reputation; or (f) material breach of any term of the applicable Award Agreement or any applicable Individual Agreement; provided that, in cases where the Company, in its sole discretion, determines that a cure opportunity is appropriate, the Participant shall first be provided a 15-day cure period; provided further, that if, subsequent to the Participant’s termination of employment with the Company or one of its
Cable One, Inc. ▪ 2026 Proxy Statement | B-1

Affiliates for any reason other than for Cause, the Company determines in good faith that the Participant’s employment could have been terminated by the Company or applicable Affiliate for Cause, then, at the election of the Company, Participant’s employment will be deemed to have been terminated for Cause as of the date the events giving rise to Cause occurred.
“Change of Control” means the occurrence of any of the following events:

(a)during any period of 24 consecutive calendar months, individuals who were Non-Employee Directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Non-Employee Directors; provided, however, that any such individual becoming a Non-Employee Director subsequent to the first day of such period whose appointment, election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director; provided further, however, that no such individual shall be an Incumbent Director if such individual’s initial assumption of office occurs as a result of, or in connection with, (i) an actual or threatened proxy contest with respect to the election or removal of Non-Employee Directors, (ii) actual or threatened solicitation of proxies or consents by or on behalf of any Person or Persons (whether or not acting in concert) other than the Board or (iii) agreement with any Person or Persons (whether or not acting in concert) to avoid or settle any such contest or solicitation;
(b)the consummation of (i) a merger, consolidation, statutory share exchange or similar form of transaction involving (A) the Company or (B) any of its Subsidiaries, but in the case of this clause (B) only if Company Voting Securities (as defined below) are issued or issuable (each, a “Reorganization”) or (ii) the sale or other disposition of all or substantially all the assets of the Company to any Person or Persons (other than (A) any disposition to an Affiliate or (B) any dividend or distribution of assets (including the stock of any Affiliate) to the stockholders of the Company)) (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the beneficial owners of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
(c)the consummation of a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in subparagraph (b) above that does not otherwise constitute a Change of Control; or
(d)any Person (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (d), the following acquisitions shall not constitute a Change of Control: any acquisition (A) directly from the Company, (B) by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (C) pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (b) above.
Cable One, Inc. ▪ 2026 Proxy Statement | B-2

“Clawback Policy” means each of (i) the Clawback Policy of the Company adopted by the Board effective November 16, 2023, or any other recoupment or clawback policy adopted by the Company, as may be amended from time to time and (ii) the Company’s Incentive Recovery Policy (as applicable), as may be amended from time to time.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.
“Committee” means the Compensation and Talent Management Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.
“Company” means Cable One, Inc., a corporation organized under the laws of Delaware, together with any successor thereto.
“Disability” means, except as otherwise provided in the applicable Award Agreement, with respect to any Participant, such Participant’s absence from employment due to a physical or mental condition, illness or injury for a period of 180 consecutive business days.
“Effective Date” shall have the meaning set forth in Section 2.
“Eligible Person” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates who is an “employee” within the meaning of Form S-8 under the Exchange Act, as in effect from time to time, shall be eligible to be designated a Participant.

“End Date” shall have the meaning set forth in Section 2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.
“Exercise Price” means (a) in the case of any Option, the price specified in the applicable Award Agreement as the price per Share at which Shares may be purchased pursuant to such Option, or (b) in the case of any SAR, the price specified in the applicable Award Agreement as the reference price per Share used to calculate the amount payable to the Participant pursuant to such SAR.
“Fair Market Value” means, except as otherwise specified in the applicable Award Agreement or as otherwise determined by the Committee, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, the closing price of Shares as reported by the Applicable Exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Shares.
“Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6(b) of the Plan and is intended to qualify for special U.S. Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.
“Individual Agreement” means any employment agreement, offer letter or similar agreement entered into with the Company or one of its Subsidiaries by a Participant.
“Non-Employee Director” means any non-employee member of the Board, but solely in his or her capacity as such a member of the Board.
“Nonqualified Stock Option” means an option to purchase Shares from the Company that is not an Incentive Stock Option.
“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

Cable One, Inc. ▪ 2026 Proxy Statement | B-3

“Participant” means any Eligible Person who is selected by the Committee to receive an Award or who receives a Substitute Award pursuant to Section 5(e).

“Performance Criteria” means the criterion or criteria that the Committee may select for purposes of any Award and shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, which may include any of the following criteria: (a) share price; (b) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization) (“EBITDA”); (c) adjusted EBITDA; (d) earnings per share (including specified types or categories thereof); (e) cash flow (including specified types or categories thereof); (f) revenues (including specified types or categories thereof); (g) return measures (including specified types or categories thereof); (h) stockholder return measures (including specified types or categories thereof); (i) sales or product volume; (j) working capital; (k) gross or net profitability/profit margins (including profitability of an identifiable business unit or product); (l) earnings from continuing operations; (m) costs (including specified types or categories thereof) and cost-reduction goals; (n) budget comparisons; (o) implementation or completion of critical projects; (p) market share (in the aggregate or by segment); (q) the formation of joint ventures, research or development collaborations, or the completion of other transactions; (r) economic value; (s) enterprise value; (t) book, economic book or intrinsic book value (including book value per share); (u) improvements in capital structure; (v) customer satisfaction survey results; (w) operating income; (x) product unit and pricing targets; (y) combined ratio; (z) operating ratio; (aa) leverage ratio; (bb) credit rating; (cc) borrowing levels; (dd) objective measures of productivity or operating efficiency; (ee) expenses (including specified types or categories thereof); (ff) safety and accident rates; (gg) days sales outstanding; (hh) operating metrics relating to sales, installations or customer service or satisfaction; (ii) capital spending management, network upgrades or product or service deployments; (jj) capital expenditures as a percentage of revenue, capital expenditures as a percentage of EBITDA, capital expenditures as a percentage of adjusted EBITDA, or capital expenditures as a percentage of other financial performance metrics; and (kk) market share or penetration, subscriber or customer acquisition or retention, ratings or viewership. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis.
“Person” means a “person” or “group” within the meaning of Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act.

“Plan” shall have the meaning specified in Section 1.

“Prior Plan” means the Amended and Restated Cable One, Inc. 2022 Omnibus Incentive Compensation Plan.

“Restricted Share” means a Share that is granted under Section 6(d) of the Plan and is subject to certain transfer restrictions, forfeiture provisions and other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(e) of the Plan and represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property, or a combination thereof, subject to the terms of the applicable Award Agreement (including satisfaction of applicable vesting conditions).
“Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.
“SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan and represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property or a combination thereof, equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.
“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.
“Shares” means shares of common stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction, or (b) as may be determined by the Committee pursuant to Section 5(d).
“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
Cable One, Inc. ▪ 2026 Proxy Statement | B-4

“Substitute Awards” means, to the extent permitted under Applicable Law, Awards granted in assumption or conversion of, or in substitution or exchange for, outstanding awards previously granted by the Company or any of its Affiliates or by a company acquired by the Company or any Subsidiary or with which the Company or any of its Affiliates combines.
“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
SECTION 4.Administration.
(a)Composition of the Committee. The Plan shall be administered by the Committee, which shall be composed of one or more Non-Employee Directors, as determined by the Board.
(b)Authority of the Committee. Subject to the terms of the Plan and Applicable Law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have authority to administer the Plan, including the authority to (i) designate Participants; (ii) determine all terms and conditions of Awards (including Performance Criteria applicable thereto); (iii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan; (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (v) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.
(d)Indemnification. To the greatest extent permitted by Applicable Law, no member of the Board or the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person and the Company shall advance to such Covered Person any such expenses promptly upon written request (which request shall include an undertaking by the Covered Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Covered Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s organizational documents, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
(e)Delegation of Authority to Senior Officers. Subject to Applicable Law, the Committee may delegate to one or more officers of the Company the authority to make grants of Awards to current and prospective Eligible Persons (other than any executive officer who is or may be subject to Section 16 of the Exchange Act), and all necessary and appropriate decisions and determinations with respect thereto, subject to any conditions or requirements imposed by the Committee on the exercise of such delegated authority.
(f)Awards to Non-Employee Directors. The Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Non-Employee Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

Cable One, Inc. ▪ 2026 Proxy Statement | B-5

SECTION 5.Shares Subject to the Plan.
(a)Share Limits. (i) Subject to adjustment as provided in Section 5(d), the maximum aggregate number of Shares that may be issued pursuant to Awards shall be (A) 600,000 Shares less the number of Shares underlying any Awards granted under the Prior Plan after the Adoption Date and prior to the Effective Date, plus (B) the number of Shares subject to outstanding awards under the Prior Plan that expire or become unexercisable, or are forfeited, canceled or otherwise terminated, in each case, without delivery of Shares or cash therefor (the number of Shares under clauses (A) and (B), together, the “Plan Share Limit”).
(ii)    Subject to adjustment as provided in Section 5(d), the maximum number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 600,000 Shares (such amount, the “Plan ISO Limit”).
(iii)    Each Share that is subject to an Award shall reduce the Plan Share Limit (and, if applicable, the Plan ISO Limit) by one Share. Awards that are settled in cash shall not reduce the Plan Share Limit.
(b)Share Usage. If, after the Effective Date, (i) any Award is forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto or (ii) any Award is settled other than wholly by issuance of Shares (including cash settlement), then, in the case of each of clauses (i) and (ii), the number of Shares subject to such Award that were not issued with respect to such Award shall not be treated as issued for purposes of reducing the Plan Share Limit; provided, however, that Shares (A) surrendered or tendered to the Company in payment of the Exercise Price of an Option; (B) surrendered or tendered to the Company to satisfy any tax withholding obligation with respect to an Award; (C) subject to a SAR that are not issued in connection with its stock settlement on exercise thereof; and (D) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall, in the case of each of clauses (A), (B), (C) and (D), be deemed issued for purposes of, and shall reduce, the Plan Share Limit.
(c)Non-Employee Director Limit. No Non-Employee Director may be paid or granted, in any fiscal year, cash compensation and equity awards (including any Awards) with an aggregate grant-date fair value greater than (i) $1,000,000 for any Non-Employee Director who serves as Chairman; (ii) $750,000 for each other Non-Employee Director; (iii) $1,000,000 for each Non-Employee Director during the year of their initial appointment (clauses (i), (ii) and (iii) together, the “Annual Director Compensation Limit”). Any compensation that is deferred shall be counted toward the Annual Director Compensation Limit during the year in which it is first earned and not when paid or settled (if later). Any cash compensation paid or Awards (or other equity awards) granted to an individual for his or her services as an employee shall not be subject to the Annual Director Compensation Limit.
(d)Adjustments for Changes in Capitalization and Similar Events.
(i)    In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, or other “equity restructuring” (within the meaning of Accounting Standards Codification 718), the Committee shall equitably adjust, in the manner the Committee determines appropriate, any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including the Plan Share Limit, the Plan ISO Limit and the Annual Director Compensation Limit and (B) the terms of any outstanding Award so as to prevent the enlargement or diminishment of benefits provided thereunder, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to such Award or to which such Award relates, (2) the Exercise Price, if applicable, with respect to such Award and (3) the vesting terms (including Performance Criteria) applicable to such Award.
(ii)    Subject to Section 5(d)(i), in the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event (including any Change of Control), or other unusual, extraordinary or non-recurring event (including a change in Applicable Law or accounting standards) affects the Shares, the Company, its Affiliates or the Company’s financial statements, the Committee may equitably adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including the Plan Share Limit, the Plan ISO Limit and the Annual Director Compensation Limit, (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to such Award or to which such Award relates, (2) the Exercise Price, if applicable, with respect to such Award, (3) the vesting terms (including any Performance Criteria) applicable to such Award and (4) the other terms and conditions of such Award (including the identity of the “Company” and the definition of “Change of Control”), (C) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or
Cable One, Inc. ▪ 2026 Proxy Statement | B-6

SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR, (D) cancel and terminate any Option or SAR having an Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor or (E) in the case of an outstanding Option or SAR, establishing a date upon which such Award will expire unless exercised prior thereto.
(iii)    The adjustments provided for under this Section 5(d) shall be binding on all Participants without their consent or other further action thereby.
(e)Substitute Awards. Substitute Awards may be granted under the Plan; provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs set forth in Section 7(d). The number of Shares underlying any Substitute Award shall not reduce the Plan Share Limit; provided, however, that Substitute Awards issued or intended as Incentive Stock Options shall reduce the Plan ISO Limit.
(f)Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares reacquired by the Company in any manner.
SECTION 6.Awards.
(a)Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Cash Incentive Awards and (vi) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. The Committee shall determine all terms and conditions of each Award (including any Performance Criteria applicable thereto), which shall be set forth in the applicable Award Agreement. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.
(b)Options.
(i)     General. Each Option shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 421 and Section 422 of the Code and any regulations related thereto, as may be amended from time to time. If, for any reason, an Option is intended to be an Incentive Stock Option and such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(ii)    Exercise Price. The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per‑Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.
(iii)     Vesting and Exercise. Except as otherwise specified in the applicable Award Agreement, each Option may only be exercised to the extent that it has vested at the time of exercise. Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the applicable Award Agreement and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Option is exercised has been received by the Company.
(iv)     Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company and the Participant has paid to the Company (or the Company has withheld in accordance with Section 10(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, subject to the Committee’s approval, (A) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (B) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company, (C) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option or (D)
Cable One, Inc. ▪ 2026 Proxy Statement | B-7

through any other method (or combination of methods) approved by the Committee; provided that, the combined aggregate value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company, as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.
(v)    Expiration/Forfeiture. Except as otherwise specified in the applicable Award Agreement or required by Applicable Law, each Option shall expire immediately, without any payment, upon the earlier of (A) the 10th anniversary of the date the Option is granted and (B) three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may an Option be exercisable after the 10th anniversary of the date the Option is granted.
(c)SARs.
(i)    Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted).
(ii)    Rights on Exercise. Except as otherwise specified in the applicable Award Agreement, each SAR shall entitle the Participant to receive an amount in cash upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof.
(iii)    Expiration/Forfeiture. Except as otherwise specified in the applicable Award Agreement or required by Applicable Law, each SAR shall expire immediately, without any payment, upon the earlier of (A) the 10th anniversary of the date the SAR is granted and (B) three months after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may any SAR be exercisable after the 10th anniversary of the date the SAR is granted.
(d)Restricted Shares. Each Restricted Share shall be subject to the transfer restrictions and vesting and forfeiture provisions set forth in the applicable Award Agreement and may be evidenced in such a manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time that all applicable restrictions lapse.
(e)RSUs. Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, other securities, other Awards or other property, or a combination thereof, upon the vesting thereof or such other date (or upon such other event) specified in the applicable Award Agreement.
(f)Cash Incentive Awards.
(i)    Earning of Cash Incentive Awards. The Committee shall determine the applicable Performance Criteria and other payment conditions with respect to each Cash Incentive Award and may, in its discretion, reduce or increase the amount of any payment otherwise to be made in connection with Cash Incentive Awards.
(g)Other Stock-Based Awards. The Committee shall have the authority to grant to Participants other equity-based or equity-related Awards (whether payable in cash, equity or otherwise), including fully vested Shares, in such amounts and subject to such terms and conditions as the Committee shall determine.
SECTION 7.    General Award Terms.
(a)     Minimum Vesting. Notwithstanding anything in this Plan to the contrary, awards granted under the Plan (other than Cash Incentive Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, however, that the Committee may grant Awards in respect of up to a maximum of 5% of the Plan Share Limit that shall not be subject to the foregoing minimum vesting requirement. The foregoing minimum vesting requirement shall not apply to (i) Awards granted to Non-Employee Directors that vest on the earlier of (x) the one-year anniversary of the applicable grant date and (y) the next annual meeting of the Company’s stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting of the Company’s stockholders, (ii) Awards that vest or become exercisable in connection with a Change of Control or (iii) Substitute Awards.
Cable One, Inc. ▪ 2026 Proxy Statement | B-8

(b)     Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, the Committee may provide in the applicable Award Agreement, other than for an Option or SAR or Cash Incentive Award, for the payment of dividends or dividend equivalents to the Participant, payable in cash, Shares or a combination thereof, on a deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion. The Committee may provide that the dividend equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested or accumulated and credited to a bookkeeping account. Notwithstanding the foregoing, any dividends (including payable in connection with Restricted Shares) or dividend equivalents (payable in connection with Awards other than Options or SARs) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be payable unless and until the underlying Award is vested or earned.
(c)    Recoupment of Awards. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be canceled, reduced or forfeited if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, (i) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (ii) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (iii) to the extent applicable to the Participant, otherwise violates the Clawback Policy or any other policy adopted by the Company or any of its Affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Affiliates as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of Applicable Law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. Subject to Applicable Law, the Committee may also provide in an Award Agreement that (A) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (B) a Participant must repay the gain to the Company realized under a previously paid Award that vests based on the attainment of Performance Criteria or any other Award that vested or was earned with respect to performance objectives if a financial restatement reduces the amount that would have been earned under such Award.
(d)     Repricing. Notwithstanding anything herein to the contrary, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be canceled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Award, award under any other equity compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 5(d) shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.
SECTION 8.    Amendment and Termination.
(a)Amendments to the Plan. Subject to Applicable Law, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase either the Plan Share Limit, the Plan ISO Limit or the Annual Director Compensation Limit (except for any increase pursuant to Section 5(d)), (ii) expand the class of employees or other individuals eligible to participate in the Plan, (iii) extend the End Date or (iv) result in the amendment, cancellation or action described in Section 7(d) being permitted without approval of the Company’s stockholders. No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall previously have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement or made to comply with Applicable Law.
(b)Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award previously granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, for such actions taken to comply with Applicable Law or as otherwise provided in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary.

Cable One, Inc. ▪ 2026 Proxy Statement | B-9

SECTION 9.     Change of Control.
(a)     In the event of a Change of Control, if the successor company assumes or substitutes an outstanding Award (or in which the Company is the ultimate parent corporation and continues the Award), then such Award shall be continued in accordance with its applicable terms and vesting shall not be accelerated as described in Section 9(b).
(b)     Unless provision is made in connection with such Change of Control for (i) assumption or continuation of Awards previously granted or (ii) substitution of Awards with new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (A) any outstanding Options or SARs then-held by any Participant that is unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, (B) all Cash Incentive Awards and Awards subject to unsatisfied Performance Criteria shall automatically vest (with Performance Criteria deemed achieved at target level) and (C) all other outstanding Awards (i.e., other than Options, SARs, Cash Incentive Awards and Awards subject to unsatisfied Performance Criteria) then-held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse, in the case of each of clauses (A), (B) and (C), as of immediately prior to such Change of Control, and such Award shall be paid or settled as soon as practicable following such Change of Control (but in no event later than 60 days following such vesting). Notwithstanding any provision of this Section 9, unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, such Award (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall vest and cease to be forfeitable but shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change of Control. The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred and the date of the occurrence of such Change of Control and any incidental matters relating thereto.
SECTION 10.    General Provisions.
(a)Non-transferability. Unless otherwise required by Applicable Law, during the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and applicable Award Agreements shall be binding upon any permitted successors and assigns.
(b)No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.
(c)Share Certificates. All certificates or book-entry credits for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.
(d)Withholding.
(i)    Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, payment due or transfer made
Cable One, Inc. ▪ 2026 Proxy Statement | B-10

under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes (at up to the maximum tax withholding rate for the Participant (or permitted transferee)) in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes, except to the extent such withholding would result in penalties under Section 409A of the Code.
(ii)    Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of Section 10(d)(i), subject to the Committee’s approval, a Participant may satisfy, in whole or in part, the foregoing withholding liability (A) by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) or by delivery of irrevocable instructions to a broker to sell Shares and promptly deliver to the Company the proceeds from the sale of Shares, in each case, with the amount realized equal to the amount required to cover such withholding liability, (B) by having the Company withhold from the number of Shares otherwise issuable pursuant to the Award a number of Shares having a Fair Market Value equal to such withholding, (C) by the Participant tendering to the Company an amount in cash (by check or wire transfer) equal to such withholding liability or (D) by any other method determined by the Committee that is permissible under Applicable Law; provided that, in the event Shares are so withheld in connection with the vesting of an Award of Restricted Shares, such withheld Shares shall be immediately cancelled by the Company and shall not constitute treasury Shares.
(e)Section 409A.
(i)    It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.
(ii)    No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.
(iii)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good-faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code), the payment of which is required to be delayed pursuant to the six‑month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant. For purposes of Section 409A of the Code, any right to a series of installment payments under any Award shall be treated as a right to a series of separate payments. In the event that an amount payable in respect of an Award constitutes deferred compensation (within the meaning of Section 409A), including due to any requirement to provide a release of claims and the period in which such amount must be paid spans two calendar years, then payment of such amount shall be made in the second calendar year.
(iv)    Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.
(f)Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.
(g)No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements that may, but need not, provide for the grant of
Cable One, Inc. ▪ 2026 Proxy Statement | B-11

options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.
(h)No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
(i)No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with the grant of Restricted Shares, except as provided otherwise in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 5(d) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.
(j)Governing Law.
(i)    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict-of-laws provisions thereof.
(k)Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to such law or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(l)Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any Applicable Law or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.
(m)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.
(n)Fractional Shares. In the case of any fractional Share resulting from the grant, vesting, payment, adjustment, issuance of replacement awards, crediting of dividends or dividend equivalents or any similar event under or with respect to an Award, the Committee shall have the discretionary authority, whether pursuant to the applicable Award Agreement or otherwise, to (i) allow such fractional Share to remain outstanding, (ii) round such fractional Share up or down to the nearest whole Share, (iii) convert such fractional Share into a right to receive a cash payment or (iv) cause such fractional Share to be delivered to the Participant, in each case, in a manner that complies with Section 409A.
(o)Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within 10 days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.
Cable One, Inc. ▪ 2026 Proxy Statement | B-12

(p)Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within 10 days of such disposition.
(q)Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant that is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.
(r)Data Protection. Subject to Applicable Law and in accordance with Company policy (and notices thereunder) in effect from time to time with respect to personal data (as applicable to the Participant), by participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature that is necessary for the purposes of administering the Plan. The Company may share such information with any of its Subsidiaries or Affiliates, any trustee, its registrars, brokers, other third-party administrator or any Person who obtains control of the Company or any of its Subsidiaries or Affiliates.
(s)Right of Offset. Subject to Section 9(e) and except as otherwise required by Applicable Law or as set forth in any applicable Award Agreement or Individual Agreement, the Company or its Subsidiaries and Affiliates shall have the right to offset, against the obligation to pay amounts or issue Shares to any Participant under the Plan, any outstanding amounts (including travel and entertainment expense, advance account balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company or its Subsidiaries and Affiliates pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Company or its Subsidiaries and Affiliates and any amounts the Committee otherwise deems appropriate.
(t)Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to,” and the word “or” shall not be deemed to be exclusive.

Cable One, Inc. ▪ 2026 Proxy Statement | B-13

Cable One®

CABLE ONE, INC.
210 EAST EARLL DRIVE
PHOENIX, AZ 85012

SCAN TO VIEW MATERIALS & VOTE

THERE ARE MULTIPLE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 14, 2026**. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CABO2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 14, 2026**. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85403-P46477 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CABLE ONE, INC.

The Board of Directors recommends you vote FOR all Nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. P. Robert Bartolo	☐	☐	☐
1b. Brad D. Brian	☐	☐	☐
1c. James A. Holanda	☐	☐	☐
1d. Deborah J. Kissire	☐	☐	☐
1e. Mary E. Meduski	☐	☐	☐
1f. Sherrese M. Smith	☐	☐	☐
1g. Wallace R. Weitz	☐	☐	☐
1h. Katharine B. Weymouth	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Cable One®

ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 14, 2026
8:00 a.m. Arizona Time (PDT)

You may vote over the Internet, by telephone, or by mail.
Please read the card carefully for instructions.

V85404-P46477

CABLE ONE, INC.
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 14, 2026

The undersigned stockholder of CABLE ONE, INC., a Delaware corporation (the "Company"), hereby appoints James A. Holanda and Todd M. Koetje, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held on Thursday, May 14, 2026, at 8:00 a.m., Arizona Time (PDT), or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEE DIRECTORS; AND FOR PROPOSALS 2, 3 AND 4.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal; **however, if no instruction is given on the reverse side, this proxy will be voted in accordance with the Board of Directors' recommendations;** and (ii) to vote, in their discretion, with respect to such other matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side